SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934 (Amendment No.     )

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COLUMBIA BANKING SYSTEM, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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COLUMBIA BANKING SYSTEM, INC.
1301 “A” Street
Tacoma, Washington 98402

April 13, 2018

Dear Shareholder:

We are pleased to invite you to Columbia Banking System’s Annual Meeting of Shareholders. The meeting will be at 1:00 p.m. on Wednesday, May 23, 2018 at the Greater Tacoma Convention and Trade Center, 1500 Broadway, Tacoma, Washington 98402.

At the meeting, you and the other shareholders will be asked to consider and vote on proposals with respect to (i) the election of fourteen nominees for director to serve on our Board of Directors; (ii) the approval of a new equity plan, (iii) the approval, on an advisory basis (non-binding), of the compensation of our named executive officers; and (iv) the approval, on an advisory basis (non-binding), of the appointment of our independent registered public accounting firm for the 2018 fiscal year.

You also will have the opportunity to hear our management discuss the developments in our business and our industry in the past year and to ask questions. You will find additional information concerning Columbia Banking System and its operations, including its audited financial statements, in the Annual Report for the year ended December 31, 2017, which is available on our website at www.columbiabank.com.

We hope that you can join us on May 23rd. Whether or not you plan to attend, please take the time to vote via the Internet or telephone or by completing and mailing the proxy card (if you received one) as soon as possible. Your opinion and your vote are important to us. Voting by proxy will not prevent you from voting in person if you attend the meeting, but it will ensure that your vote is counted if you are unable to attend.

William T. Weyerhaeuser	Hadley S. Robbins
Chairman	President & Chief Executive Officer

COLUMBIA BANKING SYSTEM, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS TO BE HELD MAY 23, 2018

TIME	1:00 p.m. on Wednesday, May 23, 2018

PLACE	Greater Tacoma Convention and Trade Center, 1500 Broadway, Tacoma, Washington 98402

ITEMS OF BUSINESS	The purposes of the meeting are as follows:

(1)  To elect the fourteen nominees for director named in the attached proxy statement to serve on the Board of Directors until the 2019 Annual Meeting of Shareholders or until their successors have been elected and have qualified.

(2) To approve the 2018 Equity Incentive Plan.

(3) To approve, on an advisory basis (non-binding), the compensation of the Company’s named executive officers.

(4)  To approve, on an advisory basis (non-binding), the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2018.

(5) To transact such other business as may properly come before the meeting or any adjournment thereof.

RECORD DATE	You are entitled to vote at the annual meeting and at any adjournments or postponements thereof if you were a shareholder at the close of business on March 26, 2018.

VOTING BY PROXY
Please vote via the Internet or telephone or submit your proxy card (if you received one), as soon as possible so that your shares can be voted at the annual meeting in accordance with your instructions. For specific instructions on voting, please refer to the instructions in the proxy statement and on the Notice of Internet Availability of Proxy Materials you received in the mail or, if you received a hard copy of the proxy materials, on the enclosed proxy card.

By Order of the Board

Kumi Y. Baruffi
Corporate Secretary

The proxy statement was first made available or mailed to shareholders on April 13, 2018.

i

ii

COLUMBIA BANKING SYSTEM, INC.
1301 “A” Street
Tacoma, Washington 98402-4200
(253) 305-1900

PROXY STATEMENT

Important Notice Regarding the Availability of Proxy Materials for the 2018 Shareholder Meeting:

This proxy statement, the Notice of Internet Availability of Proxy Materials (the “Notice”) and our annual report to shareholders for the year ended December 31, 2017 (the “2017 Annual Report”) are available at www.columbiabank.com.

The Columbia Board of Directors (the “Board”) is soliciting proxies for this year’s Annual Meeting of Shareholders (the “Annual Meeting”). This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. Please read it carefully.

INFORMATION ABOUT THE ANNUAL MEETING

The meeting will be at 1:00 p.m. on Wednesday, May 23, 2018 at the Greater Tacoma Convention and Trade Center, 1500 Broadway, Tacoma, Washington 98402

The Board set March 26, 2018 as the record date for the meeting (the “Record Date”). Shareholders who owned Columbia common stock at the close of business on that date are entitled to vote at the Annual Meeting, with each share entitled to one vote for each matter to be voted on at the meeting. There were 73,206,039 shares of Columbia common stock outstanding on the Record Date.

In this proxy statement, the terms the “Company,” “Columbia,” “we,” “us” or “our” refer to Columbia Banking System, Inc.

Under the rules of the Securities and Exchange Commission (the “SEC”), we are furnishing proxy materials to our shareholders on the Internet, rather than mailing paper copies of the materials (including the 2017 Annual Report) to each shareholder. As a result, unless you previously elected to receive paper copies or request them this year, you will not receive paper copies of these proxy materials. We are sending to our shareholders (other than those that previously elected to receive paper copies) a copy of the Notice, which will instruct you as to how you may access and review the proxy materials over the Internet. The Notice will also instruct you as to how you may access your proxy card to vote your shares by telephone or over the Internet. If you would like to receive a paper copy of our proxy materials, free of charge, please follow the instructions included in the Notice.

The Notice was mailed to shareholders on April 13, 2018.

COMPANY PHILOSOPHY

Our goal is to be a leading Northwest regional community bank, with a significant presence in selected markets, and to consistently increase earnings per share and shareholder value. Management believes that there continues to be opportunity for organic growth based upon branch footprint and the organization’s commitment to delivering exceptional customer satisfaction and quality products, and growth through selective acquisitions. Our business strategy is to provide our customers with the financial sophistication and breadth of products of a regional banking company while retaining the appeal and service level of a community bank. We continually evaluate our existing business processes while focusing on maintaining asset quality and balanced loan and deposit portfolios, building our strong core deposit base, expanding total revenue and controlling expenses in an effort to increase our return on average equity and gain operational efficiencies. We believe that, as a result of our strong commitment to highly personalized, relationship-oriented customer service, our varied products, our strategic branch locations and the long-standing community presence of our managers, banking officers and branch personnel, we are well positioned to attract and retain new customers and to increase our market share of loans, deposits, and other financial services in the communities we serve. We are committed to increasing market share in the communities we serve by continuing to leverage our existing branch network and considering business combinations that are consistent with our expansion strategy. We believe that achievement of these goals will create long-term value for our shareholders, consistent with protecting the interests of depositors.

GENERAL INFORMATION

Why did I receive a Notice of Internet Availability of Proxy Materials instead of paper copies of the proxy materials?

In accordance with rules and regulations adopted by the SEC, instead of mailing a printed copy of our proxy materials to all shareholders entitled to vote at the Annual Meeting, we are furnishing the proxy materials to our shareholders over the Internet. If you received the Notice by mail, you will not receive a printed copy of the proxy materials. Instead, the Notice will instruct you as to how you may access and review the proxy materials and submit your vote via the Internet. If you received the Notice by mail and would like to receive a printed copy of the proxy materials, please follow the instructions included in the Notice for requesting such materials.

We mailed the Notice on April 13, 2018 to all shareholders entitled to vote at the Annual Meeting. As of the date of mailing of the Notice, all shareholders and beneficial owners have the ability to access all of our proxy materials on a website referred to in the Notice. These proxy materials are available free of charge.

What is being voted on at the Annual Meeting?

At the Annual Meeting you will be asked to vote on:

•	the election of fourteen nominees to serve on the Board until the 2019 Annual Meeting of Shareholders or until their successors have been elected and have qualified;

•	the approval of the 2018 Equity Incentive Plan, which we refer to as the “2018 Plan”

•	the approval, on an advisory basis (non-binding), of the compensation of Columbia’s named executive officers; and

•
the approval, on an advisory basis (non-binding), of the appointment of Deloitte & Touche LLP (“Deloitte”) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2018.

Who is entitled to vote?

Only shareholders who owned Columbia common stock, either directly or beneficially, as of the close of business on the Record Date are entitled to receive notice of the Annual Meeting and to vote the shares that they held on that date at the Annual Meeting, or any postponement or adjournment of the Annual Meeting.

How do I vote?

At the Meeting. Shares held in your name as the shareholder of record may be voted by you in person at the Annual Meeting. Shares held beneficially in “street name” may be voted by you in person at the Annual Meeting only if you obtain a legal proxy from the broker or other agent that holds your shares, giving you the right to vote the shares, and you bring the legal proxy to the Annual Meeting.

By Mail. Shareholders who ask for and receive a paper proxy card may vote by mail and should complete, sign and date their proxy card and mail it in the pre-addressed envelope that will accompany the delivery of the paper proxy card. Proxy cards submitted by mail must be received by the time of the meeting in order for your shares to be voted.

By Internet. For shares registered in your name, you may go to http://www.proxyvote.com to transmit a proxy to vote your shares by means of the Internet. You will be required to provide our number and the control number, both of which are contained on the Notice or the proxy card, as applicable. You will then be asked to complete an electronic proxy card. The votes represented by such proxy will be generated on the computer screen, and you will be prompted to submit or revise them as desired. We must receive votes submitted via the Internet by 11:59 p.m. ET on May 22, 2018.

By Telephone. You may grant a proxy to vote your shares by telephone. The telephone voting procedures are designed to authenticate your identity, to allow you to grant a proxy to vote your shares, and to confirm that your instructions have been recorded properly. To vote by telephone, call 1-800-690-6903 by 11:59 p.m. ET on May 22, 2018. Please see the instructions on the Notice or the proxy card, as applicable.

For shares registered in the name of a broker or bank. Most beneficial owners, whose stock is held in “street name,” receive instructions for granting proxies from their banks, brokers or other agents, rather than a proxy card. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name,” and as the beneficial owner, you have the right to direct your broker on how to vote.

A number of brokers and banks are participating in a program provided through Broadridge Financial Solutions Inc. that offers the means to grant proxies to vote shares over the telephone and Internet. If your shares are held in an account with a broker or bank participating in the Broadridge program, you may grant a proxy to vote those shares by calling the telephone number or visiting the website shown on the instruction form received from your broker or bank.

Can I revoke my proxy and/or change my vote?

Yes. You may revoke your proxy and change your vote at any time before the proxy is exercised by filing with Columbia’s Secretary a notice of revocation, voting again by Internet or telephone (only your last Internet or telephone proxy submitted prior to the meeting will be counted), signing and returning a new proxy card with a later date, obtaining a legal proxy from the broker or other agent that holds your shares, or attending the Annual Meeting and voting in person. The powers of the proxy holders will be suspended if you attend the Annual Meeting in person and so request, although attendance at the meeting will not by itself revoke a previously granted proxy.

What are the Board’s recommendations?

The Board recommends a vote (i) FOR the election of the director nominees listed in this proxy statement, (i) FOR the approval of the 2018 Plan, (iii) FOR the approval, on an advisory basis (non-binding), of the compensation of Columbia’s named executive officers, and (iv) FOR the approval, on an advisory basis (non-binding), of Deloitte as the independent registered public accounting firm for the fiscal year 2018.

If you indicate when voting by Internet or by telephone that you wish to vote as recommended by the Board, or if you sign and return a proxy card without specific instructions as to how to vote, William T. Weyerhaeuser and Hadley S. Robbins, as the persons named as proxy holders on the proxy card, will vote as recommended by the Board of Directors. If any other matters are considered at the meeting, Mr. Weyerhaeuser and Mr. Robbins will vote as recommended by the Board. If the Board does not give a recommendation, Mr. Weyerhaeuser and Mr. Robbins will have discretion to vote as they think best.

Will my shares be voted if I do not vote by using the Internet, by telephone or by signing and returning my proxy card?

If your shares are registered in your name and you do not vote by using the Internet, by telephone or by returning a signed proxy card or do not vote in person at the Annual Meeting, your shares will not be voted.

If your shares are held in “street name” and you do not submit voting instructions to your broker, your broker may vote your shares at this meeting on the advisory (non-binding) approval of the appointment of the independent registered public accounting firm only. If no instructions are given with respect to the election of directors, the approval, on an advisory basis (non-binding), of the compensation of Columbia’s named executive officers or the selection on an advisory (non-binding) basis of the frequency for holding future advisory shareholder votes to approve executive compensation, your broker cannot vote your shares on these proposals.

How many votes are needed to hold the Annual Meeting?

A majority of Columbia’s outstanding shares as of the Record Date (a quorum) must be present at the Annual Meeting in order to hold the meeting and conduct business. Shares are counted as present at the meeting if a shareholder is present and votes in person at the meeting or has properly submitted a proxy card. As of the Record Date for the Annual Meeting, 73,206,039 shares of Columbia common stock were outstanding and eligible to vote. Both abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum. Broker non-votes, however, are not counted as shares present and entitled to be voted with respect to a matter on which the broker has expressly not voted. Generally, broker non-votes occur when shares held by a broker for a beneficial owner are not voted with respect to a particular proposal because (i) the broker has not received voting instructions from the beneficial owner and (ii) the broker lacks discretionary voting power to vote such shares.

What vote is required to elect directors?

In an uncontested election, a nominee for election to a position on the Board will be elected as a director if the votes cast For the nominee exceed the votes cast Against the nominee (known as majority voting). The term of any director who does not receive a majority of votes cast in an election held under that standard terminates on the earliest to occur of: (i) 90 days after the date election results are certified; (ii) the date the director resigns; and (iii) the date the Board fills the position. Our Bylaws provide that an election is considered “contested,” and will be held under a plurality standard, if there are shareholder nominees for director pursuant to the advance notice provision in Section 1.17 of our Bylaws who are not withdrawn by the advance notice deadline set forth in that section. You may vote For, Against, or Abstain from voting for the listed nominees. The following will not be votes cast and will have no effect on the election of any director nominee: (i) a share whose ballot is marked as abstain; (ii) a share otherwise present at the meeting but for which there is an abstention; and (iii) a share otherwise present at the meeting as to which a shareholder gives no authority or direction. Shareholders may not cumulate their votes in the election of directors.

What vote is required to approve the 2018 Plan?

To approve the 2018 Plan, we must receive the affirmative vote For the proposal by holders of a majority of the shares present in person or by proxy and voting on the proposal. You may vote For, Against or Abstain from approving the proposal. Abstentions and broker non-votes will have no effect on the outcome of the proposal.

What vote is required to approve the advisory (non-binding) resolution on the compensation of Columbia’s executive officers?

The affirmative vote For by a majority of those shares present in person or by proxy and voting on this matter is required on the advisory (non-binding) resolution on the compensation of Columbia’s named executive officers. You may vote For, Against or Abstain from approving the advisory (non-binding) resolution to approve named executive officer compensation. Abstentions and broker non-votes will have no effect on the outcome of the proposal.

What vote is required to approve the advisory (non-binding) proposal on the appointment of the independent registered public accountants?

The proposal to approve, on an advisory basis (non-binding), the appointment of Deloitte as Columbia’s independent registered public accounting firm will be adopted if a majority of the votes present in person or by proxy and voting on this matter are cast For the proposal. You may vote For, Against or Abstain from approving the proposal. Abstentions and broker non-votes will have no effect on the outcome of the proposal.

Can I vote on other matters?

We have not received timely notice of any shareholder proposals to be considered at the Annual Meeting, and the Board does not know of any other matters to be brought before the Annual Meeting.

Who is soliciting my proxy and who is paying the cost of solicitation?

The Board is soliciting proxies for use at the 2018 Annual Meeting. Certain directors, officers and employees of Columbia and its banking subsidiary, Columbia State Bank, or its trust company subsidiary, Columbia Trust Company, may solicit proxies by mail, telephone, facsimile, or in person.

We will pay for the costs of solicitation. We do not expect to pay any compensation for the solicitation of proxies, except to brokers, nominees and similar record holders for reasonable expenses in mailing proxy materials to beneficial owners of our common stock. However, management may, if it determines it necessary to obtain the requisite shareholder vote, retain the services of a proxy solicitation firm.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the Annual Meeting. We will publish final results in a Current Report on Form 8-K to be filed with the SEC within four business days after the Annual Meeting. After the   Form 8-K is filed, you may obtain a copy by visiting our website at www.columbiabank.com, the SEC’s website at www.sec.gov, or by writing to: Columbia Banking System, Inc., Attention: Corporate Secretary, 1301 “A” Street, Tacoma, Washington, 98402-4200.

When are proposals and director nominations for the 2019 Annual Meeting due?

Proposals by shareholders to transact business at Columbia’s 2019 Annual Meeting must be delivered to Columbia’s Secretary no later than January 25, 2019 in order to be considered for inclusion in our proxy statement and proxy card and should contain such information as is required under our Bylaws. Such proposals will also need to comply with the SEC’s regulations regarding the inclusion of shareholder proposals in Columbia-sponsored proxy materials. In order for a shareholder proposal to be raised from the floor during next year’s annual meeting, or for a shareholder to nominate a person or persons for a director, written notice must be received by us no earlier than the 150th day and no later than the 120th day prior to the first anniversary of the 2018 Annual Meeting (meaning no earlier than December 26, 2018, and no later than January 25, 2019), and should contain such information as required under our Bylaws. However, if the date of the 2019 Annual Meeting is more than 30 days before or more than 60 days after the anniversary of the 2018 Annual Meeting, notice must be delivered no earlier than the 150th day and no later than the 120th day prior to the date of the 2019 Annual Meeting or, if the first public announcement of the 2019 Annual Meeting date is less than 100 days before the meeting date, notice must be delivered no later than the 10th day following the date of the Company’s first public announcement of the 2019 Annual Meeting date.

To be in proper form, a shareholder’s notice must include the specified information concerning the proposal or director nominee as described in our Bylaws. The Company will not consider any proposal or nomination that is not timely or otherwise does not meet the Bylaw and SEC requirements for submitting a proposal or nomination.

Notice of intention to present proposals at the 2019 Annual Meeting, or to obtain a copy of the detailed procedures regarding notice requirements for proposals or director nominations, should be directed to Columbia’s Corporate Secretary, 1301 “A” Street, Tacoma, Washington 98402.

STOCK OWNERSHIP

Beneficial Owners of More Than Five Percent

As of March 15, 2018 (except as otherwise noted), the shareholders identified in the table below beneficially owned more than 5% of the outstanding Columbia shares. To the Company's knowledge, based on the public filings which beneficial owners of more than 5% of the outstanding shares of Columbia common shares are required to make with the SEC, there are no other beneficial owners of more than 5% of the outstanding Columbia common shares as of March 15, 2018, other than those set forth below. The percentage ownership data is based on 73,258,428 Columbia common shares outstanding as of March 15, 2018.

Name and Address	Number of Shares (1)	Percentage

Blackrock, Inc. (2) 55 East 52nd Street New York, NY 10055	9,307,225	12.70%

The Vanguard Group, Inc. (3) 100 Vanguard Blvd. Malvern, PA 19355	6,933,336	9.46%

T Rowe Price (4) 100 East Pratt St. Baltimore, MD 21202	3,936,306	5.37%

(1)
Pursuant to rules promulgated by the SEC, a person or entity is considered to beneficially own shares of common stock if the person or entity has or shares (i) voting power, meaning the power to vote or direct the voting of the shares, or (ii) investment power, meaning the power to dispose of or direct the disposition of the shares.

(2)
An amended Schedule 13G filed with the SEC on January 23, 2018 indicates that BlackRock, Inc. had sole voting power over 9,149,166 shares and sole dispositive power over 9,307,225 shares. Various persons had the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of the Columbia common shares. No one person’s interest in the Columbia common shares was more than five percent of the total outstanding Columbia common shares.

(3)
An amended Schedule 13G filed with the SEC on February 9, 2018 indicates that The Vanguard Group, Inc. had sole voting power over 85,947 shares, shared voting power over 8,238 shares, sole dispositive power over 6,845,530 shares and shared dispositive power over 87,806 shares.

(4)	A Schedule 13G filed with the SEC on February 14, 2018 indicates that T. Rowe Price Associates, Inc. had sole voting power over 948,399 shares and sole dispositive power over 3,936,306 shares.

Beneficial Ownership of Directors and Executive Officers

The following table shows, as of March 15, 2018, the amount of Columbia common stock directly owned (unless otherwise indicated) by (a) each director and director nominee; (b) the executive officers named in the Summary Compensation Table below; and (c) all of our directors and executive officers (including those not named in the Summary Compensation Table) as a group. Except as otherwise noted, we believe that the beneficial owners of the shares listed below, based on information furnished by such owners, have or share with a spouse voting and/or investment power with respect to the shares. Beneficial ownership is determined under the rules of the SEC.

Name	Position	Number	Percentage

William T. Weyerhaeuser	Chairman of the Board	251,746(1)	*
Hadley S. Robbins	Director, President, and Chief Executive Officer	50,843(2)	*
Kumi Y. Baruffi	Executive Vice President, General Counsel	18,648(3)	*
David A. Dietzler	Director	10,612(4)	*
Craig D. Eerkes	Director	8,631(4)	*
Ford Elsaesser	Director	39,096(4)	*
Mark A. Finkelstein	Director	6,000(4)	*
John P. Folsom	Director	46,638(5)	*
Eric Forrest	Director	5,772(6)	*
Thomas M. Hulbert	Director	46,015(4)	*
Michelle M. Lantow	Director	13,500(4)	*
David C. Lawson	Executive Vice President, Chief Human Resources Officer	21,564(7)	*
Randal Lund	Director	1,833(8)	*
Andrew L. McDonald	Executive Vice President, Chief Credit Officer	45,752(9)	*
S. Mae Fujita Numata	Director	12,825(10)	*
Elizabeth W. Seaton	Director	8,000(4)	*
Clint E. Stein	Executive Vice President, Chief Operating Officer, Chief Financial Officer	33,810(11)	*
Janine Terrano	Director	834(12)	*
Melanie J. Dressel	Former Director, President and Chief Executive Officer	141,956(13)	*
Directors and executive officers as a group (20)		775,025	1.06%

*	Represents less than 1% of outstanding common stock.

(1)
Includes 2,000 unvested time-based restricted shares for which Mr. Weyerhaeuser has voting but not investment power, and 223,249 shares that are held indirectly by WBW Trust Number One, for which Mr. Weyerhaeuser is the trustee with sole voting and investment power.

(2)
Includes 1,165 shares issuable upon the exercise of currently exercisable stock options, 3,679 vested performance shares, which were calculated and approved by the Personnel and Compensation Committee of the Columbia board of directors in February 2018, 23,095 unvested time-based restricted shares and 16,170 unvested performance-based restricted shares, the maximum amount of performance-based shares that Mr. Robbins is eligible to receive, which are subject to final calculation and approval by the Personnel and Compensation Committee of the Columbia board of directors. Mr. Robbins has voting but not investment power for his unvested restricted shares.

(3)
Includes 2,276 vested performance shares, which were calculated and approved by the Personnel and Compensation Committee of the Columbia board of directors in February 2018, 7,899 unvested time-based restricted shares, and 5,640 unvested performance-based restricted shares, the maximum amount of performance-based shares that Ms. Baruffi is eligible to receive, which are subject to final calculation and approval by the Personnel and Compensation Committee of the Columbia board of directors. Ms. Baruffi has voting but not investment power for her unvested restricted shares

(4)	Includes 2,000 unvested time-based restricted shares for which the director has voting but not investment power.
(5)
Includes 2,000 unvested time-based restricted shares for which Mr. Folsom has voting but not investment power, 10,600 shares held indirectly in Mr. Folsom’s IRA, 950 shares held in Mrs. Folsom’s IRA and 23,088 shares held in a joint account with his wife.

(6)	Includes 1,333 unvested time-based restricted shares for which Mr. Forrest has voting but not investment power and 933 shares held in a joint account with his wife.
(7)
Includes 2,452 vested performance shares, which were calculated and approved by the Personnel and Compensation Committee of the Columbia board of directors in February 2018, 7,032 unvested time-based restricted shares, and 6,105 unvested performance-based restricted shares, the maximum amount of performance-based shares that Mr. Lawson is eligible to receive, which are subject to final calculation and approval by the Personnel and Compensation Committee of the Columbia board of directors. Mr. Lawson has voting but not investment power for his unvested restricted shares.

(8)	Consists of 1,833 unvested time-based restricted shares for which Mr. Lund has voting but not investment power.
(9)
Includes 2,943 vested performance shares, which were calculated and approved by the Personnel and Compensation Committee of the Columbia board of directors in February 2018, 8,242 unvested time-based restricted shares, and 7,140 unvested performance-based restricted shares, the maximum amount of performance-based shares that Mr. McDonald is eligible to receive, which are subject to final calculation and approval by the Personnel and Compensation Committee of the Columbia board of directors. Mr. McDonald has voting but not investment power for his unvested restricted shares.

(10)	Includes 2,000 unvested time-based restricted shares for which Ms. Numata has voting but not investment power, and 825 shares held jointly with spouse.
(11)
Includes 3,434 vested performance shares, which were calculated and approved by the Personnel and Compensation Committee of the Columbia board of directors in February 2018, 20,401 unvested time-based restricted shares, and 8,400 unvested performance-based restricted shares, the maximum amount of performance-based shares that Mr. Stein is eligible to receive, which are subject to final calculation and approval by the Personnel and Compensation Committee of the Columbia board of directors. Mr. Stein has voting but not investment power for his unvested restricted shares.

(12)	Includes 834 unvested time-based restricted shares for which Ms. Terrano has voting but not investment power.
(13)
Ms. Dressel passed away on February 19, 2017. Amounts shown are as of March 15, 2017.  Includes 51,134 shares held in Ms. Dressel’s Family LLC, 2,408 shares held by a corporation owned by Ms. Dressel and her spouse, 9,136 shares held in Ms. Dressel’s 401(k) and 7,788 vested performance shares, which were calculated and approved by the Personnel and Compensation Committee of the Columbia board of directors in February 2017; does not include 12,624 time-based restricted shares and 31,955 performance-based restricted shares vested in Ms. Dressel’s estate upon her death.

INFORMATION ABOUT THE DIRECTORS AND NOMINEES

Size of the Board

Our Bylaws provide that the number of directors to be elected by the shareholders will be at least five and not more than 17. Under the Bylaws, the Board has authority to decide the exact number of directors to be elected within these limits. The Board has fixed the number of directors to be elected at the Annual Meeting at fourteen and has nominated the persons listed on the following pages, each of whom has consented to serve as a director if elected, for election as directors to serve until the 2019 Annual Meeting or until their successors are elected.

Director Retirement Age

Our Bylaws provide that any person who has or will attain the age of 75 prior to a meeting of shareholders may not stand for election at such meeting.

Replacement Nominees

If a nominee refuses or is unable to stand for election, the Board may reduce the number of seats on the Board or designate a replacement nominee. If the Board designates a substitute, shares represented by proxy will be voted FOR the substitute nominee. The Board presently has no knowledge that any of the nominees will refuse or be unable to serve.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Information regarding each of the nominees is provided below, including each nominee’s name, age as of the Record Date, principal occupation and public company directorships during the past five years, and the year first elected or appointed a director of Columbia, its predecessor corporation or one of its former or current subsidiaries. All of the nominees are presently directors of Columbia and Columbia Bank. There are no family relationships among any of our directors or executive officers, nor are any of the corporations or organizations referenced in the biographical information below a parent, subsidiary or affiliate of Columbia.

David A. Dietzler	Director since 2013

Mr. Dietzler, 74, served as a director of West Coast Bancorp prior to the acquisition of West Coast Bancorp by Columbia. Mr. Dietzler was managing partner of KPMG LLP’s office in Portland, Oregon before retiring in 2005 after 37 years of service. He earned his MSBA from the University of North Dakota. Mr. Dietzler has extensive experience auditing public companies and working with audit committees, and gained significant expertise in SEC reporting, financial statement preparation, internal control and compliance requirements. Mr. Dietzler has been a director of Portland General Electric Company since 2006 serving as Chair of the Audit Committee until May 2015 and remains a member of the Audit and Nominating and Corporate Governance Committees. Mr. Dietzler’s expertise in compliance matters as well his experience serving on multiple audit committees make him a valuable resource to the Board. Mr. Dietzler is considered one of the Board’s designated audit committee financial experts.

Craig D. Eerkes	Director since 2014

Mr. Eerkes, 66, has served as the President and Chief Executive Officer of Sun Pacific Energy, Inc., a Tri-Cities based retail and wholesale petroleum company with locations throughout Washington since 1981. He has an extensive background with financial institutions and broad experience in highly regulated industries, including sixteen years as a director of WMI Insurance Company, a health and life insurance company based in Salt Lake City, Utah. He was the chairman and a director of AmericanWest Bancorp from 2004 to 2012, as well as a director of First Hawaiian Bank from 1996 to 1999. He was founder, director and chairman of American National Bank, N.A., Kennewick, Washington, from 1981 to 1996. Mr. Eerkes is a graduate of the University of Puget Sound. He was named “Tri-Citian of the Year” for 2014 and is actively involved in the Boy Scouts, Boys & Girls Clubs, United Way and several other community organizations. His expertise in community banking and risk management brings strong operational depth to the Board.

Ford Elsaesser	Director since 2014

Mr. Elsaesser, 66, was a member of the Intermountain Community Bancorp board of directors from 1997 until its acquisition by Columbia in 2014, serving as its Chairman from May 2013. An attorney with extensive experience with financial service companies, Mr. Elsaesser is a senior partner at Elsaesser Anderson Chtd, a Sandpoint, Idaho-based law firm founded in 1979. His practice focuses on commercial law and banking, civil litigation, bankruptcy and trusteeships and receiverships. He has served as Adjunct Professor at St. John’s University School of Law since 2003, and on the Advisory Board of the University’s Bankruptcy Program since 1999. He has also served as an Adjunct Professor at the University of Idaho Law School since 2005. A graduate of Goddard College and the University of Idaho Law School, Mr. Elsaesser has served as Chairman of the Lake Pend Oreille Commission since 2003 and Chairman of Bonner General Health Hospital since 2006.  He is also a director of Food for Our Children, Bonner General Health Hospital, and the American Bankruptcy Institute. His knowledge of and contacts within the local Idaho market, as well as his legal experience, make him a valuable resource to the Board.

Mark A. Finkelstein	Director since 2014

Mr. Finkelstein, 59, has extensive legal background and experience with financial services companies.  He served as the Chief Legal and Administrative Officer and Secretary at Blucora, Inc., a tech-enabled financial solutions business, from September 2014 through June of 2017, overseeing the company’s legal and compliance functions and advising on legal and corporate strategy matters. From December 2011 through July 2014, he served as Executive Vice President – Corporate Development and General Counsel of Emeritus Corporation, an NYSE-listed healthcare company with over 30,000 employees, and as the Corporate Secretary of Emeritus from May 2012 through July 2014. Before joining Emeritus, Mr. Finkelstein served as a strategy advisor for private investment management firms in the United States and Europe and as the chief executive officer and a member of the board of directors of Novellus Capital Management, a specialized asset management firm. From 1986 to 2006, he practiced law with the Seattle law firm of Graham & Dunn, P.C., where he specialized in mergers and acquisitions, complex financing strategies and other corporate transactions involving financial service companies. Mr. Finkelstein received his B.A. with High Honors in Economics from The University of Michigan and his J.D. from The University of Michigan Law School. He is a member of the Audit and Corporate Responsibility Committee of the Board of Trustees for Seattle Children’s Hospital. Mr. Finkelstein’s legal, strategic management and financial expertise make him a valuable resource to the Board.

John P. Folsom	Director since 1997

Mr. Folsom, 74, served as President of Brown & Brown, Inc. of Washington, formerly Raleigh, Schwarz & Powell (insurance brokers and consulting), Tacoma, Washington, from 1990 through December 31, 2006. Mr. Folsom received his professional designation in underwriting and risk management and currently serves as an independent consultant on insurance and risk management matters. Mr. Folsom earned his B.S. degree from the University of Washington and his J.D. from the University of California. He was also a past member of the California and American Bar Association. Mr. Folsom is a resident of Pierce County, and has served many community organizations.  He currently serves as Emeritus Director of the Tacoma Art Museum, Director of MultiCare Health System and a member of the University of Washington – Tacoma Urban Studies Advisory Board. Mr. Folsom’s knowledge of, and business and personal contacts in the local market, together with his expertise in risk management matters and legal background, make him a valuable resource to the Board.

Eric Forrest	Director since 2017

Mr. Forrest, 50, served as a director of Pacific Continental Corporation prior to its acquisition by Columbia. He is co-President of Eugene-based beverage distributor, Bigfoot Beverages, overseeing the company’s Pepsi franchises throughout Oregon and managing its day-to-day operations, warehousing and fleet.  Mr. Forrest has served on the Board of Directors of Eugene School District 4J, chaired the Eugene Chamber of Commerce executive committee and served on the City of Eugene’s budget committee.  He currently chairs the Oregon Beverage Recycling Board, which he also co-founded, and serves on the boards of directors of the Pepsi-Cola Bottlers Association and the Ford Family Foundation.  He received an M.B.A. from Willamette University and a B.A. from Oregon State University.  Mr. Forrest’s strong ties within the Eugene market, as well as his deep management experience and entrepreneurial drive, make him a valuable resource to the Board.

Thomas M. Hulbert	Director since 1999

Mr. Hulbert, 71, has been President and Chief Executive Officer of Hulco, Inc., Olympia, Washington, a family- held real estate holding and investment company focusing on the acquisition, management and sale of properties within Washington state since 1979. He was also President and Chief Executive Officer of Winsor Corporation, a Seattle-based research and development company specializing in lighting technologies from 1996 to 2013. Mr. Hulbert’s business experience also includes serving as President and Chief Executive Officer of a manufacturing company and supervising the operations of a timber contracting and logging company in Montana and Washington. He has served on numerous boards of local private companies, and his leadership experience and knowledge of real estate investment provides a valuable resource to the Board.

Michelle M. Lantow	Director since 2012

Ms. Lantow, 56, served as Chief Administrative Officer at New Season’s Market, LLC from July 2012 to September 2016, where she was responsible for all financial reporting, accounting, cash management, information technology and strategic planning. From 2010, she served as the Chief Financial Officer of McCormick & Schmick’s, a locally owned restaurant company established in 1970 and owning over 80 restaurants until the company was sold in 2012. As the Chief Financial Officer, Ms. Lantow was responsible for all financial reporting associated with a public company, in addition to human resources and information technology functions. Prior to that time, Ms. Lantow worked at lucy activewear, Inc., an apparel company that designs and sells fashion-forward performance apparel for athletic women, serving as the President from 2007 to 2009 and the Chief Financial Officer from 2000 to 2007. During the period 1995 to 2000, Ms. Lantow served as the Corporate Controller and Vice President of Investor Relations with The Gap, Inc., a diversified international specialty retailer. Ms. Lantow holds a BA in Business Economics from the University of California. She is active in her community and is a member of the Multnomah County Library Foundation. She also serves as a member of the advisory boards of the Women’s Venture Fund and Grand Central Bakery. Ms. Lantow’s depth of public company, strategic management and leadership experience make her a valuable resource for the Board.

Randal Lund	Director since 2017

Mr. Lund, 60, served as a partner for 37 years with the accounting firm KPMG and has extensive accounting and operational experience with public companies.  He is a retired Certified Public Accountant in Oregon and a retired member of the American Institute of Certified Public Accountants.  In his role as partner at KPMG, Mr. Lund was responsible for the audits of financial statements for a wide variety of companies, holding frequent meetings with audit committees and Securities and Exchange Commission regulators and reviewing and assessing company internal controls and corporate governance functions. He holds a Bachelor of Science degree from Montana State University and has served on the boards of directors of the Software Association of Oregon, Metropolitan Family Services and Business for Culture and the Arts.  Mr. Lund’s deep expertise in the auditing and governance of public companies make him a valuable resource to the Board.

S. Mae Fujita Numata	Director since 2012

Ms. Numata, 61, is the founder of Numata Consulting PLLC. Since 2009, she has provided interim executive leadership services to predominantly privately-owned companies. Ms. Numata is also a former Engagement Partner with Tatum, a national CFO consulting firm. From 2006 to 2008, Ms. Numata served as the Senior Vice President/Chief Financial Officer and Corporate Secretary of Fisher Communications, Inc., a broadcasting company. From 1997 to 2006, Ms. Numata served as Vice President and Chief Financial Officer of The Seattle Times Company, and from 1993 to 1997 was a Senior Vice President of Corporate Development of KeyBank of Washington. Ms. Numata is currently a director and chair of the Audit Committee for both Oberto Sausage Company and GeoEngineers, Inc. She is a member of the Washington Society of and American Institute of Certified Public Accountants, Women Corporate Directors and National Association of Corporate Directors. She is a board member and former co-president of the board for the Executive Development Institute and current board chair for the Girl Scouts of Western Washington. She graduated from the University of Washington and holds a B.A. in Business Administration with a concentration in banking. Ms. Numata’s extensive accounting and banking background provide the Board and Audit Committee with valuable expertise, and she is one of the Board’s designated audit committee financial experts.

Hadley S. Robbins	Director since 2017

Mr. Robbins, 61, was named President and Chief Executive Officer of Columbia and Columbia Bank effective July 1, 2017.  He was appointed Interim Chief Executive Officer of Columbia and Columbia Bank in February 2017, and has served as Executive Vice President and Chief Operating Officer of Columbia Bank since March 2014. He joined Columbia Bank as Senior Vice President and Oregon Group Manager in April 2013, when Columbia acquired West Coast Bancorp, where Mr. Robbins had served as Executive Vice President and Chief Credit Officer since 2007. Mr. Robbins has over 35 years of banking experience and has held senior level positions with Wells Fargo Bank and community banks in the Pacific Northwest. He holds an M.B.A. from the University of Oregon and a B.S. in Business Administration from Lewis and Clark College. He currently serves on the boards of directors for the Multicare Foundation and the Oregon Bankers Association.  As Chief Executive Officer and a director, Mr. Robbins serves as the primary liaison between the Board and management, and as the executive with overall responsibility for executing the Company’s strategic plan.

Elizabeth W. Seaton	Director since 2014

Ms. Seaton, 57, is the Senior Vice President of Operations for Saltchuk Resources Inc., a family of diversified transportation and fuel distribution companies, headquartered in Seattle. Ms. Seaton served as Vice President of Strategic Planning and Corporate Development for Weyerhaeuser Company from 2008 to 2014. Her career with Weyerhaeuser spanned over twenty years, and included positions in strategic planning, capital investments and business leadership. Prior to Weyerhaeuser, she was Principal for Boston Consulting Group, a global management consulting firm. Ms. Seaton is a graduate of Princeton University, holds a J.D./M.B.A. from the University of Chicago and is a member of the California Bar. She has more than ten years of experience as a board member and advisor to a wide range of organizations, including Liaison Technologies, and she contributes to her community as the Board Chair of Planned Parenthood of the Great Northwest and Hawaii. Her broad experience in business leadership, change management, strategic development, mergers and acquisitions and enterprise risk management provides a valuable resource to the Board.

Janine Terrano	Director since 2018

Ms. Terrano, 56, has extensive business leadership expertise and experience building companies in the technology sector. Ms. Terrano founded Business Internet Services in 1996 and grew the organization to serve the web application development needs of large commercial and government clients. In 1999, Ms. Terrano launched Topia Technology, Inc. Topia’s patented solutions securely manage the movement of data between disparate platforms, components and devices, allowing commercial and government clients to connect new technologies to complex legacy systems. Ms. Terrano is a resident of Tacoma, Washington and attended Carroll College, University of Washington and University of Oklahoma. She currently serves on the Boards of MultiCare Health Systems, Geneva Foundation and Tacoma Art Museum. Ms. Terrano is a TEDx speaker and was the recipient of the 2013 University of Washington Tacoma Small Business Leader award. Her depth of technology, data security and business experience make her a valuable resource to the Board.

William T. Weyerhaeuser	Director since 1998

Mr. Weyerhaeuser, 74, is the Chairman of the Board of Columbia. He is also a Director of eHarmony, an online dating website for singles, and a Director of Clearwater Management Company, an employee owned investment management firm. He is the former Chairman of Comerco, Inc., a holding company for Yelm Telephone Company, and Rock Island Company, a private investment company. He is also a former Director and Vice Chairman of the Board of Potlatch Corporation, a forest products company, and a former Director of Clearwater Paper Corporation, a forest products company. Mr. Weyerhaeuser received his undergraduate degree from Stanford University and his Ph.D. in Clinical Psychology from Fuller Graduate School of Psychology, Fuller Theological Seminary. He had a private practice in Tacoma from 1975-1998. He is a Trustee and past Chairman of the Board of the University of Puget Sound, a Director and Vice Chairman of LeMay-America’s Car Museum, a Trustee and former President of the Seattle Opera Board of Trustees and past President of the Pacific Harbors Council, Boy Scouts of America. Among other past volunteer activities, Mr. Weyerhaeuser has served as President of the Board of the Tacoma Art Museum and as a Director of The Greater Tacoma Community Foundation. Mr. Weyerhaeuser’s diverse background and public company experience provides a valuable perspective to the Board.

The Board unanimously recommends a vote “FOR” each of the nominees for director.

CORPORATE GOVERNANCE

Guidelines

The Board is committed to sound business practices, transparency in financial reporting and high standards of corporate governance. We operate within a comprehensive plan of corporate governance with the purpose of defining responsibilities, setting high standards of professional and personal conduct and assuring compliance with such responsibilities and standards. We regularly monitor developments in the area of corporate governance and our corporate governance policies, practices and committee charters are reviewed periodically and updated as necessary to reflect changes in regulatory requirements and evolving oversight practices.

Board and Company Leadership Structure

The Board is committed to maintaining an independent board, and an overwhelming majority has been comprised of outside directors for many years. It has further been the practice of Columbia to separate the duties of Chairman and Chief Executive Officer. In keeping with good corporate governance practices, the Board believes that the separation of the duties of Chairman and Chief Executive Officer eliminates any inherent conflict of interest that may arise when the roles are combined, and that an independent director can best provide the leadership and objectivity required as Chairman.

Director Qualifications

The Board believes each of the Company’s directors should bring a rich mix of qualities and skills to the Board. All of our directors bring to the Board a wealth of leadership experience derived from their service in a variety of professional and executive positions and extensive board experience.

The Corporate Governance and Nominating Committee is responsible for the oversight and nomination process for director nominees. The Corporate Governance and Nominating Committee has not historically adopted formal “director qualification standards” for recommended nominees. However, the Corporate Governance and Nominating Committee annually reviews the experience, qualifications, attributes and skills of each director and nominee as part of its evaluation of whether these are the right individuals to serve on Columbia’s Board to help Columbia successfully meet its strategic plans. Because directors are elected for one-year terms, the Corporate Governance and Nominating Committee has an annual opportunity to assess these factors and, if appropriate, determine not to re-nominate any director. A more detailed discussion regarding the considerations given by the Corporate Governance and Nominating Committee when considering director nominees is set forth below in the section entitled “Board Structure and Compensation—Board Committees—Corporate Governance and Nominating Committee.”

The biographical information set forth above summarizes the experience, qualifications, attributes and skills that Columbia believes qualifies each director to serve on the Board. The Corporate Governance and Nominating Committee and the Board believe each respective director’s professional and business acumen and board experience, and the total mix of all directors’ experience and skills, are beneficial to the Company and the Board.

Code of Ethics and Corporate Governance Documents

We have adopted a Code of Ethics for senior financial officers, which applies to our principal executive officer, principal financial officer, principal accounting officer or controller, and any persons performing similar functions.

You can access our Code of Ethics, Audit Committee, Corporate Governance and Nominating Committee and Personnel and Compensation Committee charters, and our Bylaws in the “About—Investor Relations— Governance Documents” section of our website at www.columbiabank.com, or by writing to: Columbia Banking System, Inc., Attention: Corporate Secretary, 1301 “A” Street, Tacoma, Washington, 98402-4200.

Director Independence

With the assistance of legal counsel to Columbia, the Corporate Governance and Nominating Committee has reviewed the applicable legal standards for Board and committee member independence, and the criteria applied to determine “audit committee financial expert” status. The Corporate Governance and Nominating Committee has also reviewed the answers to annual questionnaires completed by each of the directors, which included questions regarding any potential director-affiliated transactions.

The Board then analyzed the independence of each director and nominee and determined that the following members of the Board meet the standards regarding “independence” required by applicable law, regulation and NASDAQ listing standards, and that each such director is free of relationships that would interfere with the exercise of independent judgment. In determining the independence of each director, the Board considered many factors, including any loans to the directors, each of which (i) were made in the ordinary course of business; (ii) were substantially made on the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the Company or the Bank; and (iii) did not involve more than the normal risk of collectability or present other unfavorable features. Such arrangements are discussed in detail in the section entitled “Certain Relationships and Related Transactions.”

Based on these standards, the Board has determined that each of the following current non-employee directors and director nominees is independent:

David A. Dietzler	Michelle M. Lantow
Craig D. Eerkes	Randal Lund
Ford Elsaesser	S. Mae Fujita Numata
Mark A. Finkelstein	Elizabeth W. Seaton
John P. Folsom	Janine Terrano
Eric Forrest	William T. Weyerhaeuser
Thomas M. Hulbert

Based on the standards described above, the Board determined that Hadley S. Robbins, who serves as the President and Chief Executive Officer of the Company, is not independent because he is an executive officer of the Company.

Compensation Committee Interlocks and Insider Participation

During 2017, the Personnel and Compensation Committee consisted of Ms. Lantow (Chair), Mr. Eerkes, Mr. Finkelstein, Mr. Forrest (effective November 1, 2017), Mr. Hulbert and Ms. Numata. During 2017, none of our executive officers served on the compensation committee (or equivalent body) or board of directors of another entity whose executive officer served on the Personnel and Compensation Committee.

Shareholder Communications with the Board

Shareholders and other interested parties may communicate with the Board by writing to the Chairman of the Board c/o Columbia’s Corporate Secretary, Columbia Banking System, Inc., 1301 “A” Street, Tacoma, Washington, 98402-4200. These communications will be reviewed by our Corporate Secretary and if they are relevant to, and consistent with, our operations and policies, they will be forwarded to the Chairman of the Board.

BOARD STRUCTURE AND COMPENSATION

2017 Board Meetings

The Board met 13 times during 2017. Each director attended at least 75% of the total number of meetings of the Board and committees on which he or she served. Columbia directors are expected to attend the annual shareholder meeting. Last year, all of our directors who were then serving on the Board attended the annual shareholder meeting. During 2017, the independent directors held 9 meetings without management present.

Board Committees

The Board has established, among others, an Audit Committee, a Personnel and Compensation Committee, a Corporate Governance and Nominating Committee, and an Enterprise Risk Management Committee.

The following table shows the membership of these committees during 2017. Janine Terrano was appointed to the Board effective January 24, 2018 and therefore did not serve on any committees during 2017.

Committee Membership

Name	Audit	Compensation	Nominating	E.R.M.
David A. Dietzler	☑*	☐	☐	☑
Craig D. Eerkes	☐	☑	☐	☑
Ford Elsaesser	☑	☐	☑	☐
Mark A. Finkelstein	☐	☑	☐	☑
John P. Folsom	☑	☐	☑	☑*
Eric Forrest (1)	☐	☑	☐	☐
Thomas M. Hulbert	☑	☑	☑	☐
Michelle M. Lantow	☐	☑*	☑	☐
Randal Lund (2)	☑	☐	☐	☐
S. Mae Fujita Numata	☑	☑	☑	☐
Elizabeth W. Seaton	☐	☐	☐	☑
William T. Weyerhaeuser	☐	☐	☑*	☐
Total Meetings in 2017	8	12	10	4

*	Committee Chair

(1)	Mr. Forrest was appointed to the Board effective November 1, 2017 and therefore did not serve on the Compensation Committee for the full year.
(2)	Mr. Lund was appointed to the Board effective July 26, 2017 and therefore did not serve on the Audit Committee for the full year.

Audit Committee. With the appointment of Janine Terrano in January, 2018, the Audit Committee is now comprised of seven directors, each of whom is considered “independent” as defined by the NASDAQ listing standards and applicable SEC rules. The Audit Committee operates under a formal written charter, a copy of which is posted on our website at www.columbiabank.com. The Board has determined that each of Mr. Dietzler and Ms. Numata are “Audit Committee Financial Experts” as defined by SEC rules.

The Audit Committee is responsible for the oversight of the quality and integrity of Columbia’s financial statements, its compliance with legal and regulatory requirements, the qualifications and independence of its independent auditors, the performance of its internal audit function and independent auditors and other significant financial matters. In discharging its duties, the Audit Committee is expected to, among other things:

•	have the sole authority to appoint, retain, compensate, oversee, evaluate and replace the independent auditors;

•	review and approve the engagement of the independent auditors to perform audit and non-audit services and related fees;

•	meet independently with the internal auditing department, independent auditors and senior management;

•	review the integrity of the financial reporting process;

•	review the financial reports and disclosures submitted to appropriate regulatory authorities;

•	maintain procedures for the receipt, retention and treatment of complaints regarding financial matters; and

•	review and approve related party transactions.

Personnel and Compensation Committee. The Personnel and Compensation Committee is comprised of six directors, each of whom is considered independent as defined by the NASDAQ listing standards and applicable SEC and IRS rules. The Personnel and Compensation Committee is charged with the responsibility of reviewing the performance of our Chief Executive Officer and other key employees and determines, approves and reports to the Board on the elements of their compensation and long-term equity based incentives. The committee may periodically retain an independent consultant to assist the committee in its deliberations regarding compensation for the Chief Executive Officer and other key executives. The committee is directly responsible and has full authority for the appointment, compensation and oversight of compensation consultants, legal counsel and any other advisors retained by the committee. The committee solicits and receives input and recommendations from the Chief Executive Officer with respect to the compensation of the other executive officers. In addition, the Executive Vice President and Chief Human Resources Officer assists the committee in its work.

The Personnel and Compensation Committee commissioned Pearl Meyer and Partners (“Pearl Meyer”), an independent outside compensation consultant, to conduct a study of the Company’s 2016 executive compensation compared to a peer group comprised of other publicly traded financial services companies. The committee has used this report, as a reference in making compensation decisions. The Pearl Meyer report provided information on executive base salaries and short-term and long-term incentives based on competitive data from published proxy filings of a peer group of 16 bank holding companies. Further information relating to the Pearl Meyer report is discussed in the section entitled “Compensation Discussion and Analysis.”

In addition, the Personnel and Compensation Committee:

•	reviews all employee benefit plans; and

•	makes determinations in connection with compensation matters as may be necessary or advisable.

The Personnel and Compensation Committee operates under a written charter, a copy of which is posted on our website at www.columbiabank.com. The committee meets as needed, and may delegate to one or more of its members the responsibility of meeting with consultants and management to obtain information for presentation and consideration by the entire committee.

Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee is comprised of six directors, each of whom is considered “independent” as defined by the NASDAQ listing standards, and is responsible for recommending a slate of directors to the full Board for election at the annual meeting, recommending directors to fill vacancies as they occur, monitoring Columbia’s corporate governance principles and practices and making appropriate recommendations for enhancements or other changes to the full Board.

The Corporate Governance and Nominating Committee will consider nominees recommended by shareholders provided that the recommendations are made in accordance with the procedures described in this proxy statement under the section “General Information—When are proposals and director nominations for the 2019 Annual Meeting due?” The committee evaluates all candidates, including shareholder-proposed candidates, using generally the same methods and criteria. The Corporate Governance and Nominating Committee operates under a formal written charter, a copy of which is posted on our website at www.columbiabank.com.

In deciding whether to recommend incumbent directors for re-nomination, the committee evaluates Columbia’s evolving needs and assesses the effectiveness and contributions of its existing directors. The committee is authorized to establish guidelines for the qualification, evaluation and selection of new directors to serve on the Board. The committee has not adopted, nor does it anticipate adopting, specific minimum qualifications for committee-recommended nominees, nor has the committee adopted a formal policy relating to Board diversity, although the committee and the Board value and seek to include members with a diversity of backgrounds, professional experience and skills relevant to the Company. The committee instead evaluates each nominee on a case-by-case basis, including assessment of each nominee’s business experience, involvement in the communities served by Columbia, and special skills. The Corporate Governance and Nominating Committee also evaluates whether the nominee’s skills are complementary to existing Board members’ skills, and the Board’s need for operational, management, financial, technological or other expertise.

The committee has the authority and responsibility to monitor and review the appropriateness of the Company’s principles and practices of corporate governance in light of emerging standards and best practices and the needs of the Company and its shareholders, and make such recommendations to the full Board as the Committee considers appropriate. The committee also has the authority and responsibility to review the level and form of director compensation, taking into account such factors as the compensation paid to directors of comparable companies, and recommends any changes to the full Board for consideration. The process and procedures used in determining Board compensation for 2017 are discussed in the section below.

Enterprise Risk Management Committee. The Enterprise Risk Management Committee (the “ERM Committee”) was formed in 2009 and, with the addition of Janine Terrano in January 2018, is now comprised of six directors, each of whom is considered independent under NASDAQ rules. The ERM Committee works closely with the Audit Committee and is responsible for the oversight of Columbia’s policies, procedures, and practices related to business, market, and operational risks as they impact the strategic, operational, reporting, and compliance objectives of its strategic plan. The ERM Committee is responsible for reporting risk issues and events to the Board and providing the Board with necessary oversight and advice to set risk tolerances.  It is anticipated that the company’s new Executive Vice President and Chief Risk Officer who took office in March, 2018 will assist the committee in its work.

Risk Oversight

The Board has ultimate authority and responsibility for overseeing risk management at Columbia. Some aspects of risk oversight are fulfilled at the full Board level. For example, the Board regularly receives reports from management on credit risk, liquidity risk and operational risk, including cybersecurity. The Board delegates other aspects of its risk oversight function to its committees. The Audit Committee oversees financial, accounting and internal control risk management; the head of the Company’s internal audit function reports directly to the Audit Committee. The executive officers have regularly reported directly to the entire Board and to appropriate Board committees with respect to the risks they are responsible for managing.

The ERM Committee is responsible for the oversight of Columbia’s policies, procedures, and practices related to business, market, and operational risks as they impact the strategic, operational, reporting, and compliance objectives of its strategic plan.

The Personnel and Compensation Committee oversees the management of risks that may be posed by the Company’s compensation practices and programs. As part of this process, the Personnel and Compensation Committee is responsible for reviewing the compensation policies and practices for all employees, not just executive management. In its review of these policies and practices, the Personnel and Compensation Committee has determined that the current policies and practices do not create or encourage risks that are reasonably likely to have a material adverse effect on the Company.

Director Compensation

The Corporate Governance and Nominating Committee has authority over director compensation subject to the Board’s authority to approve changes. Directors receive compensation in the form of cash and, as applicable, equity awards in the form of restricted stock or, in the past, stock options. We do not pay directors who are also employees of Columbia or Columbia Bank additional compensation for their service as directors.

The following table shows compensation paid or accrued for the last fiscal year to our non-employee directors.

The footnotes to the table describe the details of each form of compensation paid to directors.

2017 Director Compensation Table

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	Option Awards ($)	Non-Equity IncentivePlan Compensation	Change In Pension Value and Nonqualified Deferred Compensation Earnings (3)	All Other Compensation ($)	Total ($)
David A. Dietzler	$92,000	$78,700	—	—	—	—	$170,700
Craig D. Eerkes	84,000	78,700	—	—	—	—	162,700
Ford Elsaesser	89,000	78,700	—	—	—	—	167,700
Mark A. Finkelstein	81,000	78,700	—	—	—	—	159,700
John P. Folsom	93,000	78,700	—	—	—	—	171,700
Eric Forrest	8,834	58,865	—	—	—	—	67,699
Thomas M. Hulbert	92,000	78,700	—	—	—	—	170,700
Michelle M. Lantow	99,000	78,700	—	—	2,112	—	179,812
Randal Lund	25,500	72,568	—	—	—	—	98,068
S. Mae Fujita Numata	89,000	78,700	—	—	803	—	168,503
Elizabeth W. Seaton	68,000	78,700	—	—	—	—	146,700
William T.
Weyerhaeuser	118,000	78,700	—	—	—	—	196,700

(1)
Amount shown for Mr. Dietzler represents (i) a retainer in the amount of $35,000; (ii) $15,000 received as chairman of the Audit Committee; and (iii) aggregate per meeting board and committee attendance fees of $13,000 and $29,000, respectively, of which $16,000 were fees paid for special meetings to address the leadership transition resulting from Ms. Dressel’s unexpected passing.

Amount shown for Mr. Eerkes represents (i) a retainer in the amount of $35,000; and (ii) aggregate per meeting board and committee attendance fees of $13,000 and $36,000, respectively, of which $14,000 were fees paid for special meetings held to address the leadership transition resulting from Ms. Dressel’s unexpected passing.

Amount shown for Mr. Elsaesser represents (i) a retainer in the amount of $35,000; (ii) $9,000 received as chairman of Columbia Trust Company; and (iii) aggregate per meeting board and committee attendance fees of $13,000 and $32,000, respectively, of which $18,000 were fees paid for special meetings held to address the leadership transition resulting from Ms. Dressel’s unexpected passing.

Amount shown for Mr. Finkelstein represents (i) a retainer in the amount of $35,000; and (ii) aggregate per meeting board and committee attendance fees of $13,000 and $33,000, respectively, of which $16,000 were fees paid for special meetings held to address the leadership transition resulting from Ms. Dressel’s unexpected passing.

Amount shown for Mr. Folsom represents (i) a retainer in the amount of $35,000; (ii) $9,000 received as chairman of the ERM Committee; and (iii) aggregate per meeting board and committee attendance fees of $13,000 and $36,000, respectively, of which $21,000 were fees paid for special meetings held to address the leadership transition resulting from Ms. Dressel’s unexpected passing.

Amount shown for Mr. Forrest represents (i) a prorated retainer in the amount of $5,834; and (ii) aggregate per meeting board and committee attendance fees of $1,000 and $2,000, respectively.

Amount shown for Mr. Hulbert represents (i) a retainer in the amount of $35,000; (ii) $9,000 received as chairman of the M&A Committee; and (iii) aggregate per meeting board and committee attendance fees of $13,000 and $35,000, respectively, of which $14,000 were fees paid for special meetings held to address the leadership transition resulting from Ms. Dressel’s unexpected passing.

Amount shown for Ms. Lantow represents (i) a retainer in the amount of $35,000; (ii) $12,000 received as chairwoman of the Compensation Committee; and (iii) aggregate per meeting board and committee attendance fees of $13,000 and $39,000, respectively, of which $21,000 were fees paid for special meetings held to address the leadership transition resulting from Ms. Dressel’s unexpected passing.

Amount shown for Mr. Lund represents (i) a prorated retainer in the amount of $17,500; and (ii) aggregate per meeting board and committee attendance fees of $5,000 and $3,000, respectively.

Amount shown for Ms. Numata represents (i) a retainer in the amount of $35,000; and (ii) aggregate per meeting board and committee attendance fees of $13,000 and $41,000, respectively, of which $20,000 were fees paid for special meetings held to address the leadership transition resulting from Ms. Dressel’s unexpected passing.

Amount shown for Ms. Seaton represents (i) a retainer in the amount of $35,000; and (ii) aggregate per meeting board and committee attendance fees of $12,000 and $21,000, respectively, of which $15,000 were fees paid for special meetings held to address the leadership transition resulting from Ms. Dressel’s unexpected passing.

Amount shown for Mr. Weyerhaeuser represents (i) a retainer in the amount of $35,000; (ii) $45,000 received as Chairman of the Board; and (iii) aggregate per meeting board and committee attendance fees of $13,000 and $25,000, respectively, of which $8,000 were fees paid for special meetings held to address the leadership transition resulting from Ms. Dressel’s unexpected passing.

(2)
For each director other than Messrs. Forrest and Lund, represents a restricted stock award of 2,000 shares granted on June 28, 2017 at the grant date fair value. For Mr. Forrest, represents a restricted stock award of 1,333 shares granted on November 1, 2017 and for Mr. Lund, represents a restricted stock award of 1,833 shares granted on July 26, 2017. The fair value of these awards was determined in accordance with the Compensation—Stock Compensation topic of the FASB ASC 718. Assumptions used to calculate these amounts are set forth in the notes to the Company’s audited financial statements for the fiscal year ended 2017, included in the Company’s 2017 Annual Report.

(3)	Represents above-market earnings on Ms. Lantow’s and Ms. Numata’s deferred compensation accounts, the material terms of which are described below under “Deferred Compensation Plan.”

Cash Compensation. Non-employee directors are paid an annual retainer as compensation plus a per-meeting attendance fee for service as a director. Members of the ERM, Audit, Personnel and Compensation, and Corporate Governance and Nominating Committees, respectively, receive an additional per meeting attendance fee for committee meetings.  The Chairman of the Board and the Chairs of the Audit, the Personnel and Compensation, ERM and certain other committees receive an additional retainer in light of the increased demands associated with those positions. Non-employee directors may elect to defer the receipt of meeting and/or director fees in accordance with the terms of the Company’s Deferred Compensation Plan.

Equity Compensation. Non-employee directors may from time to time be granted restricted stock awards pursuant to our 2014 Stock Option & Equity Compensation Plan, the material terms of which are discussed under the section “Executive Compensation—Equity Compensation.” Restricted stock awards generally vest over a pre-determined period.

Long Term Care Program. In 2001, we implemented a long-term care program for directors serving at that time, which provides benefits in the event those individuals become chronically ill. The coverage is for a period of three years up to a lifetime, depending on the age of the director, and the amount of the benefit is based on the director’s years of service with Columbia after the inception of the long-term care program. We paid a one-time premium for the long-term care policies. Expenses are allocated to the directors participating in the program on an annual basis. All directors covered by this plan are fully vested. The long-term care program was available to all directors when the plan was implemented, including executive officers that were also directors. We have purchased Bank Owned Life Insurance policies to fund this program. The Board has no plans to extend the program to any officers or directors who were not directors in 2001.

Deferred Compensation Plan. We maintain a deferred compensation plan known as the 401 Plus Plan (the “Deferred Compensation Plan”) for certain directors, a select group of senior management and key employees, as designated by resolution of the Board. The Deferred Compensation Plan generally provides for the deferral of certain taxable income earned by participants in the Deferred Compensation Plan. Non-employee directors may elect to have any portion, up to 100%, of his or her director’s fees deferred.

Stock Ownership Guidelines. The Board had previously approved stock ownership guidelines that required directors to achieve a stock ownership position of at least 7,000 shares within five years of joining the Board. In March 2017, the Board replaced the stock ownership guidelines with a Stock Ownership Policy that, effective January 1, 2017, requires non-executive directors to hold shares equal in value to five times the annual Board cash retainer.  As of year-end 2017, all non-executive directors satisfied the Stock Ownership Policy requirements other than Mr. Lund, who joined the Board in 2017. See “Stock Ownership Guidelines and No Hedging” in the Compensation Discussion & Analysis below for additional details regarding the Stock Ownership Policy.

Compensation Committee Report

The Personnel and Compensation Committee of the Board makes the following report which, notwithstanding anything to the contrary set forth in any of Columbia’s filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, will not be incorporated by reference into any such filings and will not otherwise be deemed to be proxy soliciting materials or to be filed under such Acts.

The Personnel and Compensation Committee of the Board met and discussed with management the Compensation Discussion and Analysis (“CD&A”) required by Item 402(b) of Regulation S-K, and based on that review and discussion, the committee recommended to the Board that the CD&A be included as part of this proxy statement and the 2017 10-K Annual Report.

Members of the Personnel and Compensation Committee
Michelle M. Lantow, Chairwoman
Craig D. Eerkes
Mark A. Finkelstein
Eric Forrest
Thomas M. Hulbert
S. Mae Fujita Numata

EXECUTIVE COMPENSATION
Compensation Discussion & Analysis

Columbia has substantially met our long-held goal of being a leading Northwest regional community bank, with 155 branches in Washington, Oregon and Idaho.  The Personnel and Compensation Committee (referred to in this Compensation Discussion and Analysis as the “Committee”) made compensation decisions for our executive team in the context of this achievement and other core performance results.

2017 Financial Results

•
Consolidated net income for 2017 was a record $112.8 million, representing an 8% increase compared to the prior year.  The increase in net income was a result of higher net interest income from the growth in our interest-earning assets, higher noninterest income due to the sale of our merchant card services portfolio, and improved operating leverage achieved through diligent expense management.

•	Loan growth for 2017 was 35%, or $2.15 billion, due to the acquisition of Pacific Continental, which added $1.87 billion in loans, and substantial loan originations for the year of $1.20 billion.

•
Our ongoing commitment to our customers and the communities we serve resulted in a low cost deposit base and a core deposit ratio of 95%.  Our six basis points average cost of core deposits is an important factor in the stability of our net interest margin.  Core deposit growth for 2017 was $2.29 billion due to the acquisition of Pacific Continental as well as organic growth.

•
Core noninterest expense to average assets(1), a measure of operating efficiency, improved significantly during 2017, declining to 2.67% from 2.77% in 2016.  Reported noninterest expense to average assets increased to 2.87% in 2017, compared to 2.80% in 2016 as a result of higher acquisition-related expense in 2017.

•
Credit quality remained solid, with total nonperforming assets to period-end assets at 0.63% compared to 0.35% at December 31, 2016. This metric was negatively impacted by the nonperforming assets acquired through the Pacific Continental acquisition.

2017 Shareholder Return

•
2017 Total Shareholder Return.  Our shareholders realized a 1% total return on their investment during 2017, which was in line with the KBW Regional Banking Index’s return of 2%.  The NASDAQ Composite Index performed better than the financial sector with a total return of 30% during 2017.  Our three-year total shareholder return is 77%, compared to returns of 50% and 51% for the KBW Regional Banking and NASDAQ Composite Indexes, respectively.

•
Increases in regular dividends.  We raised our regular cash dividend from $0.77 to $0.88 per share during 2017.  Our dividend payout ratio was 47% for 2017 compared to 85% for 2016. The decrease was due to the special dividends paid in 2016.  Our 2017 dividend yield was 2%, based on our closing price at December 31, 2017.

(1)  Core noninterest expense to average assets is a non-GAAP financial measure. Please refer to Appendix A for additional information and reconciliations to the most directly comparable GAAP financial measure.

2017 Milestones

•
Market Share.  As of June 30, 2017, Columbia Bank ranked seventh in deposit market share in the Northwest. The bank ranked eighth in deposit market share out of 83 institutions in Washington, seventh out of 49 in Oregon and thirteenth out of 32 in Idaho.

•
Industry Accolades.  Columbia Bank was again recognized by Forbes on its 2018 list of “America’s Best Banks,” ranking 11th in the country.  The rankings were based on asset quality, capital adequacy, net interest margin and profitability of the nation’s 100 largest publicly traded banks and thrifts.

•
Workplace Accolades.  Our continued commitment to employees contributed to Columbia Bank being named as one of “Washington’s Best Workplaces” 2017 by the Puget Sound Business Journal for the eleventh consecutive year.

•
Record Income, Loan Production and Deposits.  Columbia achieved strong loan production of $1.20 billion for the year and record net income of $112.8 million.  Deposits, including core deposits, increased to over $10 billion for the first time in company history.

•
Outstanding Corporate Citizen.  Columbia fosters a culture of giving back to the communities where we live and conduct business.  We support numerous nonprofit organizations both monetarily and through the volunteer efforts of our employees.  In 2017, we provided support to organizations that serve the homeless, the arts, chambers of commerce, economic development organizations, public school districts, and numerous other causes.

Through generous donations from customers, employees and the community, Columbia’s third annual “Warm Hearts Winter Drive” raised $220,365 and 6,542 warm winter items to benefit homeless shelters across the Northwest.

2017 Compensation Highlights

•
Leadership Transition.  Following the unexpected passing of Ms. Dressel in February 2017, Mr. Robbins, formerly our Executive Vice President, Chief Operating Officer, was appointed our President and Chief Executive Officer.  In connection with his appointment, we entered into an employment agreement with Mr. Robbins that reflects our compensation best practices.  As a result of Mr. Robbins’ increased authority and responsibilities, the Compensation Committee, in consultation with its independent compensation consultant, increased Mr. Robbins’ target compensation opportunity to better align with the target compensation opportunities provided to the chief executive officers at our peers.

•
Above-Target Incentive Earnouts.  Solid annual and long-term performance resulted in above-target annual cash incentive payouts and above-target vesting of performance shares.  Earned annual incentives for our Named Executives for 2017 performance ranged from 134% to 136% of target, and performance shares for the 2015-2017 performance period were earned at 139% of target.

•
Updated Compensation Policies.  In 2017, the Board adopted (1) a new Clawback Policy, which provides for the recovery of incentive compensation from current and former executive officers under certain circumstances and (2) a new Stock Ownership Policy, which requires our Chief Executive Officer and Executive Vice Presidents to own shares equal in value to three times and two times, respectively, their annual base salaries.

Changes in Leadership

Mr. Robbins was appointed Interim Chief Executive Officer on February 22, 2017 following the unexpected passing of Ms. Dressel.  The board conducted a national, external search for a permanent Chief Executive Officer and determined that Mr. Robbins was the leading candidate.  Accordingly, on June 28, 2017, Mr. Robbins was appointed to serve as President and Chief Executive Officer and a member of the Board, effective as of July 1, 2017.

On July 10, 2017, Mr. Stein was appointed as Executive Vice President and Chief Operating Officer, filling the role vacated by Mr. Robbins. Mr. Stein also continues as the Company’s Chief Financial Officer while the Company conducts a search for a successor Chief Financial Officer.

In connection with these leadership changes, the Committee approved an increase in the base salary and the target annual incentive and target long-term incentive opportunities for Mr. Robbins effective July 1, 2017, which are described in more detail in “Compensation Tables—Post-Employment and Termination Benefits—Executive Employment Agreements” below.

The table below shows the 2017 total target direct compensation opportunities for our current Named Executives. For Mr. Robbins, (1) the base salary reflects the prorated annual base salary to which Mr. Robbins was entitled for each position that he held in 2017, for the period of time in 2017 in which he held that position, (2) the target annual incentive reflects the target calculated based on the actual base salary paid to Mr. Robbins in 2017 and (3) the target long-term incentive reflects the target long-term incentive opportunity to which Mr. Robbins is entitled as the Company’s President and Chief Executive Officer.  The Committee focuses on target direct compensation as shown below in making annual compensation decisions.

	2017 Target Direct Compensation*
Current Named Executive	Annual Base Salary	Target Annual Incentive	Target Long-Term Incentive	Total
Hadley S. Robbins, President and Chief Executive Officer	$548,833	$329,300	$436,320	$1,314,453
Clint E. Stein, Executive Vice President, Chief Operating Officer and Chief Financial Officer	406,600	162,640	223,630	792,870
David C. Lawson, Executive Vice President, Chief Human Resources Officer	276,000	110,400	151,800	538,200
Andrew L. McDonald, Executive Vice President, Chief Credit Officer	323,000	129,200	177,650	629,850
Kumi Y. Baruffi, Executive Vice President, General Counsel	255,000	102,000	140,250	497,250

* The amounts reported differ from the amounts determined under SEC rules as reported for 2017 in the Summary Compensation Table set forth under “Compensation Tables” below. The above table is not a substitute for the Summary Compensation Table.

Compensation Philosophy

In keeping with our long-term goal to consistently increase earnings per share and shareholder value, the Committee is guided by the following key principles in determining the compensation of our Named Executives:

•
Accountability for Business Performance.  The executives’ compensation in salary, as well as annual incentive and long-term incentive compensation opportunities, should be tied in part to overall Company financial performance.

•	Accountability for Individual Performance. To encourage and reflect individual contributions to the Company’s performance, compensation should be tied in part to the individual’s performance.

•
Alignment with Shareholder Interests.  Compensation should be tied in part to the Company’s stock performance through the granting of stock awards with multi-year vesting and performance-based vesting, which serves to align executives’ interests with those of our shareholders.

•	Competition. Compensation should reflect the competitive marketplace, so that we can attract, retain, and motivate key executives of superior ability who are critical to our future success.

•
Reasonable Levels of Compensation.  Total compensation opportunities and payouts should be reasonable and not excessive.  We do not rigidly target or formulaically set compensation at a specific percentile compared to our peers.  However, we do target overall compensation for executive officers in amounts that are roughly in line with the median of our peers.

•
Independent Oversight.  The Committee, composed solely of independent directors, is responsible for reviewing and establishing the compensation for the Named Executives.  The Committee periodically receives advice from an independent compensation consultant who has been retained by and reports directly to the Committee and performs no other work for management without the authorization of the Committee.  In addition, the Committee may choose to review compensation analyses prepared by consultants retained by management.

•
Risk Management.  Compensation policies and practices should align with sound risk management and be structured not to create incentives that subject the Company to excessive risk.  Such policies and practices should strike a healthy balance between contributing to the Company’s growth and promoting a conservative exposure to risk.

Our Key Compensation Best Practices
✓	Pay-for-performance

✓	Share ownership guidelines

✓	Double-trigger severance benefits

✓	Independent compensation consultant

✓	Clawback policy

✓	No-hedging policy
×	No tax gross-ups on severance payments

×	No equity grants below 100% of fair market value

×	No significant perquisites

The compensation tables that appear later in this proxy statement reflect decisions made by the Committee.  We encourage you to refer to the tables while reviewing this section in order to understand how our compensation philosophy is put into action.

Factors in Setting Overall Compensation Levels

When establishing overall compensation opportunities for the Named Executives, the Committee considers the following factors:

•	the Company’s overall performance and performance relative to its peers during the past year, including meeting its financial and other strategic goals;

•	the executives’ respective levels of responsibility and functions within the Company;

•	each executive’s performance during the past year in meeting individual objectives;

•	how compensation of our executives compares to executives at peer institutions, with a particular focus on financial institutions with similar corporate objectives and comparable asset size;

•	the alignment of executive compensation decisions and policies with the decisions and policies applicable to other employees;

•	the need to provide a competitive executive compensation package to attract and retain superior executive talent;

•	as appropriate, general economic conditions within our market area and the overall banking industry;

•	the recommendations of our Chief Executive Officer in setting compensation for other executives; and

•
the results of the prior year’s shareholder advisory vote on executive compensation, which, consistent with prior years, received solid shareholder support in 2017, reflecting our shareholders’ support for our compensation philosophy and the executive compensation decisions made by the Committee.

The Committee generally follows this process for determining executive compensation; however, other discretionary and subjective components may also be considered if appropriate.

Role and Relationship of the Compensation Consultant

The Committee has the sole authority to retain and terminate a compensation consultant and to approve the consultant’s fees and all other terms of the engagement.  The Committee has direct access to outside advisors and consultants throughout the year.

The Committee engaged Pearl Meyer with respect to recommendations regarding 2017 executive compensation decisions.  The Committee made these decisions in part based on Pearl Meyer’s study of the Company’s executive compensation program in 2016 (the “2016 Executive Compensation Study”).  The Committee also retained the services of Pearl Meyer in June 2017 to consider whether any updates to the Company’s peer group were appropriate following the Company’s acquisition of Pacific Continental Corporation, as described below in “The Role of Benchmarking.”

In accordance with SEC rules and NASDAQ listing standards, the Committee took appropriate actions in 2017 to consider the independence of Pearl Meyer.

The Role of Benchmarking

The 2016 Executive Compensation Study compared the Company’s executive compensation program to the compensation programs of a peer group comprised of other publicly traded financial services companies, as described below.  The Committee used the report as a tool in setting compensation levels in 2017.

Pearl Meyer’s 2016 Executive Compensation Study provided market observations on executive base salaries and short- and long-term incentive opportunities based on competitive data from published proxy filings of a peer group of 16 bank holding companies.  The peer group in the 2016 Executive Compensation Study was selected primarily based on the assets, operating revenue and market capitalization, geographic location, communities served and loan mix and revenue mix of the peer group, which Pearl Meyer advised were appropriate parameters.  Based on the recommendations of Pearl Meyer, the Committee approved the peer group for market comparisons and benchmarking in October 2016, which consisted of the following bank holding companies:

2016-2017 Peer Group
BancorpSouth, Inc.	Heartland Financial USA, Inc.
Banner Corporation	MB Financial, Inc.
CVB Financial Corp.	NBT Bancorp Inc.
First Financial Bancorp	Old National Bancorp
First Interstate BancSystem, Inc.	Pinnacle Financial Partners, Inc.
First Midwest Bancorp, Inc.	Sterling Bancorp
Glacier Bancorp Inc.	Trustmark Corporation
Great Western Bancorp, Inc.	Western Alliance Bancorporation

In conducting the 2016 Executive Compensation Study, Pearl Meyer also considered compensation at Umpqua Holdings Corporation, Washington Federal, Inc., South State Corporation and Banner Corporation as additional reference points where appropriate as requested by the Committee.

For compensation decisions beginning with 2018 compensation, the Committee engaged Pearl Meyer to consider whether any updates to the 2016 peer group were appropriate.  Based upon Pearl Meyer’s recommendation, the Committee approved the 2017-2018 peer group in June 2017.  In considering the 2017-2018 peer group, Pearl Meyer considered the assets, operating revenue, market capitalization, and loan mix and revenue mix of the peer companies, which Pearl Meyer determined to be the appropriate parameters.  The 2017-2018 peer group consists of the following 17 bank holding companies:

2017-2018 Peer Group
BancorpSouth, Inc.	Great Western Bancorp, Inc.
Banner Corporation	MB Financial, Inc.
Chemical Financial Corporation*	Old National Bancorp
CVB Financial Corp.	Pinnacle Financial Partners, Inc.
First Financial Bancorp	Sterling Bancorp
First Interstate BancSystem, Inc.	Texas Capital Bancshares, Inc.*
First Midwest Bancorp, Inc.	Trustmark Corporation
Fulton Financial Corporation*	Western Alliance Bancorporation
Glacier Bancorp Inc.

* Denotes a company added to the peer group in 2017

NBT Bancorp Inc. and Heartland Financial USA, Inc. were removed from the peer group in 2017 because their size and/or loan mix were determined to no longer fit within the parameters of the peer group.

Compensation Structure

Principal Elements of Compensation

Our overall compensation program for executives currently consists of six key elements:

•	Base Salary

•	Annual Incentive Compensation

•	Long-Term Equity Incentives
•	Retirement Benefits

•	Severance and Change-in-Control Benefits

•	General Employee Benefits

The combination of these six key elements reinforces our pay‑for‑performance philosophy and strengthens our ability to attract and retain highly qualified executives in our highly competitive banking environment.  We believe that this mix of fixed and variable pay advances both the short- and long-term interests of our business, promotes creating long‑term shareholder value and helps us recruit and retain top executives.  The Committee’s decisions regarding the executive compensation program design and individual pay are made in the context of the total compensation philosophy outlined above, including our financial performance.

Base Salary

Salaries are used to provide a competitive fixed amount of base compensation.  Our goal is to provide base salary levels that reflect a combination of factors, including competitive pay levels relative to our peer group (as in effect at the time of the determination), the executives’ individual performance and overall contribution to the organization, the relevant position’s scope of responsibilities, the executives’ experience and tenure, and our overall annual budget, which takes into account Company financial performance.  The salaries of the Named Executives are reviewed on an annual basis, as well as at the time of a promotion or other change in responsibilities.

In connection with Mr. Robbins’ appointment as interim Chief Executive Officer in February 2017, the Committee approved a bi-weekly stipend of $5,538 to compensate Mr. Robbins for his additional responsibilities and then, as discussed above, the adjustment to Mr. Robbins’ compensation in connection with his appointment as the Company’s President and Chief Executive Officer increased his base salary.  Accordingly, Mr. Robbins’ base salary effective July 2017 reflected an increase over his 2016 base salary by approximately 79%.  Mr. Stein’s base salary was increased by approximately 11% from his annual base salary rate in effect at the end of 2016 to reflect his additional responsibilities as the Company’s Chief Operating Officer.  Other Named Executives’ base salaries were increased from 2016 rates by approximately 4%.

Annual Cash Incentive Compensation

Consistent with competitive practices, we believe that a portion of our Named Executives’ target compensation should be at risk, contingent upon the Committee’s assessment of performance. When determining earned annual cash incentive awards, the Committee considers the Company’s performance against pre-established financial performance measures as well as the executive’s individual performance and contribution to the Company’s overall performance.  Annual cash incentive awards therefore seek to drive progress toward achieving the Company’s annual business objectives and permit individual performance to be recognized.

In early 2017, the Committee established target annual cash incentive opportunities for 2017 equal to 40% of base salary for the Named Executives other than Ms. Dressel, who did not participate in the annual incentive plan for 2017.  Earned annual incentive awards could range from 0% to 60% of base salary for those Named Executives, based on the level of achievement of the following performance goals:

	Performance Goals			Weighting	2017 Actual	% Achieved
	Threshold (50% of Target)	Target (100% of Target)	Stretch (150% of Target)
Core Return on Average Assets (%)[1]	0.95%	1.03%	1.30%	30%	1.27%	144.44%
Core Return on Average Tangible Common Equity (%)	9%	11.10%	15%	25%	14%	137.18%
Ratio of Core Noninterest Expense to Average Assets (%)[1]	2.92%	2.72%	2.52%	15%	2.67%	111.48%
Ratio of Non-Performing Assets to period end Total Loans & OREO(%)[2]	1.30%	1.00%	0.75%	15%	0.69%	150%
Individual Performance	N/A	N/A	N/A	15%	**	115-125%
Total:						134-136% of Target

[1]  Core return on average assets and ratio of core noninterest expense to average assets are non-GAAP financial measures.  Please refer to Appendix A for additional information regarding how these performance measures are calculated from the Company’s audited financial statements.

[2] Because the period end financials of the Company included the financial results of Pacific Continental Corporation, which the Company acquired in the fourth quarter of 2017, the Committee determined to calculate actual performance under the Ratio of Non-Performing Assets to Total Loans & OREO (the “NPA Ratio”) by averaging the NPA Ratio as of the end of each quarter in 2017.  This revised calculation reduced the earned NPA Ratio from 0.72% to 0.69% but did not change the percentage achievement of the goal, which exceed the stretch performance level and was therefore capped at 150% of target.

**  Each Named Executive earned 115% of target for the individual performance goal except for Mr. Stein, who earned 125% of target.  The individual performance results for each Named Executive are discussed below.

For the individual performance metrics, Mr. Robbins established and approved individual performance factors for the other Named Executives, which factors are discussed in more detail below.

Performance below the “threshold” level results in no payout earned for the applicable performance goal.  If performance falls between the “threshold” and “target” or “target” and “stretch” levels, then the earned payout is determined using straight line interpolation.  Once earned annual incentive awards were calculated based on actual performance as compared to the goals set forth above, the Committee had the discretion to reduce or increase the payouts to the extent it determined appropriate to reflect the business environment and market conditions that may affect Columbia’s financial and stock price performance.  Based in part on the recommendations of Mr. Robbins, the Committee approved the final annual incentive award payouts to the Named Executives other than Mr. Robbins.  The Committee approved and recommended to the Board for approval the final annual incentive award payout to Mr. Robbins.

The table above shows the Company performance in 2017 for each of the four Company performance metrics, as well as the resulting weighted achievement percentage earned as a result of 2017 performance.  For the individual performance component, the Committee considered the following achievements for each Named Executive with respect to his or her individual performance factors.  For Mr. Robbins, who was responsible for leading the performance of the Company as a whole, the Committee considered the successful closing of the Company’s acquisition of Pacific Continental Corporation, including the on-schedule integration and system conversions relating to that acquisition, and Mr. Robbins’ stabilization of the Company’s operational activities and achievement of the Company’s advance strategic initiatives for 2017.  For Mr. Stein, the Committee considered Mr. Stein’s service during 2017 as Chief Financial Officer and Chief Operating Officer and his preparation of the Company’s DFAST model for submission to the Federal Reserve Board.  For Mr. Lawson, the Committee considered the Company’s successful integration and transition of the Pacific Continental Corporation workforce planning and talent management processes and continued achievement of human resources business objectives during the integration related to that acquisition.  For Mr. McDonald, the Committee considered Mr. McDonald’s successful integration of the Pacific Continental Corporation business, smooth transition from procedures to policies in accordance with Federal Deposit Insurance Corporation recommendations and successful implementation of document imaging.  For Ms. Baruffi, the Committee considered Ms. Baruffi’s contributions towards the successful closing of the Company’s acquisition of Pacific Continental Corporation and the integration of Pacific Continental Corporation into the Company’s businesses, including Ms. Baruffi’s coordination with outside counsel, regulatory agencies and third parties; support for project management, human resources and business lines; and continued focus on governance and corporate strategy.  After considering each Named Executive’s performance in 2017, the Committee approved the achievement of the individual performance component at 100% of the target level for each Named Executive.

In connection with his appointment as the Company’s President and Chief Executive Officer, Mr. Robbins’ target bonus opportunity was increased to 60% of base salary (calculated for 2017 based on actual base salary paid during the year) and could range from 0% to 90% of base salary.  In addition to the Company and individual performance metrics discussed above, Mr. Robbins’ bonus for 2017 was subject to a threshold goal established by the Committee in June 2017, which required the Company to achieve positive net income for the period from July 1, 2017 through December 31, 2017.  The Committee certified the achievement by the Company of this threshold goal on March 2, 2018.

Based on these 2017 Company and individual performance results, the Committee approved annual incentive awards to the Named Executives for 2017 as follows:

Named Executive	Target Annual Incentive	Earned Annual Incentive
Hadley S. Robbins	$329,300	$441,593
Clint E. Stein	162,640	220,541
David C. Lawson	110,400	148,047
Andrew L. McDonald	129,000	173,258
Kumi Y. Baruffi	102,000	136,783

Long-Term Equity Incentive Compensation

Columbia believes executive officers and other key management positions should have a meaningful portion of their competitive total compensation opportunity linked to shareholder return, which is directly tied to our long-term vision of growth, stability, asset quality and our commitment to a personalized banking approach.  Long-term incentives take the form of equity awards that are intended to align the interests of the executive with those of our shareholders by encouraging ownership of our common stock and tying value to the long-term market value of the Company’s stock.  These awards also serve to promote an executive’s continued service to the organization by vesting over a period of years and encourage sound risk management by providing a balanced view of performance and aligning awards with the longer-term time horizon of risk outcomes.

Since 2014, our long-term incentive compensation has consisted of a combination of performance-based restricted stock awards (“Performance Shares”) that are earned over a three-year performance period and time-based restricted stock awards (“Restricted Stock”), in each case issued under the Company’s 2014 Stock Option & Equity Compensation Plan (the “2014 Plan”).

Grant of 2017 Long-Term Incentive Awards

In 2017, we granted our Named Executives Performance Shares that are earned and vest at the end of a three-year performance period based on achieving relative total shareholder return (“TSR”) compared to the KBW Regional Banking Index (KRX) and our return on average assets (“ROAA”) against targets established by the Committee.  After the end of the performance period, the Committee will assess performance against the goals and determine the amount, if any, of earned Performance Shares.  We also granted our Named Executives Restricted Stock awards that vest over four years, 20% on the second anniversary of grant, 30% on the third anniversary, and the remaining 50% on the fourth anniversary subject to continued service.

Performance Measures for 2017 Performance Shares

For 2017, Performance Shares are earned and vest based on achievement of the following performance goals for the period from January 1, 2017 through December 31, 2019, as established by the Committee:

Performance Measure	Weighting	Measurement Perspective	Performance Goals
			Threshold	Target	Stretch
Return on Average Assets (“ROAA”)	50%	Columbia	0.85%	1.00%	1.25%
Total Shareholder Return (“TSR”)	50%	Relative to KBW Regional Banking Index (KRX)	30th Percentile	50th Percentile	80th Percentile
Payout as % of Target			50%	100%	150%

The performance measures are calculated as follows:

•
ROAA:  Average of the Company’s ROAA for the 12 calendar quarters between January 1, 2017 and December 31, 2019, with each calendar quarter calculated separately, measured against our performance goals shown above.

•
TSR:  Measured on a relative basis against a defined group of peer banks over the period January 1, 2017 through December 31, 2019 (calculated assuming that dividends during the period are reinvested in company shares on the date paid).  For this purpose, peer banks will consist of all companies included in the KBW Regional Banking Index as of December 31, 2019.

Payout Determination for Performance Shares

At the end of the performance period, the Committee will review the Company’s actual performance and determine the number of earned awards.  Performance below “threshold” for a given performance measure will result in forfeiture of the respective shares; performance at or above “stretch” for a given performance measure will result in payout equal to 150% of the respective target shares.  Performance between threshold and target and target and stretch will be determined using straight line interpolation and rounded up to the nearest whole number of shares.  All financial performance determinations for the Company and the peer banks will be made at the ultimate parent company level.  Dividends earned on Performance Shares will accrue, but will not be paid until vesting is determinable and will only be paid on those shares earned and released from restriction.

2017 Target Long-Term Equity Incentive Award Opportunities

The target long-term equity incentive award opportunities granted in early 2017 represented, in the aggregate, approximately 55% of base salary for our current Named Executives other than Mr. Robbins.  Ms. Dressel was not awarded any long-term equity incentive awards in 2017.  For each of our current Named Executives, 50% of the total target opportunity was granted in the form of restricted stock and 50% in the form of Performance Shares.

In connection with his appointment as the Company’s President and Chief Executive Officer, Mr. Robbins’ target long-term incentive opportunity was increased to 80% of base salary.  To effect this target opportunity for 2017, the Committee granted Mr. Robbins additional long-term incentive awards in July with an aggregate fair market value equal to $260,000, 25% of which were granted in restricted stock and the remainder of which were granted in Performance Shares.  The June awards were granted with the same terms as applied to the awards granted in the beginning of 2017; provided that, in addition to the performance measures discussed above, Mr. Robbins’ June 2017 Performance Shares were subject to a threshold goal that required the Company to achieve positive net income for the period from July 1, 2017 through December 31, 2017.  The Committee certified the achievement by the Company of this threshold goal on March 2, 2018.

Equity award values are based on the closing market price of our stock on the date the Board approves the grant.  For a discussion of the treatment of Ms. Dressel’s long-term incentive awards following her unexpected passing, see “Compensation Tables—Post-Employment and Termination Benefits” below.

Current Named Executive	Target Performance Shares (Performance-Based Vesting)	Restricted Stock (Time-Based Vesting)
Hadley S. Robbins	7,500	4,302
Clint E. Stein	2,530	2,536
David C. Lawson	1,840	1,840
Andrew L. McDonald	2,150	2,156
Kumi Y. Baruffi	1,700	1,700
Former Named Executive
Melanie Dressel	—	—

In establishing award levels, the Committee views each grant of an equity award to an executive as a separate incentive intended to drive future shareholder return and to promote retention.  In determining the value of equity awards to executives, the Committee also considers comparisons to our peer group.  Additionally, the Committee also considers awards to executives compared to the level of equity awards offered to other Company employees.

2015 Performance Share Award Payout

The Performance Shares granted in 2015 were subject to performance vesting conditions tied to the Company’s ROAA and TSR relative to a defined group of peer banks, in each case over the period from January 1, 2015 through December 31, 2017.  In February 2018, the Committee reviewed the Company’s actual performance against the ROAA and TSR targets and determined that the awards would pay out at 139% of target.  A summary of the Company’s performance as measured against the goals, and the resulting payout, is set forth below:

Performance Measure	Weighting	Measurement Perspective	Performance Goals			Results
			Threshold (50% Payout)	Target (100% Payout)	Stretch (150% Payout)	Actual Performance	Percent of Target Payout
ROAA	50%	Columbia	0.85%	1.00%	1.25%	1.14%	128%
TSR	50%	Relative to KRX	30th Percentile	50th Percentile	80th Percentile	87.6th Percentile	150%
						Total:	139%

Targeted Retention Awards

During the period in which the Board considered the Company’s leadership team following Ms. Dressel’s passing, the Committee determined to award Messrs. Robbins and Stein one-time, equity-based retention awards in recognition of the additional responsibilities that each assumed on an interim basis. Accordingly, the Committee awarded each of Messrs. Robbins and Stein 10,000 shares of Restricted Stock on April 26, 2017, which are scheduled to vest on April 26, 2019.

Retirement Benefits

We believe that a retirement plan for our Named Executives is an important part of the total compensation package and provides a mechanism for attracting and retaining superior executives.  We have not adopted a formal pension plan but, instead, have historically provided retirement benefits through a retirement plan that provides lifetime benefits (also known as a Supplemental Executive Retirement Plan, or “SERP”), a long-term compensation plan (also known as a “Unit Plan”) and an Executive Deferred Compensation Plan.  In 2013, the Unit Plans for the Named Executives were frozen and supplemented by SERPs.  Both programs are described in greater detail below under “Compensation Tables—Pension Benefits.”

In 2001, the Company implemented a SERP for certain executive officers to provide retirement benefits to those officers.  The SERP provides a lifetime annual retirement benefit, the amount of which declines to the extent the executive retires before a specified retirement age.  The SERPs serve a retention purpose by vesting over a period of time and by restricting the executive from working for a competitor for a period following termination of employment.  Starting in 2004, the Company began using supplemental compensation arrangements, which we called Unit Plans, to provide retirement benefits for executive officers instead of SERPs.  Between 2004 and 2012, we awarded three separate Unit Plans to Mr. McDonald and a Unit Plan to Mr. Stein.

In 2013, the Committee approved offering SERPs to replace the Named Executives’ Unit Plans.  Accordingly, the Company entered into SERPs with Messrs. McDonald and Stein, which provide that amounts drawn under their SERPs will be reduced by the amount that is attributable to each respective Unit Plan.  This approach provides these executives with a retirement benefit that is consistent with Columbia’s compensation philosophy, while optimally leveraging the expense already incurred in funding the Unit Plans.

In 2013, following the acquisition of West Coast Bancorp, the Company assumed the SERP that was provided to Mr. Robbins as an executive of West Coast Bancorp; the Company also entered into a SERP with Mr. Lawson in 2013 and Ms. Baruffi in 2015.  A more detailed description regarding payments under the SERPs and Unit Plans is set forth below under “Compensation Tables—Post Employment and Termination Benefits.”

As more fully described below under “Compensation Tables—Post Employment and Termination Benefits,” we also provide non-employee directors and highly-compensated employees (as defined by IRS rules) with the opportunity to defer compensation through two Executive Deferred Compensation Plans.  The participation in our 401(k) plan for these individuals is limited under federal income tax rules, and we believe they should have other similar means of saving for retirement.  Currently, interest paid on the participant deferrals is three-month LIBOR (the “London Interbank Offered Rate”) plus 3.58%.

Executive Employment and Change-in-Control Agreements

We provide severance and change-in-control benefits to executives that are payable in circumstances the Committee believes are appropriate and market-competitive.  Change-in-control benefits are generally “double-trigger,” meaning they are payable only if the executive experiences a qualifying termination of employment in connection with a change-in-control of the Company.

Employment Agreement with Mr. Robbins.  Mr. Robbins serves as President and Chief Executive Officer of Columbia and Columbia Bank pursuant to an employment agreement entered into effective July 1, 2017, which is described in detail in the section entitled “Compensation Tables—Post Employment and Termination Benefits” below.  We believe that an employment agreement with our President and Chief Executive Officer helps protect the interests of our shareholders in a number of meaningful ways.  It guarantees continuity of leadership through retention and through severance and change-in-control provisions and reduces potential concerns from shareholders about the degree to which the Chief Executive Officer is affected by short-term prospects for continued employment when making key strategic, long-term decisions.

In general, upon a qualifying termination, Mr. Robbins’ agreement entitles him to receive any earned but unpaid bonus for a prior fiscal year, cash severance equal to two times Mr. Robbins’ annual base salary, a prorated bonus for the year of termination based on actual performance, a prorated portion of any long-term incentive awards

(based on actual performance in the case of awards subject to performance-based vesting) and continued health and welfare benefits for twenty-four months.

Upon a qualifying termination related to a change-in-control, Mr. Robbins’ agreement entitles him to receive any earned but unpaid bonus for a prior fiscal year, cash severance equal to two and a half times the sum of Mr. Robbins’ annual base salary and target annual bonus, a prorated target bonus for the year of termination and continued health and welfare benefits for thirty months.  Mr. Robbins is subject to customary restrictive covenants, including non-competition and non-solicitation covenants, during his employment and for two years following termination of employment for any reason.

 Change-in-Control Agreements with Other Named Executives.  The Company has entered into change-in-control agreements with each of the current Named Executives, which are described in more detail below under “Compensation Tables—Post Employment and Termination Benefits.”  Mr. Robbins’ change-in-control agreement was superseded by his employment agreement effective as of July 1, 2017.  The change-in-control agreements contain provisions, similar to those in Mr. Robbins’ employment agreement, that require payments in the event of termination of employment related to a change-in-control.  These arrangements are “double trigger,” meaning that they provide payments only upon a covered termination of employment in connection with a change-in-control, and no covered executive will receive payments under the agreements due to a change-in-control alone.  In general, upon a qualifying termination related to a change-in-control, an executive with a change-in-control agreement will be entitled to two years’ annual base salary paid monthly over two years, accelerated vesting of any options and lapse of restrictions on restricted stock awards and will be subject to two-year non-compete and non-solicit covenants.

Employment Agreement with Ms. Dressel.  Ms. Dressel served as the President and Chief Executive Officer until her death in February 2017 pursuant to an employment agreement entered into effective August 1, 2004.  For a description of the terms of Ms. Dressel’s employment agreement and the benefits to which her estate was entitled following her death, see the section entitled “Compensation Tables—Post Employment and Termination Benefits” on page 43.

Perquisites and General Employee Benefits

As with all of our employees, we strive to assist our executives in meeting their retirement income, health care, disability income, time off and other needs through competitive, cost-effective, Company-sponsored programs that provide individuals with reasonable flexibility in the context of their individual circumstances, and the Named Executives participate in these and other benefits to the same extent as other employees.  These benefits include medical and dental insurance, disability insurance, and the Company’s 401(k) plan.  The Named Executives do not receive any perquisites or similar benefits such as Company-provided cars, car allowances, or country club memberships.

Clawback Policies for the Recovery of Incentive Compensation

Our annual and long-term incentive compensation programs provide for the recovery of incentive compensation under certain circumstances.  Under these programs, the Company will recover incentive compensation awarded to current or former executive officers (during the preceding three years) if the Company restates its financial results due to material noncompliance with any financial reporting requirement under the securities laws (a “restatement”), to the extent the original awards exceeded the amounts that would have been paid under the restated results.

In June 2017, the Committee approved, and in July 2017, the Board adopted, a new Clawback Policy that covers current and former executive officers of the Company and applies to all incentive compensation granted following the date of adoption.  The Clawback Policy provides that, to the full extent permitted by law, the Committee may require the forfeiture and/or repayment of unpaid incentive compensation (whether vested or unvested) and incentive compensation paid in the preceding three-year period (but not prior to July 2017) if a “triggering event” occurs.

For purposes of the Clawback Policy, a “triggering event” is any of the following events:  (1) the Company is required to prepare a restatement, (2) the executive engages in conduct that causes material financial or reputational harm to the Company or its business activities, (3) the grant or payment of incentive compensation was based on materially inaccurate performance metrics or a material misrepresentation by the executive, (4) the executive improperly or with gross negligence failed to identify, raise or assess, in a timely manner, risks material to the Company or its business activities or (5) the executive engages in a fraudulent act or knowing and willful misconduct or violates restrictive covenants or employment restrictions to which the executive is subject.

Stock Ownership Guidelines and No-Hedging

Stock Ownership Guidelines

In March 2017, the Board adopted a Stock Ownership Policy, which replaced our prior stock ownership guidelines effective as of January 1, 2017.  The Stock Ownership Policy requires each Named Executive to own shares equal in value to a multiple of his or her annual base salary rather than a fixed number of shares, as was required under the prior stock ownership guidelines.  For the Chief Executive Officer, the multiple is three; for Executive Vice Presidents, which include the Chief Financial Officer, Chief Operating Officer, Chief Credit Officer, Chief Human Resources Officer, and General Counsel, the multiple is two.  The Stock Ownership Policy also requires non-employee directors to own shares equal in value to five times the annual Board cash retainer.  The share value is based on the average closing price of Company’s common stock over the 200 trading days preceding December 31 of the applicable calendar year.

The Named Executives and non-employee directors may satisfy the ownership requirements in the Stock Ownership Policy with common stock owned directly or indirectly (if the participant has a pecuniary interest in the shares), vested stock-based awards (other than options) and unvested restricted stock or restricted stock unit awards that are subject to time-based vesting requirements.  If a participant is not in compliance with the Stock Ownership Policy as of December 31 of any year, he or she must retain all of the shares held as of that date and all shares acquired in the following year (including any shares granted to the participant pursuant to an equity award or acquired on exercise of an option), other than any shares withheld to pay an option exercise price or tax obligations.

At year‑end 2017, each Named Executive satisfied the new Stock Ownership Policy requirements other than Mr. Robbins, who joined the Company in 2013 following its acquisition of West Coast Bancorp and whose salary was increased in connection with his appointment as our Chief Executive Officer in 2017, and Ms. Baruffi, who joined the Company in September 2014.  Accordingly, Mr. Robbins and Ms. Baruffi will be required to retain the shares that each held as of December 31, 2017 and any shares acquired in 2018, except as described above.

No-Hedging

The Company has also adopted insider-trading policies that prohibit directors, executive officers and certain other individuals from (1) trading in any put, call, short sale or other derivative securities relating to the Company’s securities and (2) engaging in any hedging transactions with respect to any of the Company’s securities.

Impact of Tax Treatment of Compensation

The Committee and management consider the accounting and tax impacts of various programs designed to balance the potential cost to the Company with the benefit/value to the executive.  Section 162(m) of the Code generally prohibits publicly held companies from deducting compensation paid to a Named Executive that exceeds $1 million during the tax year.  Prior to the adoption of the Tax Cuts and Jobs Act (the “Tax Act”), which was enacted on December 22, 2017, to the extent that compensation was based upon the attainment of performance goals set by the Committee pursuant to plans approved by our shareholders, the compensation generally was not included in the $1 million limit.  The Tax Act repealed this exemption, and, as a result, compensation paid to Named Executive in excess of $1 million will no longer be deductible, even if performance-based, other than with respect to certain arrangements in place on November 2, 2017 (and the scope of such transition relief is currently uncertain).

The Committee generally sought to maximize deductibility of executive compensation under Section 162(m), as in effect prior to the Tax Act, while retaining discretion to compensate executives in a manner commensurate with performance and the competitive market for executive talent.  In 2014, we adopted and our shareholders approved the 2014 Plan, which allowed for the grant of awards that qualified as performance-based compensation under Section

162(m).  Following the enactment of the Tax Act, we retain the ability to pay compensation that exceeds deductibility limits and believe that having flexibility to recruit, retain and motivate our employees is in the best interests of our shareholders.

Compensation Tables

The following table shows compensation paid or accrued in the years shown for Columbia’s Named Executives.  As required by SEC rules, Columbia’s Named Executives include Columbia’s current Chief Executive Officer, Chief Financial Officer and the three other most highly paid executive officers, as well as Columbia’s former Chief Executive Officer who served in that role during part of 2017.

2017 Summary Compensation Table

Name and Principal Position	Year	Salary ($) (1)	Bonus ($)	Stock Awards ($) (2)(3)	Option Awards	Non-Equity Incentive Plan Compensation (4)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings ($) (5)	All Other Compensation ($) (6)	Total ($)
Hadley S. Robbins	2017	538,616	—	919,666	—	441,593	1,561,485	39,770	3,501,130
President, Chief	2016	374,000	—	222,319	—	162,630	166,147	41,772	966,868
Executive Officer (7)	2015	369,827	277,182	195,592	—	183,236	64,200	78,469	1,168,506
Clint E. Stein	2017	385,300	—	623,572	—	220,541	278,731	41,671	1,549,815
Executive Vice President, Chief Financial Officer and Chief	2016	349,865	—	208,068	—	152,205	148,412	40,996	899,546
Operating Officer (7)	2015	345,000	—	182,582	—	173,120	506,955	40,261	1,247,918
David C. Lawson	2017	273,885	—	157,545	—	148,047	197,959	30,064	807,500
Executive Vice President,	2016	253,327	—	151,123	—	110,505	130,978	31,124	677,057
Chief Human Resources Officer	2015	247,500	—	130,395	—	122,157	129,182	31,980	661,214
Andrew L. McDonald	2017	320,500	—	184,336	—	173,258	286,740	50,595	1,015,429
Executive Vice President, Chief	2016	297,603	—	176,821	—	129,270	206,825	48,202	858,721
Credit Officer	2015	298,000	—	156,504	—	146,589	831,885	45,811	1,478,789
Kumi Y. Baruffi Executive Vice President, General Counsel	2017	253,077	—	145,558	—	136,783	141,430	27,019	703,867
Former Named Executive Officer
Melanie J. Dressel	2017	140,098	—	—	—	—	1,089	16,897	158,084
Former President, Chief Executive Officer	2016	733,519	—	$555,416	—	398,757	608,228	62,879	2,358,799
	2015	729,167	—	534,975	—	448,928	3,408,038	38,654	5,159,762

(1)
Amounts include discretionary contributions under the Deferred Compensation Plan as follows:  Ms. Dressel $8,000, Mr. Stein $32,581 and Mr. Lawson $18,851.  The material terms of the Deferred Compensation Plan are described under “Post-Employment and Termination Benefits—Deferred Compensation Plan.”

(2)
For 2017, amounts shown include the grant date fair value of (a) Restricted Stock awards granted on February 22, 2017 that vest 20% on the second anniversary of grant date, 30% on the third anniversary of grant date and the remaining 50% vesting on February 22, 2021, (b) in the case of Messrs. Robbins and Stein, Restricted Stock awards granted on April 26, 2017 that vest on April 26, 2019, (c) in the case of Mr. Robbins, Restricted Stock awards granted on July 3, 2017 that vest on the same schedule as the Restricted Stock awards granted on February 22, 2017 and (d) the grant date fair value of Performance Shares granted on February 22, 2017 and, in the case of Mr. Robbins, July 3, 2017 for the period commencing January 1, 2017 and ending December 31, 2019 (the 2017-2019 performance period).  At stretch performance, the Performance Shares grant date fair value would be $389,547 for Mr. Robbins, $129,258 for Mr. Stein, $94,006 for Mr. Lawson, $109,844 for Mr. McDonald, and $86,853 for Ms. Baruffi.

For 2016, amounts shown include the grant date fair value of Restricted Stock awards granted on February 24, 2016 that vest 20% on the second anniversary of the grant date, 30% on the third anniversary of the grant date and the remaining 50% of which vest on February 24, 2020 and the grant date fair value of Performance Shares granted on March 23, 2016 for the period commencing January 1, 2016 and ending December 31, 2018 (the 2016-2018 performance period).  At stretch performance, the Performance Shares grant date fair value would be $135,571 for Mr. Robbins, $126,891 for Mr. Stein, $92,171 for Mr. Lawson, $107,878 for Mr. McDonald, and $478,630 for Ms. Dressel.

For 2015, amounts shown include the grant date fair value of Restricted Stock awards granted on March 25, 2015 that vest 20% on the second anniversary of the grant date, 30% on the third anniversary of the grant date and the remaining 50% of which vest on March 25, 2019 and the grant date fair value of Performance Shares granted on March 25, 2015 for the period commencing January 1, 2015 and ending December 31, 2017 (the 2015-2017 performance period).  At stretch performance, the Performance Shares grant date fair value would be $116,550 for Mr. Robbins, $108,797 for Mr. Stein, $77,700 for Mr. Lawson, $93,263 for Mr. McDonald, and $428,289 for Ms. Dressel.

(3)
The grant date fair value of stock awards was determined in accordance with FASB ASC 718.  Assumptions used to calculate these amounts are set forth in footnote 4 to “2017 Grants of Plan-Based Awards” and in Note 23 to the Company’s audited financial statements for the fiscal year ended 2017, included in the Company’s 2017 Annual Report.  The fair market value of Restricted Stock awards granted in 2017 was based on the closing price of Columbia’s common stock on NASDAQ on the applicable grant date, February 22, 2017 ($41.25 per share), April 26, 2017 ($40.67 per share) and July 3, 2017 ($40.70 per share).  The fair market value of 50% of the Performance Shares was based on the closing price of Columbia’s common stock on NASDAQ on the grant date February 22, 2017 ($41.25 per share) and July 3, 2017 ($40.70 per share) and 50% on a fair value calculation using a Monte-Carlo simulation ($26.87 per share and $29.19 per share, respectively).

(4)	The amounts in this column reflect the annual incentive awards earned under the 2014 Stock Option & Equity Compensation Plan for 2017 performance.

(5)
The amounts in this column do not represent amounts actually paid to a Named Executive.  Includes the change in actuarial present value of the accumulated projected benefit under the SERP, which is a non-cash amount that can vary significantly from year-to-year based upon assumptions underlying the actuarial calculations.  Assumptions such as discount rate and retirement age are reviewed annually by the Company and are intended to be individually appropriate.  The SERP is discussed in further detail under “Post Employment and Termination Benefits—Supplemental Executive Retirement Plan.”

For 2017, amounts shown include: for Mr. Robbins $1,546,008 of change in the actuarial present value of projected benefit under the Supplemental Executive Retirement Plan (the “SERP”) and  which he is not currently entitled to receive because such amounts are not fully vested, and $15,477 of above-market earnings on his DCA; for Mr. Stein, $276,704 of change in the actuarial present value of projected benefit under the SERP, which he is not currently entitled to receive because such amounts are not fully vested, and $2,027 of above-market earnings on his DCA; for Mr. Lawson, $196,366 of change in the actuarial present value of projected benefit under the SERP, which he is not currently entitled to receive because such amounts are not fully vested, and $1,593 of above-market earnings on his DCA; for Mr. McDonald, $282,604 of change in the actuarial present value of projected benefit under the SERP, which he is not currently entitled to receive because such amounts are not fully vested, and $2,027 of above-market earnings on his DCA; and for Ms. Baruffi, $140,390 of change in the actuarial present value of projected benefit under the SERP, which she is not currently entitled to receive because such amounts are not fully vested, and $1,040 of above-market earnings on her DCA.

For 2016, amounts shown include: for Ms. Dressel, $600,531 of change in the actuarial present value of projected benefit under the SERP and $7,697 of above-market earnings on her DCA; for Mr. Stein, $144,953 of change in the actuarial present value of projected benefit under the SERP, which he is not currently entitled to receive because such amounts are not fully vested, and $3,459 of above-market earnings on his DCA; for Mr. Lawson, $129,771 of change in the actuarial present value of projected benefit under the SERP, which he is not currently entitled to receive because such amounts are not fully vested, and $1,207 of above-market earnings on his DCA; for Mr. McDonald, $204,854 of change in the actuarial present value of projected benefit under the SERP, which he is not currently entitled to receive because such amounts are not fully vested, and $1,971 of above-market earnings on his DCA; and for Mr. Robbins, $151,430 of change in the actuarial present value of projected benefit under the SERP and $14,717 of above-market earnings on his DCA.

For 2015, amounts reflect the impact of amendments to the SERP formula. The SERP is designed to provide lifetime retirement benefits equal to 60% of the average of the three highest years of base salary (which we refer to as the “SERP formula”), with an annual two percent cost of living adjustment to benefit payments. Prior to 2015, the SERP benefits were calculated based on a fixed dollar amount.  In 2015, in order to better account for fluctuations in the participant’s base salary over time, the Company amended the SERP to provide that the SERP benefit available to each participant would instead equal the SERP formula described above.  This change contributed to an increase in the actuarial present value of projected benefit under the SERP, which is reflected in this column, but does not represent any cash compensation paid to the Named Executives in 2015.

(6)
Amount shown for Mr. Robbins includes $8,100 in 401(k) plan matching contributions, $13,500 in 401(k) discretionary contributions, $7,737 in split dollar life insurance premiums, $5,158 in split dollar bonus earnings, $190 in group term life insurance premiums, and $5,085 in accrued dividends on unvested Performance Shares.

Amount shown for Mr. Stein includes $8,100 in 401(k) plan matching contributions, $13,500 in 401(k) discretionary contributions, $2,679 in split dollar life insurance premiums, $1,786 in split dollar bonus earnings, $186 in group term life insurance premiums, $3,278 in accrued dividends on unvested Performance Shares, 2,606 in non-qualified deferred compensation matching contributions, and $9,536 in Company contributions to a supplemental retirement benefit plan (“UNIT plan”).  UNIT plans are described in further detail under “Post Employment and Termination Benefits—Unit Plans.”

Amount shown for Mr. Lawson includes $8,100 in 401(k) plan matching contributions, $13,500 in 401(k) discretionary contributions, $2,868 in split dollar life insurance premiums, $1,575 in split dollar bonus earnings, $131 in group term life insurance premiums, $2,382 in accrued dividends on unvested Performance Shares, and $1,508 in non-qualified deferred compensation matching contributions.

Amount shown for Mr. McDonald includes $8,100 in 401(k) plan matching contributions, $13,500 in 401(k) discretionary contributions, $3,958 in split dollar life insurance premiums, $2,465 in split dollar bonus earnings, $153 in group term life insurance premiums, $2,787 in accrued dividends on unvested Performance Shares, and $19,632 in Company contributions to a UNIT plan.

Amount shown for Ms. Baruffi includes $8,100 in 401(k) plan matching contributions, $13,500 in 401(k) discretionary contributions, $1,858 in split dollar life insurance premiums, $1,239 in split dollar bonus earnings, $121 in group term life insurance premiums, and $2,201 in accrued dividends on unvested Performance Shares.

Amount shown for Ms. Dressel includes $3,291 in 401(k) plan matching contributions, $13,500 in 401(k) discretionary contributions, and $106 in group term life insurance premiums.

(7)
Mr. Robbins served as the Company’s Chief Operating Officer until July 1, 2017 when he began serving as the Company’s President and Chief Executive Officer (following his service as Interim Chief Executive Officer from February 2017 through June 2017). Mr. Stein was appointed the Company’s Chief Operating Officer effective July 14, 2017 and continues to serve as the Company’s Chief Financial Officer.

Equity Compensation

Stock Option and Equity Compensation Plan.  The 2014 Plan provides for the grant of restricted stock, incentive stock options, nonqualified stock options, restricted stock units and stock appreciation rights.  All eligible employees and directors may participate in the 2014 Plan.  As of December 31, 2017, 893,982 shares remain available for future grant under the 2014 Plan.  The 2014 Plan replaced the Amended and Restated Stock Option and Equity Compensation Plan (the “Former Equity Plan”); however, any awards remaining outstanding under the Former Equity Plan continue to be governed by the terms of that plan. See the section entitled “Proposal No.2 Approval of 2018 Equity Incentive Plan” for a discussion of our proposal with respect to shareholder approval of the 2018 Equity Incentive Plan (the “2018 Plan”), which the Board adopted on March 28, 2018 subject to shareholder approval.

2017 Grants of Plan-Based Awards

Name		Estimated Future Payments Under Non- Equity Incentive Plan Awards(1)			Estimated Future Payments Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	Grant Date Fair Value of Stock and Option Awards ($)(3)(4)
	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Hadley S. Robbins	2/22/2017	$78,000	$156,000	$234,000
	7/3/2017	$86,650	$173,300	$259,950
	2/22/2017				1,350	2,700	4,050	2,714	$231,758
	4/26/2017							10,000	406,700
	7/3/2017				2,400	4,800	7,200	1,588	281,208
Clint E. Stein	2/22/2017	$81,320	$162,640	$243,960
	2/22/2017				1,265	2,530	3,795	2,536	216,872
	4/26/2017							10,000	406,700
David C. Lawson	2/22/2017	$55,200	$110,400	$165,600
	2/22/2017				920	1,840	2,760	1,840	157,545
Andrew L. McDonald	2/22/2017	$64,600	$129,200	$193,800
	2/22/2017				1,075	2,150	3,225	2,156	184,336
Kumi Y. Baruffi	2/22/2017	$51,000	$102,000	$153,000
	2/22/2017				850	1,700	2,550	1,700	145,558
Former Named Executive
Melanie J. Dressel	—

(1)
Represents the possible range of possible cash payouts under the 2017 annual cash incentive opportunities granted under the 2014 Plan.  Actual amounts earned, as determined by the Committee in the first quarter of 2018, are reflected in the 2017 Summary Compensation Table under Non-Equity Incentive Plan Compensation.  See “Compensation Discussion & Analysis—Compensation Structure—Annual Cash Incentive Compensation.”

(2)
Represents the possible range of Performance Shares granted on February 22, 2017 and July 3, 2017 under the Long-Term Incentive Plan, a subplan under the 2014 Plan.  Actual amounts of Performance Shares earned will be based on achieving relative TSR compared to the KBW Regional Banking Index and Columbia’s ROAA against targets established by the Committee as determined by the Committee, in each case over the 2017-2019 performance period.  Dividends earned on Performance Shares will accrue, but will not be paid until vesting is determinable and will only be paid on those shares earned and released from restriction.  See “Compensation Discussion & Analysis—Compensation Structure—Long-Term Equity Incentive Compensation.”

(3)
Represents the number of shares of Restricted Stock granted on (a) February 22, 2017 and July 3, 2017 under the 2014 plan that vest 20% on February 22, 2019, 30% on February 22, 2020, and the remaining 50% on February 22, 2021 and (b) April 26, 2017 under the 2014 plan that vest on April 26, 2019.  Dividends earned on Restricted Stock are paid to award holders at the same time as dividends are paid to shareholders.

(4)
Amounts shown represent the grant date fair value of Restricted Stock and Performance Shares granted on February 22, 2017, April 26, 2017 and July 3, 2017, determined in accordance with FASB ASC 718.  Assumptions used to calculate these amounts are set forth in Note 23 to the 2017 Annual Report.  The grant date fair value of Restricted Stock was based on the closing prices of Columbia’s common stock on NASDAQ on the grant dates, February 22, 2017 ($41.25 per share), April 26, 2017 ($40.67 per share) and July 3, 2017 ($40.70 per share).  The grant date fair values of the Performance Shares are shown at stretch performance and are 50% based on the closing price of Columbia’s common stock on NASDAQ on the grant dates, February 22, 2017 and July 3, 2017 ($41.25 per share and $40.70, respectively) and 50% on a fair value calculation using a  Monte-Carlo simulation ($26.87 per share and $29.19, respectively).

Outstanding Equity Awards at Fiscal Year-End 2017

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Un- exercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (2)	Market Value of Shares or Units of Stock That Have Not Vested ($) (3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (4)	Equity Incentive Plan Awards: Market of Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(3)(4)
Hadley S. Robbins	1,165	—	—	$54.70	4/20/2018	20,845	$905,507	16,170	$702,425
Clint E. Stein	—	—	—	—	—	18,719	813,153	8,400	364,896
David C. Lawson	—	—	—	—	—	6,580	285,835	6,105	265,201
Andrew McDonald	—	—	—	—	—	7,573	328,971	7,140	310,162
Kumi Y. Baruffi	—	—	—	—	—	6,412	278,537	5,640	245,002
Former Named Executive
Melanie J. Dressel	—	—	—	—	—	—	—	—	—

(1)	Outstanding options for Mr. Robbins were granted by West Coast Bancorp and became vested at the close of the merger between Columbia and West Coast Bancorp on April 1, 2013.

(2)
For Mr. Robbins, represents 1,000 shares of restricted stock granted on February 26, 2014 that vest on February 26, 2018; 2,116 shares of Restricted Stock granted on March 25, 2015 that vest 30% on the third anniversary of the grant date and the remaining 50% on the fourth anniversary of the grant date; 10,000 shares of restricted stock granted on April 26, 2017 that vest on April 26, 2019; 3,427 shares of restricted stock granted on February 24, 2016, 2,714 shares of restricted stock granted on February 22, 2017, and 1,588 shares of restricted stock granted on July 3, 2017 that vest 20% on the second anniversary of the grant date, 30% on the third anniversary and the remaining 50% on the fourth anniversary of the grant date, respectively.

For Mr. Stein, represents 1,000 shares of restricted stock granted on February 26, 2014 that vest on February 26, 2018; 1,976 shares of Restricted Stock granted on March 25, 2015 that vest 30% on the third anniversary of the grant date and the remaining 50% on the fourth anniversary of the grant date; 10,000 shares of restricted stock granted on April 26, 2017 that vest on April 26, 2019; 3,207 shares of restricted stock granted on February 24, 2016 and 2,536 shares of restricted stock granted on February 22, 2017 that vest 20% on the second anniversary of the grant date, 30% on the third anniversary and the remaining 50% on the fourth anniversary of the grant date, respectively.

For Mr. Lawson, represents 1,000 shares of restricted stock granted on February 26, 2014 that vest on February 26, 2018; 1,411 shares of Restricted Stock granted on March 25, 2015 that vest 30% on the third anniversary of the grant date and the remaining 50% on the fourth anniversary of the grant date; 2,329 shares of restricted stock granted on February 24, 2016 and 1,840 shares of restricted stock granted on February 22, 2017 that vest 20% on the second anniversary of the grant date, 30% on the third anniversary and the remaining 50% on the fourth anniversary of the grant date, respectively.

For Mr. McDonald, represents 1,000 shares of restricted stock granted on February 26, 2014 that vest on February 26, 2018; 1,693 shares of Restricted Stock granted on March 25, 2015 that vest 30% on the third anniversary of the grant date and the remaining 50% on the fourth anniversary of the grant date; 2,724 shares of restricted stock granted on February 24, 2016 and 2,156 shares of restricted stock granted on February 22, 2017 that vest 20% on the second anniversary of the grant date, 30% on the third anniversary and the remaining 50% on the fourth anniversary of the grant date, respectively.

For Ms. Baruffi, represents 1,250 shares of restricted stock granted on December 1, 2014 that vest on November 30, 2019; 1,309 shares of Restricted Stock granted on March 25, 2015 that vest 30% on the third anniversary of the grant date and the remaining 50% on the fourth anniversary of the grant date; 2,153 shares of restricted stock granted on February 24, 2016 and 1,700 shares of restricted stock granted on February 22, 2017 that vest 20% on the second anniversary of the grant date, 30% on the third anniversary and the remaining 50% on the fourth anniversary of the grant date, respectively.

All of Ms. Dressel’s unvested shares vested upon death and were released to her estate.

(3)	Amounts shown are calculated using the closing price of Columbia’s common stock on NASDAQ on December 29, 2017 of $43.44 per share.

(4)
Amounts shown represent Performance Shares granted in 2016 and 2017 at stretch performance.  Actual amounts vested and earned, if any, depend on actual performance against the performance measures for the 2016-2018 performance period that ends December 31, 2018 and 2017-2019 performance period that ends December 31, 2019, respectively. For Mr. Robbins, represents 4,920 Performance Shares granted on March 23, 2016, 4,050 Performance Shares granted on February 22, 2017, and 7,200 Performance Shares granted on July 3, 2017.  For Mr. Stein, represents 4,605 Performance Shares granted on March 23, 2016 and 3,795 Performance Shares granted on February 22, 2017.  For Mr. Lawson, represents 3,345 Performance Shares granted on March 23, 2016 and 2,760 Performance Shares granted on February 22, 2017.  For Mr. McDonald, represents 3,915 Performance Shares granted on March 23, 2016 and 3,225 Performance Shares granted on February 22, 2017.  For Ms. Baruffi, represents 3,090 shares granted on March 23, 2016 and 2,550 shares granted on February 22, 2017.  All of Ms. Dressel’s unvested shares vested upon death and were released to her estate.

2017 Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Hadley S. Robbins	—	—	6,309	$262,778
Clint E. Stein	—	—	6,028	253,598
David C. Lawson	—	—	4,655	196,954
Andrew L. McDonald	—	—	5,467	229,628
Kumi Y. Baruffi	—	—	3,354	145,974
Former Named Executive
Melanie J. Dressel	—	—	44,579	1,826,402

(1)
For Mr. Robbins, represents the fair market value of 1,500 shares of restricted stock granted in 2013 that vested on April 1, 2017, 600 shares of Restricted Stock granted in 2014 that vested on February 24, 2017, 530 shares of Restricted Stock granted in 2015 that vested on March 24, 2017, and 3,679 Performance Shares granted in 2015 that vested on December 31, 2017.

For Mr. Stein, represents the fair market value of 1,500 shares of Restricted Stock granted in 2013 that vested on February 27, 2017, 600 shares of Restricted Stock granted in 2014 that vested on February 24, 2017, 494 shares of Restricted Stock granted in 2015 that vested on March 24, 2017, and 3,434 Performance Shares granted in 2015 that vested on December 31, 2017.

For Mr. Lawson, represents the fair market value of 1,250 shares of Restricted Stock granted in 2013 that vested on September 29, 2017, 600 shares of Restricted Stock granted in 2014 that vested on February 24, 2017, 353 shares of Restricted Stock granted in 2015 that vested on March 24, 2017, and 2,452 Performance Shares granted in 2015 that vested on December 31, 2017.

For Mr. McDonald, represents the fair market value of 1,500 shares of Restricted Stock granted in 2013 that vested on February 27, 2017, 600 shares of Restricted Stock granted in 2014 that vested on February 24, 2017, 424 shares of Restricted Stock granted in 2015 that vested on March 24, 2017, and 2,943 Performance Shares granted in 2014 that vested on December 31, 2016.

For Ms. Baruffi, represents the fair market value of 750 shares of Restricted Stock granted in 2014 that vested on December 1, 2017, 328 shares of Restricted Stock granted in 2015 that vested on March 24, 2017, and 2,276 Performance Shares granted in 2015 that vested on December 31, 2017.

For Ms. Dressel, represents the fair market value of 3,750 shares of Restricted Stock granted in 2013, 1,600 shares of Restricted Stock granted in 2014, 3,241 shares of Restricted Stock granted in 2015, 4,033 shares of Restricted Stock granted in 2016, 14,585 of Performance Shares granted in 2015, and 17,370 of Performance Shares granted in 2016, all of which were immediately vested to her estate upon her death on February 19, 2017.

Post-Employment and Termination Benefits

The following is a discussion regarding the post-employment and termination arrangements currently in place for the Named Executives.  The amounts are based on the maximum amounts that could be paid under these arrangements.

2017 Nonqualified Deferred Compensation

The following table provides information regarding nonqualified deferred compensation paid to the Named Executives during fiscal year 2017.

Name	Executive Contributions in Last FY ($) (1)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($) (2)	Aggregate Withdrawals/ Distributions ($)(3)	Aggregate Balance at Last FYE ($)(4)
Hadley S. Robbins	$—	$—	$45,903	$—	$986,119
Clint E. Stein	32,581	2,606	12,216	—	274,448
David C. Lawson	18,851	1,508	4,695	—	108,485
Andrew L. McDonald	—	—	6,011	—	129,124
Kumi Y. Baruffi	—	—	3,085	—	66,264
Former Named Executive
Melanie J. Dressel	—	—	—	516,203	—

(1)
Amounts were deferred in 2017 under the Deferred Compensation Plan, which is described below under “Deferred Compensation Plan.”  The amounts for Messrs. Robbins, Stein, Lawson and Mses. Baruffi and Dressel are reflected in the salary column of the Summary Compensation Table.

(2)
The interest rate is the three-month LIBOR rate plus 3.58%.  The Plan Administrator annually reviews for appropriateness the calculation of the rate of interest (the “Interest Crediting Rate”) that is applied to a participant’s DCA in the Deferred Compensation Plan.  The Interest Crediting Rate is adjusted quarterly for fluctuations in the three-month LIBOR rate.  Plan participants are notified of any adjustments to the Interest Crediting Rate.

On the last date of each month, each participant’s DCA is credited with an amount equal to the product of (i) one-twelfth (1/12th) of the Interest Crediting Rate for the quarter in which such month occurs, times (ii) the average balance of the DCA in the DCA for that month.  The credited amount is treated as part of the credit balance for all purposes of the Deferred Compensation Plan.  As used herein, the average balance in a DCA for a month is equal to the quotient determined by dividing (i) the sum of the credit balance in the DCA at the close of business each day in the calendar month, by (ii) the number of days in such month.

(3)	For Ms. Dressel, represents the lump sum distribution of her Deferred Compensation Plan account to her estate following her death.

(4)
For Mr. Robbins includes amounts previously reported in the Summary Compensation Table for 2014 through 2016 ($867,699). For Mr. Stein includes amounts previously reported in the Summary Compensation Table for 2012 through 2016 ($153,335).  For Mr. Lawson includes amounts previously reported in the Summary Compensation Table for 2014 through 2016 ($69,889).  For Mr. McDonald includes amounts previously reported in the Summary Compensation Table for 2004 through 2016 ($78,179).

Deferred Compensation Plan.  In February 2004, the Board adopted the 2005 Deferred Compensation Plan for certain directors, a select group of senior management and key employees, as designated by resolution of the Board. The Deferred Compensation Plan generally provides for the deferral of certain taxable income earned by participants in the Deferred Compensation Plan. Designated officers or key employees may elect to defer annually under the Deferred Compensation Plan up to 50% of his or her salary to be earned in the calendar year, and up to 100% of any cash bonuses or other incentive compensation.  In October 2016, the Board and the Committee approved an Amended and Restated 2005 Deferred Compensation Plan, which froze that plan to new participants effective as of October 26, 2016, and a 2016 Deferred Compensation Plan.  Except as noted below, the 2016 Deferred Compensation Plan is substantially the same as the 2005 Deferred Compensation Plan.

Distribution Election Notice.  At the time a participant first makes an election to defer covered compensation, he or she must deliver to the Company a signed “distribution election notice” in which he or she elects to receive distributions of the credit balance in his or her DCA in the form of either a single lump-sum payment or monthly installment payments over a period not to exceed 120 months. A participant may change such election from time to time; but if a distribution election notice is delivered to the Company less than 12 calendar months before the month in which distributions begin, such notice will not be effective and the Company will instead treat the distribution election notice that was last delivered to the Company before such 12 calendar month period as the effective notice.

Distributions Upon Retirement or Disability.  The Company will distribute the credit balance in a DCA maintained for a participant at the time he or she retires or becomes disabled as either a single lump sum or monthly installment payments, as elected by the participant. If the participant has elected a single lump-sum distribution, such distribution will be made within 90 days after the date that a participant retires or becomes disabled. If the participant has elected monthly installment payments, such distribution will be made on the first day of each month, beginning with the first day of the third month following the month in which a participant retires or becomes disabled and continuing until the full amount of the DCA maintained for the participant has been distributed. Until the DCA has been distributed in full, interest will continue to be credited to the DCA. The monthly installment payments will be in as nearly equal amounts as possible. Notwithstanding any contrary provisions of the Plan, if the participant dies after monthly installment payments of the credit balance in the DCA maintained for him or her have begun, then the remaining credit balance in the DCA will be distributed to his or her designated beneficiary in a single lump sum within 30 days after the Company receives notice that the participant has died.

Lump-Sum Distributions Upon Termination of Employment Other Than Because of Death, Disability, or Retirement or if DCA is Less Than $25,000.  The 2005 Deferred Compensation Plan provides that,

notwithstanding a participant’s election to receive a distribution of the credit balance in the DCA maintained for him or her in the form of monthly installment payments, such credit balance will be distributed to the participant in a single lump sum within 90 days after the date on which he or she terminates his or her services or employment with the Company, if (i) such termination of services or employment is for any reason other than because he or she retires or becomes disabled, or (ii) if the credit balance of the DCA maintained for him or her does not exceed $25,000.  Unlike the 2005 Deferred Compensation Plan, the 2016 Deferred Compensation Plan permits participants to elect installment payments for any termination of employment, rather than only on a termination due to retirement or disability.  If a participant’s services or employment with the Company is terminated because of his or her death, the credit balance in the participant’s DCA will be distributed to his or her designated beneficiary.

2017 Pension Benefits
Name	Plan Name (1)	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($) (2)	Payments During Last Fiscal Year ($)
Hadley S. Robbins	SERP	11	$2,512,567	$—
Clint E. Stein	SERP	12	1,143,117	—
David C. Lawson	SERP	4	533,435	—
Andrew L. McDonald	SERP	13	1,825,215	—
Kumi Y. Baruffi	SERP	3	328,944	—
Melanie J. Dressel	SERP	—	—	—

(1)
Under the terms of the SERP, executives must, in addition to other conditions, be fully vested.  Full vesting is based on a 20 year schedule.  As of December 31, 2017, Messrs. Robbins, Stein, Lawson, and McDonald were approximately 54%, 61%, 23% and 68% vested, respectively and Ms. Baruffi was approximately 17% vested. Named Executives (other than Mr. Robbins) must have at least 10 years of service with the Company in order to receive benefits upon a voluntary termination that occurs prior to reaching the early retirement age of 55.  Mr. Robbins became fully vested in a retirement benefit upon the Company's acquisition of West Coast Bancorp.

(2)
The estimated maximum annual retirement benefit payable under the SERP for the Named Executives upon achieving age 64 for Mr. Robbins and age 65 for Messrs. Stein, Lawson and McDonald and Ms. Baruffi; and is as follows assuming a single life annuity:  Messrs.  Robbins, Stein, Lawson, and McDonald, $292,730, $318,863, $94,174 and $181,416, respectively and Ms. Baruffi, $252,959.  As discussed below, Ms. Dressel’s beneficiaries were not entitled to payments under her SERP following her death and instead were entitled to payments under certain Bank-Owned Life Insurance policies.

Supplemental Executive Retirement Plan.  Over the years, Columbia has implemented a supplemental executive retirement plan, or SERP, for certain executive officers of Columbia to provide retirement benefits to those officers. Where a participant has twenty years of service and is therefore fully vested, the SERP is designed to provide lifetime retirement benefits equal to 60% of the average of the three highest years of base salary (which we refer to as the “SERP formula”), with an annual two percent cost of living adjustment to benefit payments. Prior to 2015, the SERP benefits available to each participant were calculated based on a fixed dollar amount set forth in the officer’s SERP, which was intended to approximate the SERP formula.  In 2015, in order to better account for fluctuations in the participant’s base salary over time, the Company amended the SERP to provide that the SERP benefit available to each participant would instead equal the SERP formula described above. On September 27, 2017, the Committee approved an amendment to the SERP, which revised the vesting schedule from vesting on an annual basis to vesting on a monthly basis in order to conform vesting with the methodology for determining early retirement benefits under the SERP.

Each SERP includes a number of restrictions on payment, including a requirement, subject to certain exceptions, that the Named Executive (other than Mr. Robbins) attain age 65 (62 in the event of a change-in-control).  Each Named Executive’s SERP, other than Mr. Robbins’ SERP, includes a number of potential adjustments to the date on which retirement payments are initiated and to the amount of the Named Executive’s benefit. These potential adjustments include provisions for early retirement subject to the early commencement reduction factor of 5% for each year that the benefit is paid prior to reaching age 65, payable upon reaching age 55, and a 2% annual inflation adjustment to benefit payments.  As of December 31, 2017, Mr. McDonald was eligible for early retirement benefits.  Ms. Dressel was eligible for early retirement benefits on February 22, 2017.  Named Executives terminated pursuant to a change-in-control of Columbia shall be vested in the benefit that the executive would have received had the Named Executive remained employed by Columbia until reaching the normal retirement age.  In the event the Named Executive becomes disabled, the executive will be 100% vested, regardless of tenure. Other potential SERP adjustments include an elimination of benefits if the Named Executive violates non-competition requirements or if the Named Executive is terminated for cause or resigns voluntarily before reaching the early retirement age and does not have ten years of service or before achieving 100% vesting. Under the terms of each SERP, the Named Executive and the Company will cooperate and use all reasonable efforts, in compliance with applicable law, to minimize the amount of any excise tax imposed by Section 4999 of the Internal Revenue Code.

The SERP is unsecured and unfunded and there are no plan assets. Columbia has purchased Bank-Owned Life Insurance (“BOLI”) policies on the lives of the Named Executives and other officers and intends to use income from these policies to offset SERP benefit expenses. In 2016, Columbia purchased additional BOLI policies to supplement Columbia’s existing portfolio.  The BOLI policies, through the split dollar life insurance agreements with the officers, provide a death benefit equal to three times the officer’s then current base salary and approximately ten times the projected benefit at normal retirement age of the officer’s SERP.  The agreements take into account any other life insurance policies purchased by and owned by the Company that pay benefits to the participant’s beneficiary at death. This split dollar benefit is payable to the officer’s beneficiaries if the officer dies while employed with the Company, in which case the officer (and his or her beneficiaries) would not be entitled to any benefits under the SERP.  If the officer retires or terminates employment for any reason other than death, then the officer and his or her beneficiaries forfeit any benefits under the split dollar agreement, and all proceeds from the BOLI policies are instead paid to the Company.

The income generated from the BOLI policies is projected to, on a cumulative basis, substantially offset the ongoing costs of the SERP program. This projection includes assumptions related to future BOLI policy performance, the Bank’s cost of funds and discount rates applicable to the SERP program. Any excess revenue generated from the BOLI will be used to offset other employee benefit costs. BOLI is not a permissible bank investment but BOLI may be purchased in order to offset employee benefit expenses pursuant to the authority granted by the “Interagency Statement on the Purchase and Risk Management of Life Insurance,” dated December 7, 2004 and described for State-Chartered Federal Reserve member banks in Supervisory Letter SR 04-19.

As described below, the Company had previously entered into Unit Plans with each of Messrs. McDonald and Stein in lieu of a SERP.  In 2013, the Company entered into SERPs with Messrs. McDonald and Stein, and their respective Unit Plan were frozen to new contributions.  Payments under each Unit Plan were postponed until benefits are drawn from the Named Executive’s SERP (and the SERP benefits will be reduced by the amount that is attributable to the respective Unit Plan).

Long-Term Incentive Awards Change-in-Control Treatment.  In the event of a change-in-control, all unvested 2014 Performance Shares vest in full as of the date of the closing of such change-in-control transaction based on stretch performance.  For the 2016 and 2017 Performance Shares, the Committee determined that, in the event of a change-in-control, all unvested Shares will vest in full as of the date of the closing of such change-in-control transaction based on the greater of target or actual performance.  The Committee intends that future awards of Performance Shares will provide for change-in-control vesting treatment consistent with the change-in-control vesting treatment in the 2016 and 2017 Performance Shares.

Executive Employment Agreement.  Mr. Robbins serves as President and Chief Executive Officer of Columbia and Columbia Bank pursuant to an employment agreement entered into effective July 1, 2017. The term of the employment agreement with Mr. Robbins extends for three-years following its effective date.
Mr. Robbins’ employment agreement provides that if his employment is terminated without cause or if he resigns for good reason, then he would receive cash severance equal to two times his annual base salary, a prorated portion of any incentive payment earned during the year of termination, continued welfare benefits for two years and vesting of a pro rata portion of his long-term incentive awards (based on the portion of the vesting period in which Mr. Robbins remained employed with the Company), subject to achievement of any performance criteria.  The employment agreement also provides for certain benefits and payments if Mr. Robbins terminates his employment within two years following a change-in-control (as defined in the agreement) or if Mr. Robbins’ employment was terminated by the Company without cause or by Mr. Robbins with good reason at any time from and after six months prior to the public announcement of a transaction that will result in a change-in-control.  In such event, the agreement provides that Mr. Robbins would receive an amount equal to 2.5 times the sum of his annual base salary and target bonus, a prorated target bonus for the year of termination, continued welfare benefits for 30 months and his long-term incentive awards would be treated in accordance with their terms. In the event Mr. Robbins is terminated without cause, or he voluntarily terminates for good reason, and within six months the Company publicly announced a change-in-control, upon closing of the change-in-control, the agreement provides that he would be entitled to receive the change-in-control payments set forth above, less any payments that he received as a termination payment.

The table below shows the maximum amounts that could be paid to Mr. Robbins under his agreements, and (i) is based on his salary at December 29, 2017; and (ii) assumes the triggering event was December 29, 2017.

	2017 Termination/Change-in-Control Payments – Hadley S. Robbins
	Death	Disability	Voluntary Termination For Good Reason (Not Due to CIC)	Termination w/o Cause (Not Due to CIC)		Termination Due to CIC (1)		Retirement
Employment Agreement(2)	$—	$—	$1,400,000	$1,400,000		$1,400,000		$—
Annual Incentive(3)	—	—	441,593	441,593		329,300		—
CIC Termination Payment(4)	—	—	—	—		1,173,500		—
Benefits Payable Under SERPs or Split Dollar Life Insurance(5)	3,410,096	4,886,000	—	117,200	*	169,667	*	—
Bank Owned Life Insurance(6)	2,100,000	—	—	—		—		—
Healthcare and Other Benefits(7)	—	—	19,584	19,584		24,480		—
FMV of Accelerated Equity Vesting(8)	1,607,932	1,607,932	518,674	518,674		1,607,932		—
Total	$7,118,028	$6,493,932	$2,379,851	$2,497,051		$4,704,879		$—

*	Reflects the annual lifetime annuity payable following the triggering event under the terms of the applicable plan.

(1)
In the event Mr. Robbins was terminated without cause, or he voluntarily terminated for good reason, and within six months the Company publicly announced a change-in-control, upon closing of the change-in-control, he would be entitled to receive change-in-control payments, less any payments that he received as a termination payment.

(2)	Represents two times Mr. Robbins annual salary in the year of termination payable in equal monthly installments over two years following termination.

(3)
For voluntary termination for good reason and termination without cause, represents the prorated portion of any incentive payment earned during the year of termination payable in a lump sum; provided that, if such termination is due to change-in-control, represents the prorated portion of Mr. Robbins’ target annual incentive.

(4)
For termination due to change-in-control, represents 0.5 times Mr. Robbins annual salary in the year of termination plus 2.5 times Mr. Robbins target annual incentive payable in equal monthly installments over a 30-month period following termination.

(5)
Reflects the aggregate SERP benefits (or split dollar life insurance benefits calculated based on SERP benefits) to which Mr. Robbins would be entitled, including the retirement benefit in which Mr. Robbins vested upon the Company’s acquisition of West Coast Bancorp, which had a value at December 29, 2017 of $1,159,314 and which reduces the benefits otherwise payable under Mr. Robbins’ existing SERP.  See “Pension Benefits” above for more details regarding these benefits.  Annual amounts reflected in the table above reflect a single lifetime annuity; however Mr. Robbins alternatively may elect a joint and survivor annuity.

Benefits on Death.  Death benefits are not payable pursuant to the SERP; however, in the event of Mr. Robbins’ death while employed, a Split Dollar Agreement provides a one-time lump sum benefit of a stated dollar amount calculated as ten times the projected annual SERP benefit at normal retirement.

Benefits on Disability. In the event that Mr. Robbins becomes Disabled, the amount represents a one-time lump sum payment calculated as the present value of the projected stream of retirement benefit payments that Mr. Robbins would expect to receive had he remained employed until normal retirement age.

Benefits on Termination without Cause or Due to CIC.  Upon a termination without cause or due to a change-in-control, benefits are payable in a lifetime annuity.

(6)	Represents the amount equal to three times base salary as of the date of death that would be due to Mr. Robbins’ beneficiaries under a bank owned life insurance policy payable by the insurer.

(7)
Represents the value of continued employer-paid health and welfare benefits for two years following termination (or in the event of a termination due to change-in-control, for 30 months following termination).

(8)
Represents the fair market value of unvested equity awards with performance shown at stretch performance or, in the case of a voluntary termination for good reason or a termination without cause not in connection with a change-in-control, a prorated portion of the target number of unvested equity awards, in each case based on the closing price of Columbia’s common stock on NASDAQ on December 29, 2017 of $43.44 per share.

Change-in-Control Agreements. Columbia Bank has entered into change-in-control agreements with Messrs. Stein, Lawson and McDonald and Ms. Baruffi.

The agreements contain provisions, similar to those contained in the employment agreement for Mr. Robbins discussed above, that require payments in the event of termination of employment without cause or by the executive for good reason within 365 days following a change-in-control (as defined in the agreements) or termination of employment without cause prior to the change-in-control at any time from and after sixty days prior to the public announcement of a transaction that will result in a change-in-control, provided that the change-in-control occurs within 18 months of the executive’s termination date. Under the agreements, the executives are entitled to (i) receive their base salary for terms of two years; (ii) accelerated vesting of options; and (iii) removal of restrictions on any restricted stock or other restricted securities, subject to Federal securities laws. These agreements also contain a covenant that the executive will not compete with or solicit employee, customer or business partner of Columbia or any of its subsidiaries for up to two years after the commencement of severance benefit payments, unless payments of such severance benefits are waived by the executive. The terms of the agreements are five years unless otherwise extended in writing.

Unit Plans. Columbia previously entered into Unit Plans with each of Mr. McDonald (three plans, one each in 2004, 2006 and 2007) and Mr. Stein (in 2008). The plans were provided primarily to supplement retirement benefits in lieu of a SERP. Each separate Unit Plan provides that the executive will begin receiving a monthly payment beginning the first month following the tenth anniversary of each plan, based on an annual aggregate payment of $25,000 per year for ten years. In the event the executive’s employment is terminated by the Company without cause, or he is terminated due to disability, the executive will be entitled to receive a payment based on the prorated portion of his term of employment, payable in monthly payments following the tenth anniversary of each plan. If the executive leaves the employment of Columbia prior to expiration during the respective ten-year period, the entire amount is forfeited. Once receiving the benefit, there is a non-competition clause restricting the executive from working for a competitor.

As noted above, in 2013, the Company entered into a SERP with Messrs. McDonald and Stein. Benefits under the Unit Plans were frozen to new contributions. In the event any benefit payments due Messrs. McDonald or Stein pursuant to their respective SERP plans are to be made simultaneously with payment amounts due them pursuant to their respective Unit Plans, then any SERP benefit payments will be reduced by amounts to be paid out from their Unit Plans. The reduced SERP benefit payment will be determined by deducting the amount of the Unit

Plan payments from the scheduled SERP benefit payments. Once the Unit Plan benefit payment periods expire, retirement benefit payments under the SERP plan will no longer be reduced.

The tables below show the maximum amounts that could be paid to Messrs. Stein, Lawson, McDonald and Ms. Baruffi under their respective agreements, which are based on (i) the executive’s salary at December 29, 2017; and (ii) assumes the triggering event was December 29, 2017.

	2017 Termination/Change-in-Control Payments - Clint E. Stein
	Death		Disability	Termination w/o Cause (Not Due to CIC)	Termination Due to CIC	Retirement
Change in Control Agreement(1)	$—		$—	$—	$813,200	$—
Benefits Payable Under SERPs, Unit Plans or Split Dollar Life Insurance(2)	4,130,558	*	3,076,000	1,044,000	1,740,000	—
Bank Owned Life Insurance(3)	1,219,800		—	—	—	—
FMV of Accelerated Equity Vesting(4)	1,178,049		1,178,049	—	1,178,049	—
Total	$6,280,527		$4,254,049	$1,044,000	$3,731,249	$—

* Includes $247,880, which is the aggregate amount that would be payable in monthly installments over a ten-year period under Mr. Stein’s Unit Plan.

	2017 Termination/Change-in-Control Payments - David C. Lawson
	Death	Disability	Termination w/o Cause (Not Due to CIC)		Termination Due to CIC		Retirement
Change in Control Agreement(1)	$—	$—	$—		$552,000		$—
Benefits Payable Under SERPs or Split Dollar Life Insurance(2)	947,460	1,281,000	22,147	*	56,248	*	—
Bank Owned Life Insurance(3)	828,000	—	—		—		—
FMV of Accelerated Equity Vesting(4)	551,036	551,036	—		551,036		—
Total	$2,326,496	$1,832,036	$22,147		$1,159,284		$—

*	Reflects the annual lifetime annuity payable following the triggering event under the terms of the applicable plan.

	2017 Termination/Change-in-Control Payments - Andrew L. McDonald
	Death		Disability	Termination w/o Cause (Not Due to CIC)		Termination Due to CIC		Retirement
Change in Control Agreement(1)	$—		$—	$—		$646,000		$—
Benefits Payable Under SERPs, Unit Plans or Split Dollar Life Insurance(2)	3,141,840	*	2,985,000	78,838	**	123,885	**	78,838	**
Bank Owned Life Insurance(3)	969,000		—	—		—		—
FMV of Accelerated Equity Vesting(4)	639,133		639,133	—		639,133		—
Total	$4,000,093		$3,624,133	$78,838		$1,409,018		$78,838

* Includes $749,880, which is the aggregate amount that would be payable in monthly installments over a ten-year period under Mr. McDonald’s Unit Plans.

** Reflects the annual lifetime annuity payable following the triggering event under the terms of the applicable plan.

	2017 Termination/Change-in-Control Payments – Kumi Y. Baruffi
	Death	Disability	Termination w/o Cause (Not Due to CIC)	Termination Due to CIC	Retirement
Change in Control Agreement(1)	$—	$—	$—	$510,000	$—
Benefits Payable Under SERPs or Split Dollar Life Insurance(2)	2,529,593	2,008,000	183,000	1,217,000	—
Bank Owned Life Insurance(3)	765,000	—	—	—	—
FMV of Accelerated Equity Vesting(4)	523,539	523,539	—	523,539	—
Total	$3,818,132	$2,531,539	$183,000	$2,250,539	—

(1)
The amount for Messrs. Stein, Lawson, McDonald and Ms. Baruffi represents two times each Named Executive’s annual base salary payable in equal monthly installments for two years following the termination date.

(2)
Reflects the benefits to which each Named Executive would be entitled under their SERPs (or split dollar life insurance benefits calculated based on SERP benefits) and, in the case of Messrs. McDonald and Stein, under their Unit Plans, which reduce the benefits otherwise payable under their SERPs (except in the event of death).  See “Pension Benefits” and “Unit Plans” above for more details regarding these benefits.  Annual amounts reflected in the tables above reflect a single lifetime annuity; however the Named Executives alternatively may elect a joint and survivor annuity.

Benefits on Death.  Death benefits are not payable pursuant to the SERP; however, in the event of death of a Named Executive while employed, a Split Dollar Agreement provides a one-time lump sum benefit of a stated dollar amount calculated as ten times the projected annual SERP benefit at normal retirement.  For Messrs. McDonald and Stein, amounts also include the benefits that each would be entitled under their Unit Plans, which would not reduce the benefits payable under their SERPs.  Mr. Stein’s Unit Plan provides for $24,788 annually for ten years following death and Mr. McDonald’s Unit Plans collectively provide for $74,988 annually for ten years following death.  In the event that Mr. Stein or Mr. McDonald dies after their respective Unit Plan payments have begun, then any remaining payments in the ten-year benefit stream will be made to his beneficiaries.

Benefits on Disability. In the event of disability, the amounts for Messrs. Stein, Lawson, McDonald and Ms. Baruffi represent a one-time lump sum payment calculated as the present value of the projected stream of retirement benefit payments that the Named Executive would expect to receive had he or she remained employed until normal retirement age.

Benefits on Termination without Cause or Due to CIC.  Upon a termination without cause or due to a change-in-control, benefits are payable in a one-time lump sum, except that for Messrs. Lawson and McDonald benefits are payable in a lifetime annuity.  The benefits payable on a termination without cause reported for Messrs. Stein, Lawson and McDonald in the Company’s 2017 proxy statement were overstated as a result of calculating the benefits assuming a change-in-control had occurred.  These amounts have been corrected in the tables above.

Retirement Benefits.  Mr. McDonald was eligible to retire as of December 29, 2017 and receive benefits under his SERP payable in a lifetime annuity.

(3)
Represents the amount equal to three times base salary as of the date of death that would be due to each Named Executive’s beneficiaries under a bank owned life insurance policy payable by the insurer.

(4)
Represents the fair market value of unvested equity awards based on the closing price of Columbia’s common stock on NASDAQ on December 29, 2017 of $43.44 per share.  Performance Shares granted in 2016 and 2017 are shown at stretch performance.

Former Named Executive Employment Agreement.   Ms. Dressel served as President and Chief Executive Officer of Columbia and Columbia Bank pursuant to an employment agreement entered into effective August 1, 2004. The term of the employment agreement with Ms. Dressel was a rolling three-year term that provided for termination by either party through a notice of non-renewal submitted at least 60 days prior to the anniversary of the agreement.

Ms. Dressel’s employment agreement provided that if her employment was terminated without cause or if she resigned for good reason, then she would receive salary and benefits for the greater of two years or the balance of the contract term, a prorated portion of any incentive payment earned during the year of termination, and all forfeiture provisions regarding any outstanding restricted stock or other compensation agreements would lapse. The employment agreement also provided for certain benefits and payments if Ms. Dressel terminated her employment within two years following a change-in-control (as defined in the agreement) or if Ms. Dressel’s employment was terminated by the Company without cause or by Ms. Dressel with good reason at any time from and after six months prior to the public announcement of a transaction that would result in a change-in-control.  In such event, in addition to the continued benefits and payment of base salary described above (as well as the lapsing of any forfeiture provisions), the agreement provided that Ms. Dressel would receive an amount equal to two times any incentive payment she received for the year preceding her termination, and all of her stock awards would fully vest and any restrictions would lapse. In the event Ms. Dressel was terminated without cause, or she voluntarily terminated for good reason, and within six months the Company publicly announced a change-in-control, upon closing of the change-in-control, the agreement provided that she would be entitled to receive the change-in-control payments set forth above, less any payments that she received as a termination payment.

Effective February 1, 2009, Ms. Dressel voluntarily agreed to an amendment to her employment agreement that provided that if the total payment and benefits to be received by her as a result of a termination of employment in connection with a change-in-control would be in an amount that would cause them to be a “parachute payment” within the meaning of Section 280G of the Code, such payments would be reduced so that the total amount of such payments and benefits is $1 less than the amount constituting a parachute payment.  Ms. Dressel’s employment agreement was amended in February 2015 to remove this “cutback” provision. The 2015 amendment to Ms. Dressel’s employment agreement provided that Ms. Dressel and the Company would cooperate and use all reasonable efforts, in compliance with applicable law, to minimize the amount of any excise tax imposed by Section 4999 of the Code.

Following Ms. Dressel’s unexpected passing in February 2017, her beneficiaries became entitled to the lump sum payout of her Deferred Compensation Plan account equal to $516,203 and payout of the BOLI policies described above in an aggregate amount of approximately $6.3 million.

Other Compensation Plans

Employee Stock Purchase Plan. We also maintain an Employee Stock Purchase Plan (the “ESPP”) that was adopted in 1995, and amended in 2000, 2006, 2009 and 2010. The ESPP allows eligible employees to purchase shares of Columbia common stock at 90% of the lower of the market price at either the beginning or the end of each six-month offering period by means of payroll deductions. At December 31, 2017, there were 428,829 shares available for purchase under the ESPP.

Pay Ratio

Set forth below is the total annual compensation for 2017 of Mr. Robbins, the median of the total annual compensation of our employees (other than Mr. Robbins) and the ratio of those two values:

CEO Total Annual Compensation as reported in the Summary Compensation Table (A)	Median Total Annual Compensation of Our Employees (B)	Ratio of (A) to (B)
$3,501,130	$48,738	72 to 1

To identify our median employee, we used our entire employee population as of December 31, 2017, excluding the approximately 344 employees of Pacific Continental Corporation who became employees of the Company as a result of our acquisition of Pacific Continental Corporation on November 1, 2017.  We measured compensation based on total gross pay for 2017 as reported to the Internal Revenue Service on Form W-2 for 2017 and annualized the compensation of all permanent employees hired or rehired during 2017.  In accordance with SEC rules, after identifying our median employee, we calculated 2017 total annual compensation for both our median employee and Mr. Robbins using the same methodology that we use to determine our Named Executives’ total annual compensation for the Summary Compensation Table.  This calculation produced the ratio shown in the table above.

Mr. Robbins’ total annual compensation above reflects his compensation for approximately six months as our President and Chief Executive Officer, four months as our interim Chief Executive Officer and two months in his former position as our Executive Vice President, Chief Operating Officer.  If Mr. Robbins had served as our President and Chief Executive Officer for the entire year at the annual base salary rate set forth in his employment agreement then, assuming that Mr. Robbins earned an annual bonus at the same percentage of target bonus as described in the section entitled “Annual Cash Incentive Compensation” on page 29, Mr. Robbins’ total annual compensation for 2017 would be $3,784,144 and the resulting pay ratio would have been 78 to 1.

PROPOSAL NO. 2

APPROVAL OF 2018 EQUITY INCENTIVE PLAN

The Board adopted the 2018 Equity Incentive Plan of Columbia Banking System, Inc. (the “2018 Plan”) on March 28, 2018, subject to shareholder approval at the Annual Meeting.  The 2018 Employee Plan will be effective on May 23, 2018 if it is approved by our shareholders at the 2018 Annual Meeting (the “Effective Date”).

The 2018 Plan will be applicable only to awards granted on or after the Effective Date and will replace the 2014 Stock Option and Equity Compensation Plan (the “Current Plan”) for awards granted on or after the Effective Date.  The Board has determined that, subject to shareholder approval of the 2018 Plan, no shares will be available, and no new grants will be made, under the Current Plan after the Effective Date.  The terms and conditions of awards granted under the Current Plan prior to the Effective Date will not be affected by the adoption or approval of the 2018 Plan and the Current Plan will remain effective with respect to such awards.

The 2018 Plan provides for the issuance of equity-based awards covering up to 3,050,000 shares.  We believe that the shares available for issuance under the Current Plan would only provide sufficient shares for our equity-based compensation programs for no more than approximately one to two years.  Therefore, if our shareholders do not approve the 2018 Plan, our future ability to issue equity-based awards, other than cash-settled awards, will be limited.  This could have significant adverse consequences, including to our ability to attract and retain talent and align compensation with the interests of our shareholders.

Best Practices and Updates.  The 2018 Plan includes a number of provisions designed to protect stockholder interests and appropriately reflect our compensation philosophy and current tax law regime, which include:

•
Default Double-Trigger Change in Control Treatment.  On a change in control of the Company, awards will not be entitled to “single-trigger” vesting unless the surviving company does not assume the awards or replace the awards with awards containing substantially the same terms.

•
No Dividends or Dividend Equivalents Paid on Unvested Awards.  The 2018 Plan provides that any dividends paid on restricted shares and any dividend equivalent rights granted in respect of a restricted stock unit will accrue during the period in which such awards are unvested and will only be paid to the holder of the award if and to the extent that the award vests.  No dividends or dividend equivalents may be paid on unvested awards.

•
Non-Employee Director Awards.  The 2018 Plan incorporates the program by which we will compensate our non-employee directors beginning after the Annual Meeting, which includes the following:  (1) an annual cash retainer of $35,000, (2) an annual equity retainer of $70,000 and (3) a per-meeting attendance fee of $1,000.  Additionally, the Board may determine to establish an annual retainer for each non-employee director chairing or serving on any standing committee of the Board that does not exceed $15,000 per committee.  The Board may also provide a retainer or other fee for other services, including for service as Chair of the Board or on a specific purpose committee.

•
Clawback and No Hedging Policies.  Awards will be subject to our policies, including our clawback, stock ownership and no hedging policies.  For a description of these policies, see “Compensation Discussion & Analysis—Clawback Policies for the Recovery of Incentive Compensation” and “—Stock Ownership Guidelines and No-Hedging.”

•
No Discounted Awards or Repricings.  The exercise price per share of options and stock appreciation rights must be not less than the fair market value of a share on the grant date and may not be repriced without shareholder approval.

•
No “Evergreen” or Liberal Share Recycling.  The 2018 Plan does not contain an evergreen provision and authorizes a fixed number of shares available for grant.  Shares tendered by a grantee or withheld by the Company in payment of the exercise price or consideration required to be paid, or to satisfy any tax withholding obligation, with respect to an award are not available for future awards.

•
Changes Related to Tax Reform.  As a result of the changes to Section 162(m) of the Code resulting from the Tax Cuts and Jobs Act enacted on December 22, 2017, the 2018 Plan does not include certain provisions that are in the Current Plan and that were designed to qualify awards under that plan as performance-based compensation for purposes of Section 162(m), including annual limitations on certain awards that could be granted to individual participants.  As described in greater detail under “Compensation Discussion & Analysis—Impact of Tax Treatment of Compensation,” the recent tax reform eliminated the performance-based compensation exception other than with respect to certain arrangements in place on November 2, 2017.  Nevertheless, we will continue to be able to grant awards that are subject to performance-based vesting conditions under the 2018 Plan consistent with our compensation philosophy.

Burn Rate and Overhang.  The Company’s historical share usage under its equity compensation plans (sometimes referred to as “burn rate”) and the potential dilution of the Company’s shareholders that could occur with respect to the Company’s equity plans (sometimes referred to as “overhang”) are summarized below.

Burn rate is a calculation of shares granted during the year divided by weighted average shares outstanding.

	2017	2016	2015	Average
(a) Restricted Stock and Performance Share awards granted (1)	337,384	335,593	306,007	326,328
(b) Weighted average basic shares outstanding	59,882,000	57,184,000	57,019,000	58,028,333
(c) Burn rate (a/b) (2)	0.56%	0.59%	0.54%	0.56%
(d) Adjusted burn rate (3)	1.40%	1.47%	1.34%	1.40%

(1) Reflects the maximum, gross number of shares underlying awards made during the respective year.
(2) Not adjusted for forfeitures, withholding and expirations, which would reduce the burn rate if taken into account.
(3) Adjusted to reflect the Institutional Shareholder Services “multiplier” counting each full value award as 2.50 option shares.

Overhang is a calculation of the total potential dilution attributable to equity-based compensation and reflects the shares reserved for all outstanding (unvested) grants plus shares available for future grants as a percentage of common shares outstanding.  The overhang as of March 15, 2018 is calculated as follows:

(a) Shares available under the 2018 Plan	3,050,000
(b) Shares underlying outstanding awards*	1,019,769
(c) Shares remaining available under the Current Plan**	663,476
(d) Total shares authorized for, or outstanding under, employee awards (a + b + c)	4,733,245
(e) Total shares outstanding	73,258,428
(f) Overhang (d/e)	6.46%

* Of such shares, 13,596 are underlying stock options. Performance Share awards are shown assuming that maximum performance is achieved.

** If the 2018 Plan is approved, no shares will be available, and no new awards will be made, under the Current Plan.  In 2018, we have granted awards under our Current Plan covering approximately 237,624 shares, which are included in “shares underlying outstanding awards” above.  Additionally, we intend to use approximately 34,095 shares that are currently available under the Current Plan to grant our regular annual performance based equity awards prior to the date of the Annual Meeting.

The number of shares remaining available for grant as described above differs from information reported in our 10-K, which reports the information as of December 31, 2017.  Additional information as of March 15, 2018 includes:

Shares of Restricted Stock outstanding	962,718
Performance Share awards outstanding*	43,445
Shares to be issued upon exercise of outstanding options and rights	13,596
Weighted-average exercise price of outstanding options and rights	$39.01
Weighted-average contractual life of outstanding options and rights in years	0.1488 years
Shares remaining available for future issuance under equity compensation plans**	1,074,607

* Outstanding performance Share awards, all of which are unearned, are shown assuming that maximum performance is achieved.  As discussed above, we intend to use approximately 34,095 shares that are currently available under the Current Plan to grant our regular annual performance based equity awards prior to the date of the Annual Meeting.

** Consists of 663,476 shares available for future issuance under the Current Plan and 411,131 shares available for purchase under the Employee Stock Purchase Plan.  As discussed above, if the 2018 Plan is approved, no shares will be available, and no new awards will be made, under the Current Plan; however, we intend to use approximately 34,095 of the shares that are currently available under the Current Plan to grant our regular annual performance based equity awards prior to the date of the Annual Meeting.

Purposes and Effects of the 2018 Plan

We have historically maintained an equity incentive plan for the benefit of our employees and directors. The Board believes that stock-based incentives are essential to attract and retain the services of individuals who are likely to make significant contributions to our success, to encourage ownership of our common stock by employees and directors, and to promote our success by providing both rewards for exceptional service and long-term incentives for future contributions to the Company. The Board believes that stock-based compensation is an important element to attract and retain the best people to help grow the Company and its earnings in a competitive marketplace.  The Board has adopted the 2018 Plan as the vehicle for making future awards of stock-based incentive compensation to employees and directors of the Company and its affiliates.

The Board unanimously recommends that shareholders approve the 2018 Plan in order to allow the Company to continue to offer equity-based awards to employees and directors as part of its overall compensation package and be competitive in its marketplace.

Summary of the 2018 Plan

The following summary of the terms of the 2018 Plan is qualified in its entirety by reference to the text of the 2018 Plan, which is attached as Appendix B to this Proxy Statement.

Administration

The 2018 Plan will be administered by the Personnel and Compensation Committee (the “Committee”).  Among other things, the Committee will determine, in its discretion, the persons who will receive awards  under the 2018 Plan, the time when awards will be granted, the terms of the awards and the number of shares of the Company’s common stock subject to the awards.  Subject to applicable law and rules of a stock exchange or quotation system, the Committee may delegate all or some of its power and authority to administer the 2018 Plan to one or more of its members or any other person selected by it, and may revoke any such delegation at any time.  The Board may take any action under the 2018 Plan that would otherwise be the responsibility of the Committee.  All decisions of the Board or Committee relating to the 2018 Plan and awards granted thereunder do not need to be uniform and generally will be final and binding on all persons.

Eligibility

All employees and directors of the Company and its subsidiaries are eligible to participate in the 2018 Plan.  As of March 15, 2018, approximately 2,212 employees and 13 non-employee directors would have been eligible to receive awards under the 2018 Plan.  For purposes of the following summary, an eligible person who has been granted an award under the 2018 Plan is referred to as a “Grantee.”

Stock Available for Issuance Through the 2018 Plan

Generally.  The 2018 Plan provides for a number of forms of stock-based compensation, as further described below.  The number of shares of the Company’s common stock that may be subject to awards will be 3,050,000 shares.

Acquired Awards.  Shares of the Company’s common stock subject to Awards (as defined below) that are assumed, converted or substituted under the 2018 Plan as a result of the Company’s acquisition of another company (including by way of merger, combination or similar transaction) will not count against the number of shares that may be granted under the 2018 Plan.  Available shares under a stockholder approved plan of an acquired company (as appropriately adjusted to reflect the transaction) may be used for Awards under the 2018 Plan and do not reduce the maximum number of shares available for grant under the 2018 Plan, subject to applicable stock exchange requirements.

Share Counting.  Shares subject to an Award that are not issued because the Award is forfeited or cancelled will be returned and made available for further grant under the 2018 Plan; provided that shares will not again be available for further grant in the case of shares that are (i) used to satisfy a withholding obligation of the Grantee, (ii) tendered to the Company to pay the exercise price or consideration required to be paid with respect to an Award or (iii) subject to a stock appreciation right, to the extent the stock appreciation right is exercised.

Non-Employee Director Awards.  The 2018 Plan provides that, for the 12-month period following the first Board meeting after each annual meeting of the Company’s stockholders (each, the “Annual Period”), non-employee directors of the Company will be paid in accordance with the provisions of the 2018 Plan.  Each non-employee director will receive for his or her service on the Board (1) an annual cash retainer of $35,000, (2) an annual equity retainer of $70,000 and (3) a per-meeting attendance fee of $1,000.  Additionally, the Board may determine to establish an annual retainer for each non-employee director chairing or serving on any standing committee of the Board that does not exceed $15,000 per committee.  The retainers and fees will increase by 5% each year beginning with the 2019-2020 Annual Period unless the Board determines to defer and cumulate the increase (or a portion of the increase).  The Board may at any time provide any Director with a retainer or other fee for service in addition to that provided in the 2018 Plan, including for service as Chair of the Board, on a specific purpose committee or to any Subsidiary or for any other special service, in each case determined in the discretion of the Board.

Description of Awards Under the 2018 Plan

The Committee may award to eligible Grantees incentive stock options and nonqualified stock options; restricted shares; restricted stock units; stock appreciation rights; and cash awards, each of which is referred to as an “Award.”

The terms of these Awards as set forth in the 2018 Plan are described in greater detail below.

Stock Options.  Options granted under the 2018 Plan may include options intended to meet the requirements of an “incentive stock option” as defined in Section 422 of the Internal Revenue Code and “non-qualified options;” provided that the maximum number of shares of common stock underlying incentive stock options that may be granted to any one Grantee (other than a non-employee director) in a calendar year is 100,000 shares.  The exercise price for each option granted under the 2018 Plan is determined by the Committee, but may not be less than 100% of the fair market value on the date of grant. “Fair market value” is defined in the 2018 Plan to mean the closing sale price of a share of the Company’s common stock as reported on the NASDAQ Stock Market.  The term of each option will be fixed by the Committee and may not exceed 10 years from the date of grant; provided that vested options will expire on an earlier date if the Grantee’s employment with the Company terminates.  During the lifetime of the Grantee, options may only be exercised by the Grantee.

Restricted Stock Awards.  A restricted stock Award means a share of common stock issued to an employee or director that is subject to restrictions and conditions determined by the Committee, including, for example, completing a specified number of years of service or attaining specified performance goals.  No cash or other consideration need be paid for shares of common stock subject to an Award, other than in the form of services performed under terms and conditions determined by the Committee.  Any portion of a restricted stock Award that is not vested because the specified objectives were not attained is forfeited.  A Grantee holding a restricted stock Award (both vested and unvested) will have the rights of a shareholder (including voting and liquidation rights) with respect to the shares subject to the Award; provided that all ordinary cash dividends or other ordinary distributions paid during the period of restriction upon any share of restricted stock will be retained by the Company and will be paid to the Grantee (without interest) if and to the extent that the restricted stock vests.

Restricted Stock Unit. A restricted stock unit means the right to receive common stock or a payment in cash in an amount equal to the fair market value of such common stock on the date on which the restricted stock unit Award is settled.  No cash or other consideration need be paid for shares of common stock subject to an Award, other than in the form of services performed under the terms and conditions determined by the Committee.  The holder of a restricted stock unit will have none of the rights of a shareholder until such time as shares, if any, are actually issued. Any portion of an Award that is not vested because the specified objectives were not attained is forfeited.  The 2018 Plan provides that a restricted stock unit may include a right to a “dividend equivalent,” which is an amount equal to the total dollar value of all dividends that would have been paid on the shares of common stock covered by the Award between the date of grant of the restricted stock units and the date on which the restricted stock units are settled if such shares of common stock had been delivered pursuant to the Award.  A restricted stock unit does not include a dividend equivalent unless the applicable Award agreement clearly specifies that it does.   Any restricted stock units that are granted with dividend equivalents will accrue dividend equivalents at the time and at the same rate as dividends are paid on shares of Common Stock, which dividend equivalents will be retained by the Company and will be paid to the Grantee (without interest) if and to the extent that the restricted stock units vest.

Stock Appreciation Right.  A stock appreciation right means the right to receive payment in cash or common stock in an amount equal to the excess of the fair market value of the Company’s common stock on the date of exercise of the right to receive payments under the stock appreciation right and the fair market value of the Company’s common stock on the date of grant. The reference price applicable to a stock appreciation right may never be less than the fair market value of the underlying stock on the date on which the stock appreciation right is granted, and no stock appreciation right may be exercisable later than 10 years after the grant date.

Cash Awards. The Committee will also have the discretion to grant cash Awards (including, without limitation, retainers and meeting-based fees for non-employee directors) under the 2018 Plan upon such terms and conditions as it establishes.  Each cash Award will have a value as determined by the Committee. The Committee may establish performance goals in its discretion and determine payout in its discretion.

Change in Control

Except as otherwise provided in the Award Agreement, in the event of a change in control in which the surviving, successor or acquiring corporation in the transaction agrees to replace Awards with rights to its equity that confer substantially the same benefits as those represented by the Awards, as determined by the Committee, Awards under the 2018 Plan will be subject to “double-trigger vesting” so that, if a Grantee’s employment is terminated by the Company or any successor entity thereto without cause, or the Grantee resigns his or her employment for good reason, in either case, on or within two years after the change in control, each Award granted to the Grantee prior to such change in control will become fully vested.  If the surviving, successor or acquiring corporation in the transaction does not agree to replace Awards with equity awards that confer substantially the same benefits, then all Awards will vest on the closing of the transaction or any earlier date selected by the Committee.  Unless the Committee determines otherwise, any outstanding Awards that are subject to performance-vesting conditions will be deemed earned at the greater of the target level and the actual performance level as of the change in control date and will cease to be subject to any further performance conditions but will continue to be subject to time-based vesting following the change in control in accordance with the original performance period.

In the event of a change in control or similar transaction, a Grantee’s Award will be treated in accordance with one or more of the following methods as determined by the Committee in its sole discretion:  (i) settle Awards for an amount of cash or securities equal to their value, where in the case of stock options and stock appreciation rights, the value of such Awards will be equal to their in-the-money spread value (if any); (ii) provide for the assumption of or the issuance of substitute Awards that will substantially preserve the otherwise applicable terms of any affected Awards; (iii) modify the terms of the Awards to add events, conditions or circumstances upon which the vesting of the Awards will accelerate; or (iv) provide that for a period of at least 20 days prior to the change in control, any stock options or stock appreciation rights that would not otherwise become exercisable prior to the change in control will be exercisable as to all shares subject thereto (contingent upon and subject to the occurrence of the change in control) and that any stock options or stock appreciation rights not exercised prior to the consummation of the change in control will terminate and be of no further force and effect as of the change in control.  In the event of a change in control where all options and stock appreciation rights are settled for an amount (as determined in the sole discretion of the Committee) of cash or securities, the Committee may, in its sole discretion, terminate any option or stock appreciation right for which the exercise price is equal to or exceeds the per share value of the consideration to be paid in the change in control transaction without payment of consideration therefor.

Adjustments for Changes in Capitalization

Subject to any required action by the shareholders of the Company, the number of shares subject to Awards, the number of shares available for grants, the exercise price for shares specified in Awards, the value of shares used to determine amounts required to be paid under restricted stock units (and any associated dividend equivalent) and stock appreciation rights and the individual Grantee limitations set forth in the 2018 Plan will be proportionately adjusted for any increase or decrease in the number of issued shares of the Company’s common stock resulting from a stock split or other subdivision or consolidation of shares, the payment of any extraordinary cash or stock dividend on shares or any other increase or decrease in the number of such shares effected without receipt of consideration by the Company.  The Committee will make such adjustments and its determination in that respect will be final, binding and conclusive.  The grant of an Award will not affect in any way the right or power of the Company to adjust, reclassify, reorganize or change its capital or business structure.

No Re-pricing or Repurchase of Options and Stock Appreciation Rights

The exercise price of outstanding options and stock appreciation rights may not be changed, and the Company may not make an offer to purchase outstanding options or stock appreciation rights for cash, or exchange outstanding options or stock appreciation rights for other securities, at a time when the exercise price of the outstanding options or stock appreciation rights exceeds the fair market value of the common stock covered by the options or stock appreciation rights, except with approval of the Company’s shareholders or as otherwise required or permitted in the 2018 Plan (for example, proportionate adjustments in the event of a corporate transaction that impacts the Company’s common stock).

Clawback Policies

Awards under the 2018 Plan will be subject to any clawback or recapture policy that the Company may adopt from time to time to the extent provided in such policy and, in accordance with such policy, may be subject to the requirement that the Awards be repaid to the Company after they have been distributed to the Grantee.  For a description of our clawback policy, see “Compensation Discussion & Analysis—Clawback Policies for the Recovery of Incentive Compensation.”

Non-Transferability of Awards

No Award granted under the 2018 Plan may be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner, other than by will or by the laws of descent or distribution if permitted by the 2018 Plan.

Term of the 2018 Plan; Amendment and Termination

The 2018 Plan will have a term of 10 years following the date of shareholder approval.  The 2018 Plan may be amended or terminated at any time by the Board subject to any required shareholder approval.  If the 2018 Plan is terminated, it will remain in effect with respect to any Awards granted under it that are outstanding at the time of its termination.  The Board or Committee may amend outstanding Awards under the 2018 Plan; provided that any amendment may not, without the Grantee’s consent, materially impair or diminish the Grantee’s rights under the Award.

Federal Income Tax Consequences

The following is a brief description of the current U.S. federal income tax treatment generally arising with respect to grants of Awards under the 2018 Plan.  This summary is not intended to constitute tax advice, is not intended to be exhaustive and, among other things, does not describe state, local or foreign tax consequences.

Incentive Stock Options.  Holders of incentive stock options incur no federal income tax (other than potential alternative minimum tax) on the grant or exercise of such options.  Although there is no limit on the aggregate fair market value of stock that can be subject to an incentive stock option, to the extent the fair market value of stock (measured at the date of grant) with respect to which the option becomes exercisable for the first time during a calendar year exceeds $100,000, then the option will be treated as a nonqualified stock option to the extent of the excess.  If stock received upon exercise of an incentive stock option is disposed on or after the later of (i) the second anniversary of the date of grant of the incentive stock option and (ii) the first anniversary of the date of exercise of the incentive stock option (the “statutory holding period”), then the holder incurs tax at capital gain rates, provided the stock is treated in its hands as a capital asset. The Company will generally not be entitled to a deduction for any amount relating to stock issued under an incentive stock option.

If stock received upon exercise of an incentive stock option is disposed before the statutory holding period, then the holder will be subject to tax as follows:  (1) on the excess of the fair market value of the shares on the date of exercise (or the amount realized on the disqualifying disposition, if less) over the exercise price paid, as ordinary income, and (2) on the excess, if any, of the amount realized on the disqualifying disposition over the fair market value of the shares on the date of exercise, as capital gain.  If the amount realized from a disqualifying disposition is less than the exercise price paid (i.e., the holder’s basis) and the loss sustained upon such disposition would otherwise be recognized, the holder will not recognize any ordinary income from the disqualifying disposition and instead will recognize a capital loss.  In the event of a disqualifying disposition, the amount recognized by the holder as ordinary income is generally deductible by the Company.

The current position of the Internal Revenue Service is that income tax withholding and FICA and FUTA taxes (“employment taxes”) do not apply upon the exercise of an incentive stock option or upon any subsequent disposition, including a disqualifying disposition, of shares acquired pursuant to the exercise of the incentive stock option.

Nonqualified Stock Options. The holder of a nonqualified stock option recognizes income subject to federal income tax on the date of exercise of such option. The holder is taxed on the excess of (i) the fair market value of the stock (measured on the date of exercise) acquired upon exercise of the option over (ii) the option exercise price. The income is taxable at ordinary income rates and subject to employment taxes, and the Company is entitled to a deduction for the amount included by the holder in income.

Restricted Stock Awards. A Grantee of restricted stock will generally not be subject to federal income tax or employment taxes with respect to the stock at the time of grant if the stock is subject to a substantial risk of forfeiture. Instead, the Grantee is subject to federal income tax and employment taxes with respect to such stock in the taxable year in which the stock is transferable or is no longer subject to such substantial risk of forfeiture, whichever is applicable. The amount that the Grantee must include in gross income with respect to the restricted stock is the excess of the fair market value of the stock at the time it is transferable or no longer subject to a substantial risk of forfeiture, whichever is applicable, over the amount (if any) that was paid for the stock. In lieu of the foregoing, a Grantee of restricted stock can make a special election under Section 83(b) of the Code to include in gross income, for the taxable year in which the stock is granted, the excess of the fair market value of the stock at the time of grant over the amount (if any) paid for the stock. The Company is entitled to a deduction for the amount included by the Grantee in income.

Restricted Stock Units. The grant of a restricted stock unit will result in no income to the Grantee or deduction for the Company until such time as payments are actually made to the Grantee under the restricted stock unit.  Upon vesting of the restricted stock unit, the fair market value of the shares covered by the Award on the vesting date will be subject to employment taxes.  At the time the Company settles the Award, the Grantee will recognize ordinary income and the Company will be entitled to a deduction measured by the fair market value of the shares plus cash, if any, transferred to the Grantee.

Stock Appreciation Rights. The grant of a stock appreciation right will result in no income to the Grantee or deduction for the Company until such time as payments are actually made to the Grantee under the stock appreciation right.  Upon exercise of a stock appreciation right, an amount equal to the cash and/or the fair market value (measured on the date of exercise) of the shares received will be taxable to the holder as ordinary income, and such amount will be deductible by the Company.  This amount of income will be subject to employment taxes.

Cash Awards. At the time the Company makes a payout pursuant to a cash Award the Grantee will recognize ordinary income and the Company will be entitled to a deduction equal to the amount of such cash payment.  This amount of income will be subject to employment taxes.

Additional Medicare Tax.  Grantees will also be subject to a 3.8% tax on the lesser of (i) “net investment income” for the relevant taxable year and (ii) the excess of modified adjusted gross income for the taxable year over a certain threshold (between $125,000 and $250,000, depending on the Grantee’s circumstances).  The Grantee’s net investment income generally includes net gains from the disposition of shares.

Section 162(m).  Under Section 162(m) of the Code, the Company may not deduct compensation in any taxable year in excess of $1,000,000 that is paid to any individual who was a “covered employee” (generally, our named executive officers) for any taxable year beginning after December 31, 2016.

Non-Employee Director Awards.  The discussion above regarding the federal income tax implications of Awards generally applies to Awards granted to non-employee directors of the Company, except that non-employee directors are not eligible to receive incentive stock options and any amounts taxable to non-employee directors in respect of Awards are not subject to employment taxes (including the additional 3.8% Medicare tax) but may be subject to certain self-employment taxes.

New Plan Benefits

Awards granted under the 2018 Plan will be subject to the Committee’s discretion, and the Committee has not determined future Awards or who might receive them.  As a result, the benefits that will be awarded or paid under the 2018 Plan are not currently determinable.  The Awards granted for the 2017 fiscal year would not have changed if the 2018 Plan had been in place instead of the Current Plan and are set forth in the following table and, for our Named Executives, in the 2017 Summary Compensation Table and the 2017 Grants of Plan-Based Awards table and, for our non-employee directors, in the 2017 Director Compensation Table above.

2014 Stock Option and Equity Compensation Plan

Name and Position	Dollar Value ($)(1)	Number of Shares (2)
Hadley S. Robbins President, Chief Executive Officer	$919,666	21,802
Clint E. Stein EVP, Chief Financial Officer and Chief Operating Officer	$623,572	15,066
David C. Lawson EVP, Chief Human Resources Officer	$157,545	3,680
Andrew L. McDonald EVP, Chief Credit Officer	$184,336	4,306
Kumi Y. Baruffi EVP, General Counsel	$145,558	3,400
Our current executive officers (including our Named Executives listed above), as a group	$2,086,365	49,604
Our current non-employee directors as a group	$918,434	23,166
Employees other than our executive officers as a group	$8,272,793	199,870

(1)	Dollar value reflects the grant date fair value of all restricted stock awards and performance shares granted in 2017.
(2)	Assumes target performance was achieved for performance shares granted in 2017.

Our former President and Chief Executive Officer, Melanie Dressel, did not receive any Awards under the 2014 Stock Option and Equity Compensation Plan in 2017.

Vote Required and Board Recommendation

The affirmative vote of a majority of those shares present and entitled to vote is required to adopt the 2018 Plan. Brokers do not have discretion to cast a vote for the adoption of the 2018 Plan without your direction. Therefore, if your shares are in street name and you do not instruct your broker how to vote, your shares will not be voted on this proposal.

The Board of Directors unanimously recommends that you vote “FOR” the adoption of the 2014 Equity Plan as described above and attached to this Proxy Statement as Appendix B.

PROPOSAL NO. 3

ADVISORY (NON-BINDING) VOTE
ON EXECUTIVE COMPENSATION

At the 2017 Annual Meeting, shareholders voted on an advisory (non-binding) resolution on the frequency of a shareholder vote on named executive officer compensation. As recommended by the Board, the shareholders approved that an advisory (non-binding) vote to approve named executive officer compensation should occur on an annual basis, and that frequency was subsequently approved by the Board. Accordingly, we have included and will include a non-binding advisory vote on named executive compensation in our proxy materials on an annual basis until the next vote on the frequency of such advisory votes, which will occur no later than our 2023 annual meeting. In accordance with the vote of the shareholders and the Board, we are providing you the opportunity, as a shareholder, to endorse or not endorse our executive pay program through the following non- binding resolution:

“RESOLVED, that the shareholders approve the compensation of named executive officers as described in the Compensation Discussion & Analysis and the tabular disclosures regarding Named Executive compensation (together with the accompanying narrative disclosures) in this proxy statement.”

We believe that our compensation policies and procedures are strongly aligned with the long-term interests of our shareholders. Columbia’s compensation program is guided by the philosophy that total executive compensation should vary based on achievement of both individual and corporate goals and objectives, and should be focused on long-term strategies to build shareholder value. We invite you to consider the details of our executive compensation provided under “Executive Compensation—Compensation Discussion & Analysis” in this proxy statement. That section provides you with information about the structure of our executive compensation and the objectives that our compensation program is intended to achieve.

The compensation of our executives for 2017 is closely aligned with 2017 shareholder returns and Company financial performance. Columbia had strong financial results including significant increases in net income and shareholder return. The compensation of our executives increased along with our strong performance and Columbia’s growth.

Because your vote is advisory, it will not be binding upon the Board. However, the Personnel and Compensation Committee values the opinions that our shareholders express in their votes, and will take into account the outcome of the vote when considering future executive compensation arrangements.

Vote Required and Board Recommendation

The proposal on the advisory (non-binding) vote to approve executive compensation requires the affirmative vote FOR of a majority of the shares present and voting on this matter.

The Board unanimously recommends a vote “FOR” approval of the compensation of executive officers as described in the Compensation Discussion and Analysis and the tabular disclosures regarding named executive compensation (together with the accompanying narrative disclosures) in this proxy statement.

MANAGEMENT

The following table sets forth information with respect to the executive officers during 2017 who are not directors or nominees for director of Columbia, including employment history for the last five years. All executive officers are elected annually and serve at the discretion of the Board.

Name	Age	Position	Has Served as an Executive Officer of the Company since
Kumi Y. Baruffi (1)	47	Executive Vice President/General Counsel	2014
David C. Lawson (2)	59	Executive Vice President/Chief Human Resources Officer	2013
Andrew L. McDonald (3)	59	Executive Vice President/Chief Credit Officer	2004
Clint E. Stein (4)	46	Executive Vice President/ Chief Operating Officer, Chief Financial Officer	2012
Melanie J. Dressel (5)	deceased	Former President and Chief Executive Officer	1998

(1)
Ms. Baruffi joined Columbia Bank as an Executive Vice President and its first General Counsel in September 2014. Prior to joining Columbia Bank, Ms. Baruffi was a partner and member of the board of directors of Graham & Dunn, PC, a business law firm based in Seattle. As a member of the firm’s financial institutions team, Ms. Baruffi practiced for 19 years in the areas of bank mergers and acquisitions, corporate governance and regulatory compliance.

(2)
Mr. Lawson joined Columbia Bank as an Executive Vice President and Director of Human Resources in July 2013. He became the Chief Human Resources Officer in October 2014. Mr. Lawson has over 30 years of human resources experience, and prior to joining Columbia Bank, he spent 11 years with Franciscan Health System. As the human resources department’s senior vice president at Franciscan Health Systems, Mr. Lawson oversaw more than six hospitals and a network of clinics and physicians in Pierce, King and Kitsap Counties with over 11,000 employees.

(3)
Mr. McDonald joined Columbia Bank as an Executive Vice President and Chief Credit Officer in June 2004. Prior to joining Columbia Bank, Mr. McDonald was a Senior Vice President and Team Leader at US Bank. His experience in banking spans 30 years and includes senior credit officer positions with US Bank and West One Bank, as well as managing US Bank’s Media & Telecommunications group and South Puget Sound Commercial Banking group. Mr. McDonald previously held lending positions with Mellon Bank and Security Pacific.

(4)
Mr. Stein joined Columbia in December 2005, when he assumed the role of Senior Vice President and Chief Accounting Officer.  In May 2012, he was appointed as the acting Chief Financial Officer following the retirement of the former Chief Financial Officer, and in August 2012, he was appointed Executive Vice President and Chief Financial Officer of Columbia and Columbia Bank.  On July 10, 2017, Mr. Stein was appointed as Executive Vice President and Chief Operating Officer, filling the role vacated by Mr. Robbins. He is also continuing as the Chief Financial Officer.  He is a Certified Public Accountant and has over 20 years of banking, finance and accounting experience.

(5)
Ms. Dressel served as Chief Executive Officer and President of Columbia until her death on February 19, 2017. Ms. Dressel was named Chief Executive Officer of Columbia in February 2003, and was the President and Chief Executive Officer of Columbia Bank since 2000.  She served in several capacities at Columbia, including President and Chief Operating Officer from 2000 to 2003; Executive Vice President of retail banking from 1997 to 2000 and upon joining Columbia in 1993, served as Senior Vice President and Private Banking Manager until 1997. Ms. Dressel had approximately 40 years of banking experience and prior to joining Columbia, directed the private banking division of Puget Sound National Bank, and between 1974 and 1988, held various positions with Bank of California.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Fees Paid to Independent Registered Public Accounting Firm

The following table sets forth the aggregate fees charged to Columbia by Deloitte, for audit services rendered in connection with the audited consolidated financial statements and reports for the 2017 and 2016 fiscal years and for other services rendered during the 2017 and 2016 fiscal years.

Fee Category	Fiscal 2017	% of Total	Fiscal 2016	% of Total
Audit Fees	$1,717,460	95.7%	$1,247,960	94.5%
Audit-Related Fees	0	0%	0	0%
Tax Fees	71,854	4.1%	68,700	5.2%
All Other Fees	4,173	0.2%	4,161	0.3%
Total Fees	$1,793,487	100%	$1,320,821	100%

Audit Fees. Consists of fees billed to Columbia for professional services rendered by Deloitte in connection with the audit of our financial statements included in Columbia’s Form 10-K, review of financial statements included in Columbia’s Form 10-Q’s, or services to Columbia in connection with statutory or regulatory filings or engagements, including comfort letters and consents.

Audit-Related Fees. Consists of acquisition audits and due diligence on mergers and acquisitions.

Tax Fees. Consists of tax compliance, tax advice, and tax consulting services.

All Other Fees. Consists of accounting research subscriptions.

In considering the nature of the services provided by Deloitte, the Audit Committee determined that such services are compatible with the provision of independent audit services. The Audit Committee discussed these services with Deloitte and Company management to determine that they are permitted under the rules and regulations concerning auditor independence promulgated by the SEC to implement Sarbanes-Oxley, as well as the American Institute of Certified Public Accountants.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

The services performed by Deloitte in 2017 and 2016 were pre-approved in accordance with the pre-approval policy outlined in the Audit Committee’s adopted Charter. The policy specifies that pre-approval of all permissible auditing and non-auditing services to be provided by the Company’s independent auditors is the sole responsibility of the Audit Committee. Prior to commencing such services, pre-approval is required by the Audit Committee or as delegated to the Audit Committee Chair by the Committee.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board makes the following report, which notwithstanding anything to the contrary set forth in any of Columbia’s filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, will not be incorporated by reference into any such filings and will not otherwise be deemed to be proxy soliciting materials or to be filed under such Acts.

The Audit Committee consists of the directors listed below. The Board has determined that the membership of the Audit Committee meets the independence requirements as defined under the NASDAQ listing standards.

Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. The independent auditors are responsible for auditing the Company’s financial statements, expressing an opinion as to their conformity with generally accepted accounting principles and annually auditing the Company’s internal control over financial reporting. The Audit Committee is responsible for overseeing Columbia’s financial reporting processes on behalf of the Board. With respect to fiscal year 2017 the Audit Committee has:

(1)
reviewed and discussed the audited financial statements with management, and management represented to the Audit Committee that Columbia’s consolidated financial statements were prepared in accordance with generally accepted accounting principles;

(2)
discussed with Deloitte the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T;

(3)
received from Deloitte the written disclosures and letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and the Audit Committee discussed with Deloitte that firm’s independence;

(4)	discussed with Columbia’s internal and independent accountants the overall scope and plans for their respective audits; and

(5)
met with the internal and independent auditors, with and without management present, to discuss the results of their examinations, the evaluations of Columbia’s internal controls, and the overall quality of Columbia’s financial reporting.

The members of the Audit Committee are not full-time employees of the Company and are not performing the functions of auditors or accountants. As such, it is not the duty or responsibility of the Audit Committee or its members  to conduct “field work” or other types of auditing or accounting reviews or procedures or to set auditor independence standards. Members of the Audit Committee necessarily rely on the information provided to them by management and the independent accountants. Accordingly, the Audit Committee’s considerations and discussions referred to above do not assure that the audits of the Company’s financial statements and internal control over financial reporting have been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that the Company’s auditors are in fact “independent.”

Based on the review and discussions referred to in items (1) through (5) above, the Audit Committee has recommended to the Board that the audited financial statements be included in Columbia’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017 for filing with the SEC.

Audit Committee Members
David A. Dietzler, Chairman
Ford Elsaesser
John P. Folsom
Thomas M. Hulbert
Randal Lund
S. Mae Fujita Numata

PROPOSAL NO. 4

ADVISORY (NON-BINDING) VOTE ON APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Deloitte currently serves as our independent registered public accounting firm, and that firm conducted the audits of our financial statements since the fiscal year ended December 31, 1997. The Audit Committee has appointed Deloitte to serve as the Company’s independent registered public accounting firm to conduct an audit of the financial statements for fiscal year 2018.

Appointment of the Company’s independent registered public accounting firm is not required to be submitted to a vote of our shareholders for approval or ratification. However, upon the recommendation of the Audit Committee, the Board has determined to submit the selection of auditors to our shareholders for an advisory (non- binding) vote. In the event our shareholders do not vote for the appointment, the Audit Committee may reconsider whether to retain Deloitte, and may retain Deloitte or another firm without re-submitting the matter to our shareholders. Even if the appointment is approved, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the Company’s and its shareholders’ best interest.

Representatives of Deloitte are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so. It is also expected that they will be available to respond to appropriate questions.

The Board unanimously recommends that you vote “FOR” the appointment of Deloitte to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2018.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers to send reports of their ownership of our stock to the SEC. We believe that all Section 16(a) filing requirements that apply to our directors and executive officers were complied with for the fiscal year ended December 31, 2017. In making this disclosure we have relied solely on written representations of our directors and executive officers, and copies of the reports that they have filed with the SEC.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions between Columbia or its affiliates and related persons (including directors and executive officers of Columbia and Columbia Bank, or their immediate family) must generally be approved by the Audit Committee, in accordance with the policies and procedures set forth in the Related Persons Transactions Policy adopted by the Board. Under the Related Persons Transaction Policy, a transaction between a “related person” will be consummated only if the Audit Committee, or a majority of the disinterested independent members of the Board, approves or ratifies such transaction in accordance with the guidelines set forth in the policy and if the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party.

During 2017, certain directors and executive officers of Columbia and Columbia Bank, and their immediate family members, were customers of Columbia Bank, and it is anticipated that such individuals will continue to be customers of Columbia Bank in the future. All transactions between Columbia Bank and its executive officers and directors, and their associates, were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons not related to the Company, and, in the opinion of management, did not involve more than the normal risk of collectability or present other unfavorable features.

ANNUAL REPORT TO SHAREHOLDERS AND FORM 10-K

Columbia’s 2017 Annual Report and Form 10-K for the year ended December 31, 2017 (which is not a part of Columbia’s proxy soliciting materials) have been filed with the SEC and are also available on our website. Copies of the 2017 Annual Report and Form 10-K will be furnished to shareholders upon request to:

Investor Relations
P. O. Box 2156, MS 3100
Tacoma, WA 98401-2156
Email: investorrelations@columbiabank.com
(253) 305-1921

Delivery of Documents to Shareholders Sharing an Address

In some cases, only one copy of the proxy statement or Notice, as applicable, is being delivered to multiple shareholders sharing an address unless we have received contrary instructions from one or more of the shareholders. We will deliver promptly, upon written or oral request, a separate copy of the proxy statement or Notice, as applicable, to a shareholder at a shared address to which a single copy of the document was delivered. To request a separate delivery of these materials now or in the future, a shareholder may submit a written or oral request to the Corporate Secretary at the address and number written above. Additionally, any shareholders who are presently sharing an address and receiving multiple copies of the proxy statement, annual reports or the Notice and who would rather receive a single copy of such materials may instruct us accordingly by directing their request to us in the manner provided above.

WE URGE YOU TO VOTE VIA THE INTERNET OR TELEPHONE ACCORDING TO THE INSTRUCTIONS ON THE NOTICE OR REQUEST A PROXY CARD AND SIGN AND RETURN IT WHEN RECEIVED AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON. IF YOU DO ATTEND THE ANNUAL MEETING, YOU MAY THEN WITHDRAW YOUR PROXY. THE PROXY MAY BE REVOKED AT ANY TIME PRIOR TO ITS EXERCISE.

Appendix A

Non-GAAP Financial Measures

The Company considers its core noninterest expense and its ratio to average assets to be important measurements as they more closely reflect the ongoing operating leverage of the Company. Additionally, presentation of this measure and ratio allows readers to compare certain aspects of the Company’s noninterest expense to other organizations. Despite the importance of these measures to the Company, there are no standardized definitions for them and, as a result, the Company’s calculations may not be comparable with other organizations. The Company encourages readers to consider its consolidated financial statements in their entirety and not to rely on any single financial measure.

The following tables reconcile the Company’s calculation of the core noninterest expense and its ratio to average assets:

	Twelve Months Ended December 31,
	2017	2016

Noninterest expense (numerator A)	$291,017	$261,142
Adjustments to arrive at core noninterest expense:
Acquisition-related expenses	(17,196)	(2,727)
Termination of FDIC loss share agreements charge	(2,409)	-
Net cost of operation of OREO and Other Personal Property Owned (OPPO)	(466)	(544)
FDIC clawback liability recovery (expense)	54	(280)
Core noninterest expense (numerator B)	$271,000	$257,591
Average assets (denominator)	$10,134,306	$9,311,621
Noninterest expense to average assets (numerator A / denominator)	2.87%	2.80%
Core noninterest expense to average assets (numerator B / denominator)	2.67%	2.77%

A-1

The Company also considers its core return and its ratio to average assets and average tangible common equity to be important measurements as they more closely reflect the ongoing operating leverage of the Company. Additionally, presentation of these measures and ratios allow readers to compare certain aspects of the Company’s return to other organizations. Despite the importance of these measures to the Company, there are no standardized definitions for them and, as a result, the Company’s calculations may not be comparable with other organizations. The Company encourages readers to consider its consolidated financial statements in their entirety and not to rely on any single financial measure.

The following table reconciles the Company’s calculation of the core return on average assets:

Twelve Months Ended December 31,
2017

Net income	$112,828
Adjustments to arrive at core return:
Acquisition-related expenses	17,196
Gain on sale of merchant card services portfolio	(14,000)
Estimated 2 quarter reduction in merchant services profit	1,688
Tax impact of above adjustments at 35%	(1,710)
Deferred tax asset re-measurement charge	12,210
Core return (numerator)	$128,212
Average assets (denominator)	$10,134,306
Core return on average assets (numerator / denominator)	1.27%

The following table reconciles the Company’s calculation of the core return on average tangible common equity:

Twelve Months Ended December 31,
2017

Net income	$112,828
Adjustments to arrive at core return:
Amortization of intangibles	6,333
Acquisition-related expenses	17,196
Gain on sale of merchant card services portfolio	(14,000)
Estimated 2 quarter reduction in merchant services profit	1,688
Tax impact of above adjustments at 35%	(1,710)
Deferred tax asset re-measurement charge	12,210
Core return (numerator)	$132,328

Average shareholder equity	$1,410,056
Average preferred equity	(67)
Average intangibles	(465,044)
Average tangible common equity (denominator)	$944,945
Tangible core return on average tangible common equity (numerator / denominator)	14.00%

A-2

Appendix B

2018 EQUITY INCENTIVE PLAN OF

COLUMBIA BANKING SYSTEM, INC.

1.	Purpose of the Plan

The purpose of the Plan is to attract and retain the most talented employees and directors available to serve in positions of responsibility with Columbia Banking System, Inc. and its subsidiaries, to provide them with both rewards for exceptional performance and long-term incentives for future so contributions to it and its subsidiaries, and to align their interests with those of its shareholders that they will exert maximum efforts to promote its growth and success for the ultimate benefit of all its shareholders.

The Plan replaces the 2014 Stock Option and Equity Compensation Plan, which was approved by the Company’s stockholders at the 2014 Annual Stockholder Meeting and effective on April 23, 2014, (the “Prior Plan”), for awards granted on or after the date the Plan is approved by the Company’s stockholders (the “Effective Date”).  Awards may not be granted under the Prior Plan beginning on the Effective Date, but the Plan will not affect the terms and conditions of any equity award grants under the Prior Plan (or any predecessor plans) granted prior to the Effective Date. Awards granted prior to the Effective Date shall be governed by the terms applicable to such awards and as in effect prior to the Effective Date. The terms of the Plan are not intended to affect the interpretation of the terms of the Prior Plan for Awards granted prior to the Effective Date. In the event that the Plan is not approved by the Company’s stockholders, the Plan shall be null and void and of no force or effect, but the Prior Plan and the Awards granted thereunder (or under any predecessor plan) on or prior to the Effective Date shall remain in full force and effect.

2.	Definitions

As used herein, the following definitions shall apply:

a.             “Award” means a grant of an Option, Restricted Stock, Restricted Stock Unit (which may or may not include a Dividend Equivalent), Stock Appreciation Right or Cash Award under the Plan.

b.             “Award Agreement” means a written agreement entered into by and between a Grantee and the Company setting forth terms and conditions relating to an Award granted to such Grantee. The agreement shall take such form, and contain such terms and conditions, as shall be determined from time to time by the Committee in its sole discretion.

c.             “Cash Award” means an Award granted as described in Section 7 herein.

d.             “Board” means the board of directors of the Company.

e.             “Cause” means (i) with respect to a Grantee employed pursuant to a written employment, change in control or similar agreement that includes a definition of “Cause,” “Cause” as defined in that agreement or (ii) with respect to any other Grantee, any of the following: (A) dishonesty in performing one’s duties to the Company or a Subsidiary, (B) willful misconduct, or a willful failure to act, with the intent of injuring, or having the effect of injuring, the reputation, business or business relationships of the Company or a Subsidiary, or any of their officers, directors or employees; (C) conviction of a felony or of any crime involving fraud, dishonesty or moral turpitude or that reflects unfavorably on the Company or a Subsidiary; (D) willful or prolonged absence from work or failure for any reason to perform duties as an Employee or Director, unless excused by the Company or a Subsidiary, whichever is the entity for which services are performed; (E) breach of any material terms of an employment or service agreement with the Company or a Subsidiary, including an Award Agreement; or (F) disqualification or bar by any governmental or self-regulatory authority from serving in the capacity required by his or her job description or loss of any governmental or self-regulatory license that is reasonably necessary for such Grantee to perform his or her duties or responsibilities.

f.             “Change in Control” means the first to occur of the following events:

i.
Any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or group) assets from the Company that have a total gross fair market value equal to or more than two-thirds (2/3) of the total gross fair market value of all of the assets of the Company immediately before such acquisitions or acquisitions;

ii.
One person, or more than one person acting as a group, acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than two-thirds (2/3) of the total fair market value or total voting power of the stock of the Company; provided, however, that the event described in this paragraph (ii) will not be deemed to be a Change in Control by virtue of the ownership, or acquisition, of stock of the Company:  (A) by the Company or its Subsidiaries, (B) by any employee benefit plan (or related trust) sponsored or maintained by the Company or its Subsidiaries, (C) by any underwriter temporarily holding securities pursuant to an offering of such securities or (D) pursuant to a Non-Qualifying Transaction as defined in paragraph (iv) of this definition;

iii.
The date a majority of members of the Company’s Directors is replaced during any 12-month period by persons whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election; provided, however, that the appointment or election of any individual initially elected or nominated as a Director as a result of an actual or publicly threatened election contest with respect to Directors or as a result of any other actual or publicly threatened solicitation of proxies by or on behalf of any person other than the Board will be deemed to be not endorsed by the Board; or

iv.
The consummation of a merger, consolidation, reorganization or similar corporate transaction of the Company, unless, following such transaction, (A) the shareholders of the Company immediately prior to such transaction own directly or indirectly immediately following such transaction more than fifty percent (50%) of the combined voting power of the outstanding voting securities of the entity resulting from such transaction (or the ultimate parent entity that has beneficial ownership of at least 95% of the voting power of such resulting entity) (the “Surviving Entity”) in substantially the same proportion as their voting power immediately prior to the transaction; (B) no person (other than any employee benefit plan (or related trust) sponsored or maintained by the Surviving Entity) is or becomes the beneficial owner, directly or indirectly, of 50% or more of the total voting power of the outstanding voting securities of the Surviving Entity and (C) at least a majority of the Surviving Entity’s directors were the Company’s Directors at the time the Board approved such transaction (any transaction that satisfies all of the criteria specified in (A), (B) and (C) of this paragraph is a “Non-Qualifying Transaction”).

g.             “Code” means the Internal Revenue Code of 1986, as amended.

h.             “Common Stock” means the no par value common stock of the Company.

i.              “Committee” has the meaning given such term in Section 4.a.

j.              “Company” means Columbia Banking System, Inc., a Washington corporation.

k.             “Director” means a person elected or appointed as a member of the Board or the board of directors of a Subsidiary.

l.              “Disability” has the meaning given to such term in Code Section 22(e)(3).

m.            “Dividend Equivalent” means, with respect to Restricted Stock Units, an amount equal to the total dollar value of all dividends that would have been paid on the shares of Common Stock covered by the Award between the date of grant of the Restricted Stock Units and the date on which the Restricted Stock Units are settled if such shares of Common Stock had been delivered pursuant to such Award. A Restricted Stock Unit does not include a Dividend Equivalent unless the Award Agreement for the Restricted Stock Unit clearly specifies that it does. Further, a Grantee shall have no right to receive payment of a Dividend Equivalent unless and until the Restricted Stock Unit that includes it Vests and is settled as provided herein.

n.             “Employee” means a person employed by the Company or a Subsidiary.

o.             “Exchange Act” means the Securities Exchange Act of 1934, as amended.

p.             “Fair Market Value” means, as of any date, the value of Common Stock determined as follows:

i.
If the Common Stock is listed on any established stock exchange or a national market system, including without limitation The Nasdaq Stock Market, its Fair Market Value shall be the closing sales price for such stock (or the closing bid price, if no sales were reported) as quoted on such exchange or system for such date (or, if such pricing information is not published for such date, the last date prior to such date for which pricing information is published), as reported in The Wall Street Journal or such other source as the Committee deems reliable;

ii.
If the Common Stock is regularly quoted by recognized securities dealers but selling prices are not reported, its Fair Market Value shall be the mean of the closing bid and asked prices for such stock on such date, as reported in The Wall Street Journal or such other source as the Committee deems reliable; or

iii.
In the absence of an established market for the Common Stock, the Fair Market Value shall be determined in good faith by the Committee and by taking into account such criteria and information as is required to comply with Code Section 409A to the extent applicable.

q.             “Good Reason” means (i) with respect to a Grantee employed pursuant to a written employment, change in control or similar agreement that includes a definition of “Good Reason,” “Good Reason” as defined in that agreement or (ii) with respect to any other Grantee, the occurrence of any of the following in the absence of the Grantee’s written consent:  (A) any material and adverse change in the Grantee’s position or authority with the Company as in effect immediately before a Change in Control, other than an isolated and insubstantial action not taken in bad faith and which is remedied by the Company within 30 days after receipt of notice thereof given by the Grantee; (B) the transfer of the Grantee’s primary work site to a new primary work site that is more than 50 miles from the Grantee’s primary work site in effect immediately before a Change in Control; or (C) a diminution of the Grantee’s base salary in effect immediately before a Change in Control by more than 10%, unless such diminution applies to all similarly situated employees.  If the Grantee does not deliver to the Company a written notice of termination within 60 days after the Grantee has knowledge that an event constituting Good Reason has occurred, the event will no longer constitute Good Reason.  In addition, the Grantee must give the Company 30 days to cure the event constituting Good Reason.

r.             “Grantee” means a person who has been granted an Award.

s.             “Incentive Stock Option” means an Option that qualifies as an “incentive stock option,” as that term is defined in Code Section 422.

t.              “Nonqualified Stock Option” means an Option, other than an Incentive Stock Option.

u.             “Option” means a right granted under the Plan to purchase Common Stock. Options granted under this Plan may be either Incentive Stock Options or Nonqualified Stock Options, and the term means either or both, as the context requires. Each Award Agreement shall state whether an Option subject to the agreement is an Incentive Stock Option or a Nonqualified Stock Option.

v.             “Plan” means this 2018 Equity Incentive Plan of Columbia Banking System, Inc., as amended from time to time.

w.            “Restricted Stock” means a share of Common Stock, issued under the Plan that is subject to such restrictions and conditions as are set forth in the Plan and the related Award Agreement.

x.             “Restricted Stock Unit” means a right granted under the Plan to receive a payment in cash or Common Stock, or a combination of both, as determined by the Committee, with a value equal to the sum of (i) the Fair Market Value, on the date of that the Restricted Stock Unit is settled, of one share of Common Stock per Restricted Stock Unit, and (ii) the Dividend Equivalent, if the Award Agreement for the Restricted Stock Unit clearly specifies that it includes a Dividend Equivalent. If the Committee determines to settle payment in Common Stock, then it may pay cash in lieu of fractional shares.

y.             “SEC” means the U.S. Securities and Exchange Commission.

z.             “Shareholder-Employee” means an Employee who owns, at the time an Incentive Stock Option is granted, stock representing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or a Subsidiary. For this purpose, the attribution of stock ownership rules of Code Section 424(d) shall apply.

aa.          “Stock Appreciation Right” means a right granted under the Plan to receive a payment in cash or Common Stock, or a combination of both, as determined by the Committee, with a value equal to the excess of (i) the Fair Market Value, on the date of exercise of the right, of one share of Common Stock per Stock Appreciation Right, over (ii) the Fair Market Value, on the date of grant of the right, of such share of Common Stock. Such Fair Market Value shall not be increased or otherwise adjusted because of dividends or other distributions paid at any time on or with respect to shares of Common Stock. In addition, the following shall apply to Stock Appreciation Rights: (1) Amounts payable under the Stock Appreciation Right shall not be greater than the excess of the Fair Market Value of Common Stock (disregarding lapse restrictions as defined in Treasury Regulations §1.83-3(i)) on the date the Stock Appreciation Right is granted over the Fair Market Value of the Common Stock (disregarding lapse restrictions as defined in Treasury Regulations §1.83-3(i)) on the date the Stock Appreciation Right is exercised, with respect to the number of shares fixed on or before the date of grant of the Stock Appreciation Right; (2) the Stock Appreciation Right exercise price shall never be less than the Fair Market Value of the underlying stock (disregarding lapse restrictions as defined in Treasury Regulations §1.83-3(i)) on the date the Stock  Appreciation Right is granted; (3) the Stock Appreciation Right shall not include any feature for the deferral of compensation other than the deferral of recognition of income until the exercise of the Stock Appreciation Right, and (4) no Stock Appreciation Right shall be exercisable later than the 10th anniversary date of its grant.

bb.          “Subsidiary” means, (i) in the case of an Incentive Stock Option, a corporation having a relationship with the Company described in Code Section 424(f), and (ii) in the case of any other type of Award, a corporation with which the Company is considered a single employer under Code Section 414(b).

cc.           “Vest” means satisfaction in full of all conditions precedent, imposed by the Plan and the related Award Agreement, to a Grantee’s right to exercise an Option, to hold Restricted Stock free of any obligation to forfeit or retransfer the same to the Company or to receive payments under a Restricted Stock Unit, Stock Appreciation Right or Cash Award.

3.	Stock Subject to Plan and Maximum Awards

a.            General. Subject to the adjustments provided in Section 17, the number of shares of Common Stock that may be made subject to Awards of all types shall be Three Million, Fifty Thousand (3,050,000). The Company shall reserve such shares, to the extent that it deems appropriate from authorized but unissued shares of Common Stock and from shares of Common Stock that have been reacquired by it. Shares of Common Stock subject to Awards that are assumed, converted or substituted under the Plan as a result of the Company’s acquisition of another company (including by way of merger, combination or similar transaction) will not count against the number of shares that may be granted under the Plan.  Available shares under a stockholder approved plan of an acquired company (as appropriately adjusted to reflect the transaction) may be used for Awards under the Plan and do not reduce the maximum number of shares available for grant under the Plan, subject to applicable stock exchange requirements.

b.            Share Counting. Shares of Common Stock that are made subject to an Award of Options, Restricted Stock, Restricted Stock Units (together with any Dividend Equivalent) or Stock Appreciation Rights that will or may be settled in stock shall be counted against the number of shares set forth in Section 3.a, unless and until the Grantee forfeits rights in the Award by failing to satisfy any condition to Vesting; and shares of Common Stock that are made subject to an Award of Restricted Stock Units (together with any Dividend Equivalent) shall not count against such number if, in either case, they are settled in cash. Any shares of Common Stock made subject to an Award shall again become available to be made subject to a new Award if the shares are not issued because the Award is forfeited or cancelled, but shares of

Common Stock shall not again become available under Section 3.a to be made subject to an Award in the case of shares that are (i) used to satisfy a withholding obligation of the Grantee, (ii) tendered to the Company to pay the exercise price or consideration required to be paid with respect to an Award, and (iii) subject to a Stock Appreciation Right, to the extent the Stock Appreciation Right is exercised.

c.             Maximum Awards. The maximum number of shares of Common Stock subject to Incentive Stock Options granted to any one Grantee (other than a non-employee Director) in a calendar year is 100,000.

d.             Non-Employee Director Awards.

i.
For the 12-month period following the first Board meeting after each annual meeting of the Company’s stockholders (beginning after the Company’s 2018 annual meeting of stockholders) (each such 12-month period, the “Annual Period”), each non-employee Director shall receive for service on the Board (1) an annual cash retainer of $35,000, (2) an annual equity retainer of $70,000 and (3) a per-meeting attendance fee of $1,000, in each case increased by 5% per year beginning with the 2019-2020 Annual Period unless the Board determines in its discretion to defer and cumulate any increase (or portion).

ii.
For each Annual Period (beginning after the Company’s 2018 annual meeting of stockholders), the Board may establish a retainer for each non-employee Director chairing or serving on any standing committee of the Board as determined in the discretion of the Board and not exceeding $15,000 per committee, increased by 5% per year beginning with the 2019-2020 Annual Period unless the Board determines in its discretion to defer and cumulate any increase (or portion).

iii.
The Board may at any time provide any Director with a retainer or other fee for service in addition to that provided for in this Section 3.d., including for service as Chair of the Board, on a specific purpose committee or to any Subsidiary or for any other special service, in each case determined in the discretion of the Board.

iv.
Any retainer or fee pursuant to this Section 3.d. may be payable in the form of a Cash Award, Restricted Stock and/or Restricted Stock Unit Award, in such combination and on such terms and conditions as determined in the discretion of the Board.  Unless the Board determines otherwise, (A) no fee or retainer shall be prorated for a partial year served except that a non-employee Director who joins the Board after the annual grant of Restricted Stock and/or Restricted Stock Unit Award to the Board for that year will receive a prorated Award for such year and any Award of Restricted Stock Units shall accrue Dividend Equivalents, which shall be paid in accordance with Section 6.a. of the Plan.

4.	Administration of the Plan

a.            The Committee. The power and authority to administer the Plan is vested in the Personnel and Compensation Committee of the Board and, with respect to Awards to non-employee Directors, the Corporate Governance and Nominating Committee of the Board (each such committee as the context requires is the “Committee”), each of which shall be selected by the Board and shall consist of at least two (2) Directors. Persons selected to the Committee shall satisfy applicable independence criteria of the stock exchange or quotation system on which the Common Stock may then be listed or quoted and be a “non-employee director” within the meaning of Rule 16b-3 promulgated under the Exchange Act. If the Committee does not exist or the Board, for any reason determined by it desires to directly administer the Plan, then the Board may take any action under the Plan that would otherwise be the responsibility of the Committee. Once appointed, the Committee shall continue to serve until otherwise directed by the Board.

b.             Delegation of Responsibilities. Except to the extent prohibited by applicable law or the applicable rules of a stock exchange or quotation system, the Committee may delegate all or some of its power and authority to administer the Plan to one or more of its members, or to any other person or persons selected by it. The Committee may revoke such delegation at any time.

c.             Powers of the Committee. Subject to the terms and conditions explicitly set forth in the Plan, the Committee shall have the authority and discretion to do the following:

i.	determine the persons to whom Awards are to be granted, the times of grant, and the number of shares of Common Stock subject to each Award;

ii.
subject to the terms of this Plan, determine the exercise price for shares of Common Stock to be issued pursuant to the exercise of an Option; the purchase price, if any, of Restricted Stock; the Fair Market Value of Common Stock used to determine the amount required to be paid under a Restricted Stock Unit (if applicable) or Stock Appreciation Right; and whether a Restricted Stock Unit includes a Dividend Equivalent;

iii.	determine all other terms and conditions (which need not be identical between or among Grantees) of each Award;

iv.	modify or amend the terms of any Award previously granted, or grant substitute Options, subject to the provisions of Sections 15 and 20;

v.	cancel or suspend Awards, subject to the provisions of Section 20;

vi.	interpret the Plan and Awards;

vii.	authorize any person or persons to execute and deliver Award Agreements, or to take any other actions deemed by the Committee to be necessary or appropriate, to effectuate the grant of Awards;

viii.	waive any conditions to Vesting; and

ix.	make all other determinations, and take all other actions that the Committee deems necessary or appropriate, to administer the Plan in accordance with its terms and conditions.

All decisions, determinations and interpretations of the Committee relating to the Plan and Awards shall be final and binding upon all persons, including all Grantees and any other persons interested in any Awards, unless otherwise expressly determined by a vote of a majority of the entire Board. No member of the Committee or the Board, or any person to whom the Committee delegates its powers, responsibilities or duties in writing (each, a “Covered Person”) shall be liable to any person (including any Grantee) for any action taken or omitted to be taken with respect to the Plan or any Awards.  Each Covered Person shall be indemnified and held harmless by the Company against and from:

x.
(any loss, cost, liability or expense (including attorneys’ fees) that may be imposed upon or incurred by such Covered Person in connection with or resulting from any action, suit or proceeding to which such Covered Person may be a party or in which such Covered Person may be involved by reason of any action taken or omitted to be taken under the Plan or any Award Agreement, in each case, in good faith; and

xi.
any and all amounts paid by such Covered Person, with the Company’s approval, in settlement thereof, or paid by such Covered Person in satisfaction of any judgment in any such action, suit or proceeding against such Covered Person, provided that the Company will have the right, at its own expense, to assume and defend any such action, suit or proceeding and, once the Company gives notice of its intent to assume the defense, the Company will have sole control over such defense with counsel of the Company’s choice.

The foregoing right of indemnification will not be available to a Covered Person to the extent that a court of competent jurisdiction in a final judgment or other final adjudication, in either case, not subject to further appeal, determines that the acts or omissions of such Covered Person giving rise to the indemnification claim resulted from such

Covered Person’s bad faith, fraud or willful misconduct.  The foregoing right of indemnification will not be exclusive of any other rights of indemnification or coverage to which Covered Persons may be entitled under the Company’s articles of incorporation or bylaws or insurance policies, pursuant to any individual indemnification agreements between such Covered Person and the Company, as a matter of law, or otherwise, or any other power that the Company may have to indemnify such persons or hold them harmless.

d.            Section 16(b) Compliance and Bifurcation of Plan. It is the intention of the Company that the Plan comply in all respects with Rule 16b-3 under the Exchange Act, and the Plan shall be construed in favor of its so complying. If any Plan provision is determined to not comply with such Rule 16b-3, the provision shall be deemed null and void. Notwithstanding any contrary provisions of the Plan, the Board, in its absolute discretion, may bifurcate the Plan so as to restrict, limit or condition the use of any provision of the Plan with respect to Grantees who are officers and directors subject to Section 16(b) of the Exchange Act, without so restricting, limiting, or conditioning the use of such provision of the Plan with respect to other Grantees.

5.	Eligibility

All Employees and Directors are eligible to be selected to be granted an Award. Notwithstanding any contrary provisions of this Plan, a Director who is not also an Employee may not be selected to be granted an Incentive Stock Option.

6.	Granting of Awards

a.             General. Only Employees and Directors selected by the Committee, in its sole discretion, shall be granted Awards. An Award may consist solely of Incentive Stock Options, Nonqualified Stock Options, Restricted Stock, Restricted Stock Units (either including or not including a Dividend Equivalent), Stock Appreciation Rights, Cash Awards or any combination of the foregoing. All Awards are subject to the terms and conditions of the Plan. Notwithstanding any actions taken by the Company in connection with the grant of an Award to any person, such person shall have no rights to or under such Award prior to the time he first performs services as an Employee or Director.  Any Restricted Stock Units that are granted with Dividend Equivalents shall accrue Dividend Equivalents at the time and at the same rate as dividends are paid on shares of Common Stock, which Dividend Equivalents shall be retained by the Company and shall be paid to the Grantee (without interest) if and to the extent that the Restricted Stock Units vest and shall be forfeited if for any reason the Restricted Stock Units are forfeited.  For the avoidance of doubt, no dividends or Dividend Equivalents shall be paid on unvested Awards.

b.             Award Agreement. Each Award shall be evidenced by an Award Agreement that sets forth the terms and conditions of the Award. A person who is granted an Award shall have no rights under the Award unless and until such person duly executes and delivers to the Company an Award Agreement. An Award shall expire, and the Company shall have no further obligations with respect thereto, if the person does not so execute and deliver an Award Agreement within any period of time prescribed by the Company.

c.             Consideration. The Committee shall determine the form and amount, if any, of consideration required to be paid by a Grantee with respect to an Award. Such consideration may take the form of cash, property, shares of Common Stock or services.

d.             Arrangements to Cancel Restricted Stock. The Company may make such arrangements as it deems necessary or appropriate to hold shares of Restricted Stock in escrow until Grantee satisfies all conditions to Vesting and to automatically cancel such shares if Grantee fails to satisfy such conditions.

7.	Cash Awards

a.             Grant of Cash Awards. Subject to the terms of this Plan, Cash Awards (including, without limitation, retainers and meeting-based fees for Directors) may be granted to Grantees in such amounts, and upon such terms, at any time and from time to time, as shall be determined by the Committee.

b.             Value of Cash Awards. Each Cash Award shall have a value as may be determined by the Committee.

c.             Earning of Cash Awards. Each Cash Award shall be subject to such Vesting conditions (which may include performance goals) as determined by the Committee in its discretion.

d.            Form and Timing of Cash Awards. Payment of earned Cash Awards shall be as determined by the Committee and as evidenced by the applicable Award Agreement, which shall in any event be no later than as may be required under Section 409A of the Code.

8.	Vesting of Awards

a.             The Committee may impose any terms and conditions on the Vesting of an Award that it determines to be appropriate, including requiring the Grantee to continue to provide services as an Employee or Director for a specified period of time or to meet performance goals established by the Committee. Such terms and conditions shall be set forth in an Award Agreement.

b.             Unless otherwise provided in an Award, in the event of the death or Disability of a Grantee who at the time of his death or cessation of service due to Disability was an Employee or Director and who was an Employee or Director at all times since the date of grant of (i) a Restricted Stock Award, or (ii) a Restricted Stock Unit Award, then the target number of shares of Restricted Stock and/or Restricted Stock Units, as the case may be, shall Vest upon such death or cessation of services due to Disability.

9.	Exercise and Settlement of Awards

a.            Options. Grantee shall pay the full exercise price for shares of Common Stock purchased under an Option, at the time the Option is exercised, in cash or other consideration of comparable value deemed acceptable by the Committee (including by tendering, by either actual delivery of shares or by attestation, shares of Common Stock acceptable to the Committee and valued at Fair Market Value as of the date of exercise), or in any combination thereof, as determined by the Committee. The Committee may permit a Grantee to elect to pay the exercise price upon the exercise of an Option by irrevocably authorizing a third party to sell shares of Common Stock (or a portion of the shares of Common Stock sufficient to pay the exercise price) acquired upon exercise of the Option and remit to the Company the sale proceeds therefrom sufficient to pay the entire exercise price and any tax withholding resulting from such exercise.

b.             Restricted Stock. The Company shall take such actions as it determines to be reasonably necessary to release Restricted Stock from forfeiture restrictions as soon as practicable after the Restricted Stock Vests.

c.             Other Equity-Based Awards. The Company shall settle payment of any amounts due under a Restricted Stock Unit (together with any Dividend Equivalent that it includes) or Stock Appreciation Right upon exercise of such right by the Grantee; provided, however, that notwithstanding any contrary provisions of the Plan, Restricted Stock Units (together with any Dividend Equivalent that it includes) that become Vested shall be settled by payment of amounts owed thereunder on or before the later of (i) the date that is two and one-half (2 1∕2) months after the end of the Grantee’s first taxable year in which such amounts are no longer subject to a substantial risk of forfeiture, or (ii) the date that is two and one-half (2 1∕2) months after the end of the first taxable year of the person for whom the Grantee performed services in which such amounts are no longer subject to a substantial risk of forfeiture.

d.            Cash Awards. Cash Awards shall be paid as described in Section 7 above.

10.	Terms Applicable to Options

a.             Limit on Value of Options Granted. Subject to Section 3.c. above, any number of Options may be granted from time to time to a person eligible to receive the same hereunder, except that in the case of Incentive Stock Options the aggregate Fair Market Value (determined as of the date each Option is granted) of all shares of Common Stock with respect to which Incentive Stock Options become exercisable for the first time by the Grantee in any one calendar year (under all incentive stock option plans of the Company and all Subsidiaries taken together) shall not exceed $100,000.

b.            Exercise Price. The exercise price for shares of Common Stock subject to an Option shall not be less than 100% of the Fair Market Value of a share of Common Stock as of the date of grant of the Option; provided, however, that in the case of an Incentive Stock Option granted to an Employee who immediately before the grant of such Incentive

Stock Option is a Shareholder-Employee, the Incentive Stock Option exercise price shall be at least 110% of the Fair Market Value of the Common Stock as of the date of grant of the Incentive Stock Option.

c.             Term of Option. No Option granted under the Plan shall in any event be exercisable after the expiration of ten (10) years from the date such Option is granted; provided, however, that in the case an Incentive Stock Option granted to an Employee who immediately before such Incentive Stock Option is granted is a Shareholder-Employee, the term of such Incentive Stock Option shall be for not more than five (5) years from the date such Option is granted. Subject to the foregoing and other applicable provisions of the Plan, the Committee shall determine the term of each Option in its sole discretion.

d.            Exercise During Lifetime of Grantee. During the lifetime of a Grantee, only the Grantee may exercise such Option.

11.	Termination of Employment or Directorship

a.            Unvested Awards. Subject to the provisions of Section 8 above, a Grantee shall forfeit all rights in, to and under all Awards that have not Vested prior to the time the Grantee first ceases to be an Employee or Director. Such forfeiture shall occur without the need for further action by any person.

b.            Vested Restricted Stock Units and Cash Awards. All Restricted Stock Units and Cash Awards that are Vested at the time a Grantee first ceases to be an Employee or Director shall be settled promptly following such event.

c.             Vested Options and Stock Appreciation Rights. Options and Stock Appreciation Rights that are Vested at the time a Grantee first ceases to be an Employee or Director shall terminate on, if not exercised before, the earlier of (i) the same day of the third month after the date of termination of his status as an Employee or Director, or (ii) the expiration date of the Option or Stock Appreciation Right provided in the Award Agreement. Notwithstanding the immediately preceding sentence:

i.
Upon the death of a Grantee who at the time of his death is an Employee or Director, and who has been an Employee or Director at all times since the date of grant of the Option or Stock Appreciation Right, all of such Grantee’s Options and Stock Appreciation Rights that are Vested at the time of his death shall terminate, and may no longer be exercised, on the earlier of (a) one year after such date of death or at such later date as the Committee may set, in its sole discretion; or (b) the expiration date of the Option or Stock Appreciation Right provided in the Award Agreement, except that if the expiration date should occur during the 90-day period immediately following the Grantee’s death, then the Option or Stock Appreciation Right shall terminate, and may no longer be exercised, at the end of such 90-day period. The Option or Stock Appreciation Right shall be exercisable at any time prior to such termination by the Grantee’s estate, or by any person or persons who acquire the right to exercise the Option or Stock Appreciation Right by bequest, inheritance or otherwise by reason of the death of the Grantee;

ii.
If a Grantee ceases to be an Employee or Director at any time during the term of his or her Option or Stock Appreciation Right by reason of a Disability and the Grantee has been an Employee or Director at all times since the date of grant of the Option or Stock Appreciation Right, an Option or Stock Appreciation Right that is Vested at such time shall terminate, and may no longer be exercised, on the earlier of (i) one year after the date the Grantee ceases to be an Employee or Director, or (ii) the expiration date of the Option or Stock Appreciation Right provided in his or her Award Agreement;

iii.
If a Grantee ceases to be an Employee or Director for Cause, then all Options and Stock Appreciation Rights that are Vested at such time shall terminate, and may no longer be exercised, immediately upon his or her ceasing to be an Employee or Director; and

iv.
Nonqualified Stock Options and Stock Appreciation Rights granted to a person who is a Director but who ceases thereafter to be a Director (other than due to death or Disability or Cause) shall expire at such time as the Committee shall determine, but in no event more than six (6) months after the person ceases to be a Director, and shall otherwise be exercisable on such terms and conditions as the Committee shall determine.

d.             Permitted Absences From Work. A person shall not be treated as ceasing to be an Employee or Director if the interruption of his or her services as such is caused by military leave, sick leave or any other bona fide leave of absence approved by the Company or a Subsidiary, whichever is the entity for which the person primarily performs services; provided, however, that in the case of Incentive Stock Options, the foregoing is subject to any restrictions of laws or regulations applicable to such Options.

12.	Compliance with Applicable Law and Clawback Policies

a.             Shares of Common Stock shall not be issued pursuant to the Plan or any Award granted hereunder, unless the issuance and delivery of the shares will not violate, and can otherwise be done in a manner that complies with, the provisions of applicable law (including, without limitation, the Securities Act of 1933, as amended, and the Exchange Act), and the rules regulations of any stock exchange or quotation system on which the Common Stock may then be listed or quoted. Issuance of shares of Common Stock is further subject to the approval of counsel for the Company with respect to such compliance. Notwithstanding anything to the contrary, the Company will not be required to make any payment or grant any Award under the Plan or any Award Agreement that would otherwise be a prohibited golden parachute payment within the meaning of Section 18(k) of the Federal Deposit Insurance Act.

b.            If the Committee at any time determines that any consent is necessary or desirable as a condition of, or in connection with, the granting of any Award, the delivery of shares of Common Stock or the delivery of any cash, securities or other property under the Plan, or the taking of any other action thereunder (each such action a “Plan Action”), then, subject to Section 22 such Plan Action will not be taken, in whole or in part, unless and until such consent will have been effected or obtained to the full satisfaction of the Committee.  The Committee may direct that any certificate evidencing shares of Common Stock delivered pursuant to the Plan will bear a legend setting forth such restrictions on transferability as the Committee may determine to be necessary or desirable, and may advise the transfer agent to place a stop transfer order against any legended shares.  The term “consent” for this purpose shall include (i) any listings, registrations, qualifications, consents or approvals upon or by any securities exchange or governmental agency or regulatory body, (ii) other consents or authorizations required to comply with applicable law or (iii) any consents by the Grantee to any restrictions on the shares of Common Stock or other property delivered under the Plan.  Nothing herein will require the Company to list, register or qualify the Shares on any securities exchange.

c.             Awards under the Plan will be subject to any clawback or recapture policy that the Company may adopt from time to time to the extent provided in such policy and, in accordance with such policy, may be subject to the requirement that the Awards be repaid to the Company after they have been distributed to the Grantee.

13.	Tax Compliance

The Company, in its sole discretion, may take any actions that it deems to be necessary or advisable to comply with all tax reporting and withholding requirements applicable to Awards under applicable law, including, but not limited to, withholding or causing to be withheld from any form of compensation or other amount due a Grantee such amounts as the Company determines is required to be withheld.  Notwithstanding anything to the contrary contained herein, in no event will the Company be liable to a Grantee on account of an Award’s failure to (a) qualify for favorable United States or foreign tax treatment or (b) avoid adverse tax treatment under United States or foreign law, including, without limitation, Section 409A.

14.	Non-Transferability

No Award or rights under an Award may be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner, other than by will or by the laws of descent or distribution if permitted herein. Shares of Restricted Stock may be sold, pledged, assigned, hypothecated, transferred, or disposed of only after such shares Vest and are released from forfeiture restrictions in accordance with Section 9.b. and only in compliance with the Company’s policies as in effect from time to time.

15.	Change in Control

a.             Except as otherwise provided in the Award Agreement, in the event of a Change in Control, then all Awards (including Awards subject to performance-vesting conditions) shall immediately Vest as of the date of the closing of such transaction, unless the Committee elects to Vest the Awards as of an earlier date. Notwithstanding the immediately preceding sentence, if the surviving, successor or acquiring corporation in the transaction (or its parent) agrees to replace Awards with rights to its equity that confer substantially the same benefits as those represented by the Awards, as determined by the Committee, then the Awards shall not Vest but shall be so replaced. The Committee shall notify each Grantee in writing of any action to Vest or replace Awards hereunder not less than twenty (20) days prior to the expected closing date of the transaction that prompts such action.  Unless the Committee determines otherwise or as otherwise provided in the applicable Award Agreement, if a Grantee’s Employment is terminated by the Company or any successor entity thereto without Cause, or the Grantee resigns his or her Employment for Good Reason, in either case, on or within two (2) years after a Change in Control, (i) each Award granted to such Grantee prior to such Change in Control will become fully vested (including the lapsing of all restrictions and conditions) and, as applicable, exercisable, and (ii) any Shares deliverable pursuant to Restricted Stock Units will be delivered promptly (but no later than 15 days) following such Grantee’s termination of employment.

b.             Unless the Committee determines otherwise, as of the Change in Control date, any outstanding Awards that are subject to performance-vesting conditions shall be deemed earned at the greater of the target level and the actual performance level as of the date of the Change in Control with respect to all open performance periods and will cease to be subject to any further performance conditions.  Such Awards will continue to be subject to time-based vesting following the Change in Control in accordance with the original performance period except as provided in Section 15.a. or as determined by the Committee in accordance with Section 15.c.

c.             In the event of a Change in Control, a Grantee’s Award will be treated, to the extent determined by the Committee to be permitted under Section 409A, in accordance with one or more of the following methods as determined by the Committee in its sole discretion: (i) settle such Awards for an amount of cash or securities equal to their value, where in the case of stock options and stock appreciation rights, the value of such awards, if any, will be equal to their in-the-money spread value (if any), as determined in the sole discretion of the Committee; (ii) provide for the assumption of or the issuance of substitute awards that will substantially preserve the otherwise applicable terms of any affected Awards previously granted under the Plan, as determined by the Committee in its sole discretion; (iii) modify the terms of such awards to add events, conditions or circumstances (including termination of Employment within a specified period after a Change in Control) upon which the vesting of such Awards or lapse of restrictions thereon will accelerate; or (iv) provide that for a period of at least 20 days prior to the Change in Control, any stock options or stock appreciation rights that would not otherwise become exercisable prior to the Change in Control will be exercisable as to all Shares subject thereto (but any such exercise will be contingent upon and subject to the occurrence of the Change in Control and if the Change in Control does not take place within a specified period after giving such notice for any reason whatsoever, the exercise will be null and void) and that any stock options or stock appreciation rights not exercised prior to the consummation of the Change in Control will terminate and be of no further force and effect as of the consummation of the Change in Control.  In the event that the consideration paid in the Change in Control includes contingent value rights, earnout or indemnity payments or similar payments, then the Committee will determine if Awards settled under clause (i) above are (a) valued at closing taking into account such contingent consideration (with the value determined by the Committee in its sole discretion) or (b) entitled to a share of such contingent consideration.  For the avoidance of doubt, in the event of a Change in Control where all Options and Stock Appreciation Rights are settled for an amount (as determined in the sole discretion of the Committee) of cash or securities, the Committee may, in its sole discretion, terminate any Stock Option or Stock Appreciation Right for which the exercise price is equal to or exceeds the per share value of the consideration to be paid in the Change in Control transaction without payment of consideration therefor.  Similar actions to those specified in this Section 15 may be taken in the event of a merger or other corporate reorganization that does not constitute a Change in Control.

16.	Rights as a Shareholder

No person shall have any rights as a shareholder by reason of an Award until and unless the Company actually issues and delivers shares of Common Stock to such person pursuant to the Award. In the case of Restricted Stock, the Grantee thereof shall have all the rights of a shareholder (including voting and liquidation rights) with respect to shares of Restricted Stock that are issued and delivered to the Grantee, until such shares are forfeited or reacquired by the Company in accordance with the terms of the Award.  Notwithstanding the foregoing, all ordinary cash dividends or other ordinary distributions paid upon any share of Restricted Stock during the period of restriction shall be retained by the Company and shall be paid to the Grantee (without interest) if and to the extent that the Award of Restricted Stock vests and shall revert back to the Company if for any reason the share of Restricted Stock upon which such dividends or other distributions were paid reverts back to the Company.  Any extraordinary dividends or other extraordinary distributions shall be treated in accordance with Section 17.  If any such dividends or distributions are paid in Shares, such Shares shall automatically be subject to the same restrictions and conditions as the shares of Restricted Stock with respect to which they were paid.

17.	Adjustments on Change in Capitalization

Subject to any required action by the shareholders of the Company, the number of shares of Common Stock subject to Awards, the number of shares of Common Stock available for grants under additional Awards, the exercise price for shares of Common Stock specified in each outstanding Option or Stock Appreciation Right, the value of Common Stock used to determine amounts required to be paid under Restricted Stock Units (together with any Dividend Equivalent that it includes) and Stock Appreciation Rights and the individual Grantee limitations set forth in Section 3.c. shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split or other subdivision or consolidation of shares, the payment of any extraordinary cash or stock dividend on the Common Stock or any other increase or decrease in the number of such shares of Common Stock effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” The Committee shall make such adjustments and its determination in that respect shall be final, binding and conclusive. No Incentive Stock Option shall be adjusted by the Committee pursuant to this Section 17 in a manner that causes the Incentive Stock Option to fail to continue to qualify as an “incentive stock option” within the meaning of Code Section 422. Except as otherwise expressly provided in this Section 17, no Grantee shall have any rights by reason of any stock split or other subdivision or consolidation of shares, any payment of an extraordinary cash or stock dividend, or any other increase or decrease in the number of such shares of Common Stock. Except as otherwise expressly provided in this Section 17, any issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall not affect the number of shares or price of Common Stock subject to any Award, and no adjustments in Awards shall be made by reason thereof. The grant of an Award shall not affect in any way the right or power of the Company to adjust, reclassify, reorganize or change its capital or business structure.

18.	Term of the Plan

The Plan shall become effective on the earlier of the date it is (i) adopted by the Board; or (ii) approved by the shareholders. Revisions and amendments to the Plan requiring the approval of shareholders of the Company, as described in Section 20, shall be effective when approved by the shareholders. Subject to Section 20, the Plan shall have a term of 10 years following the date of shareholder approval. In the event the Plan terminates or is terminated as provided in this Section 18 or Section 20, it shall remain in effect with respect to any Awards granted under it that are outstanding at the time of such termination.

19.	No Right to Employment

Neither the adoption of the Plan nor the granting of an Award shall (i) confer upon any person a right to be employed by or to provide services to the Company or any Subsidiary, or to continue such employment or service; or (ii) interfere in any way with the right of a person, or the right of the Company or a Subsidiary, to terminate such employment relationship or service at any time.

20.	Amendment or Early Termination of the Plan

a.             Amendment or Early Termination. The Board may terminate the Plan at any time. The Board may amend the Plan from time to time in such respects as the Board deems advisable, except that, without proper approval of the shareholders of the Company, no such revision or amendment shall:

i.	increase the number of shares of Common Stock subject to the Plan, other than in connection with an adjustment under Section 17; or

ii.
otherwise modify the Plan in a manner that would require shareholder approval under any applicable laws or regulations or the rules of any stock exchange or quotation system on which the Common Stock may then be listed or quoted.

Subject to the foregoing, it is specifically intended that the Board or Committee may amend the Plan without shareholder approval to comply with legal, regulatory, and stock exchange or quotation system requirements and to avoid unanticipated consequences deemed by the Committee to be inconsistent with the purposes of the Plan or any Award Agreement.

b.            Modification and Amendment of Awards. The Board or Committee may modify or amend outstanding Awards granted under the Plan; provided, however that the modification or amendment shall not, without the consent of the Grantee, materially impair or diminish any of the Grantee’s rights or any of the obligations of the Company under such Award. Except as otherwise provided in this Plan, no outstanding Award shall be terminated without the consent of the Grantee. Unless the Grantee otherwise agrees, any changes or adjustments made to outstanding Incentive Stock Options granted under this Plan shall be prospective only and shall be made in a manner that will not constitute a “modification,” as defined in Code Section 424(h), and will not cause such Incentive Stock Options to fail to qualify as “incentive stock options” under Code Section 422.

c.             Re-pricing or Repurchase of Options and Stock Appreciation Rights. The exercise price of outstanding Options and Stock Appreciation Rights may not be changed, and the Company may not make an offer to purchase outstanding Options or Stock Appreciation Rights for cash or exchange outstanding Options or Stock Appreciation Rights for other securities, at a time when the exercise price of the outstanding Options or Stock Appreciation Rights exceeds the Fair Market Value of the Common Stock covered by the Options or Stock Appreciation Rights, except (i) with the approval of shareholders of the Company, or (ii) as otherwise required or permitted in the Plan.

21.	Nature of Awards; Other Payments or Awards

All Awards are unfunded and unsecured obligations of the Company. Any bookkeeping entries maintained by the Company with respect to Awards are merely for the convenience of the Company. The Company is not required to segregate any assets that may at any time represent an Award and no Grantee or other person shall have any rights or interests in any particular assets of the Company by reason of an Award. A Grantee is a mere general unsecured creditor of the Company with respect to an Award. Nothing contained in the Plan will be deemed in any way to limit or restrict the Company from making any award or payment to any person under any other plan, arrangement or understanding, whether now existing or hereafter in effect.

22.	IRC Section 409A

The provisions of this Plan are intended to comply with Section 409A of the Code, U.S. Treasury regulations issued thereunder, and related U.S. Internal Revenue Service guidance (“Section 409A”). Such provisions will be interpreted and applied in a manner consistent with Section 409A so that payments and benefits provided to Employee hereunder will not, to the greatest extent possible, be subject to taxation under such Section 409A. Notwithstanding any contrary provisions hereof, this Plan may be amended if and to the extent the Company determines that such amendment is necessary to comply with Section 409A.  Without limiting the generality of this Section 22, with respect to any Award made under the Plan that is intended to be “deferred compensation” subject to Section 409A:

a.             Any payment due upon a Grantee’s termination of employment will be paid only upon such Grantee’s separation from service from the Company within the meaning of Section 409A;

b.             Any payment due upon a Change in Control of the Company will be paid only if such Change in Control constitutes a “change in ownership” or “change in effective control” within the meaning of Section 409A, and in the event that such Change in Control does not constitute a “change in the ownership” or “change in the effective control” within the meaning of Section 409A, such Award will vest upon the Change in Control and any payment will be delayed until the first compliant date under Section 409A;

c.             Any payment to be made with respect to such Award in connection with the Grantee’s separation from service from the Company within the meaning of Section 409A (and any other payment that would be subject to the limitations in Section 409A(a)(2)(B) of the Code) will be delayed until six months after the Grantee’s separation from service (or earlier death) in accordance with the requirements of Section 409A;

d.            To the extent necessary to comply with Section 409A, any other securities, other Awards or other property that the Company may deliver in lieu of Shares in respect of an Award will not have the effect of deferring delivery or payment beyond the date on which such delivery or payment would occur with respect to the Shares that would otherwise have been deliverable (unless the Committee elects a later date for this purpose in accordance with the requirements of Section 409A);

e.             With respect to any required consent described in Section 12(b) or the applicable Award Agreement, if such consent has not been effected or obtained as of the latest date provided by such Award Agreement for payment in respect of such Award and further delay of payment is not permitted in accordance with the requirements of Section 409A, such Award or portion thereof, as applicable, will be forfeited and terminate notwithstanding any prior earning or vesting;

f.             If the Award includes a “series of installment payments” (within the meaning of Section 1.409A-2(b)(2)(iii) of the Treasury Regulations), the Grantee’s right to the series of installment payments will be treated as a right to a series of separate payments and not as a right to a single payment;

g.            If the Award includes Dividend Equivalents, the Grantee’s right to the Dividend Equivalents will be treated separately from the right to other amounts under the Award; and

h.            For purposes of determining whether the Grantee has experienced a separation from service from the Company within the meaning of Section 409A, “subsidiary” will mean a corporation or other entity in a chain of corporations or other entities in which each corporation or other entity, starting with the Company, has a controlling interest in another corporation or other entity in the chain, ending with such corporation or other entity.  For purposes of the preceding sentence, the term “controlling interest” has the same meaning as provided in Section 1.414(c)-2(b)(2)(i) of the Treasury Regulations, provided that the language “at least 20 percent” is used instead of “at least 80 percent” each place it appears in Section 1.414(c)-2(b)(2)(i) of the Treasury Regulations.

23.	Non-Uniform Determinations; Waiver of Claims; No Third-Party Beneficiaries

a.             The Committee’s determinations under the Plan and Award Agreements need not be uniform and any such determinations may be made by it selectively among persons who receive, or are eligible to receive, Awards under the Plan (whether or not such persons are similarly situated).  Without limiting the generality of the foregoing, the Committee will be entitled, among other things, to make non-uniform and selective determinations under Award Agreements, and to enter into non-uniform and selective Award Agreements, as to (a) the persons to receive Awards, (b) the terms and provisions of Awards and (c) whether a Grantee’s employment has been terminated for purposes of the Plan.

b.             Each Grantee of an Award recognizes and agrees that before being selected by the Committee to receive an Award the Grantee has no right to any benefits under the Plan.  Accordingly, in consideration of the Grantee’s receipt of any Award hereunder, the Grantee expressly waives any right to contest the amount of any Award, the terms of any Award Agreement, any determination, action or omission hereunder or under any Award Agreement by the Committee, the Company or the Board, or any amendment to the Plan or any Award Agreement (other than an amendment to the Plan or an Award Agreement to which his or her consent is expressly required by the Plan or the express terms of an Award Agreement).  Nothing contained in the Plan, and no action taken pursuant to its provisions, will create or be construed to create a trust of any kind or a fiduciary relationship between the Company and any Grantee. The Plan is not intended to be subject to the Employee Retirement Income Security Act of 1974, as amended.

c.             Except as expressly provided in an Award Agreement, neither the Plan nor any Award Agreement will confer on any person other than the Company and the Grantee of any Award any rights or remedies thereunder.  The exculpation and indemnification provisions of Section 4.c. will inure to the benefit of a Covered Person’s estate and beneficiaries and legatees.

24.	Construction of Certain Terms

The term “Section” or “Sections,” as used herein, shall mean a Section or Sections of this Plan, unless otherwise required by the context. As required by the context (i) the masculine form of words shall include the feminine, and vice-versa, and (ii) the singular form of words shall include the plural form, and vice-versa.

25.	Governing Law

This Plan and any agreements or other documents hereunder shall be interpreted and construed in accordance with the laws of the State of Washington and applicable Federal law. Any reference in this Plan or in any Award Agreement to a provision of law or to a rule or regulation shall be deemed to include any successor law, rule or regulation of similar effect or applicability.

* * * * *

CERTIFICATE OF ADOPTION

I certify that the foregoing Plan was duly adopted by the Board of Directors of Columbia Banking System, Inc. on March 28, 2018 and duly approved by the shareholders of Columbia Banking System, Inc. on May 23, 2018.

Cathleen Dent, Assistant Secretary

Columbia Banking System, Inc c/o Broadridge PO Box 1342 Brentwood, NY 11717 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY The Board of Directors recommends you vote FOR the following: Election of Directors Nominees 1a David A. Dietzler 0 0 0 For Against Abstain 0 0 0 1a David A. Dietzler 0 0 0 1b Craig D. Eerkes 0 0 0 1c Ford Elsaesser 0 0 0 1d Mark A. Finkelstein 0 0 0 1e John P. Folsom 1f Eric Forrest 1g Thomas M. Hulbert 1h Michelle M. Lantow 1i Randal Lund 1j S. Mae Fujita Numata 0 0 0 1k Hadley S. Robbins 0 0 0 For Against Abstain 1l Elizabeth W. Seaton  0 0 0 1m Janine Terrano 0 0 0 1n William T. Weyerhaeuser 0 0 0 The Board of Directors recommends you vote FOR proposals 2, 3 and 4. For Against Abstain 2. To approve the 2018 Equity Incentive Plan. 0 0 0 3. To vote on an advisory (non-binding) resolution to approve the compensation of Columbia's named executive officers. 0 0 0 4. To vote on an advisory (non-binding) resolution to appoint Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year ending December 31, 2018. 0 0 0 Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.
Signature [PLEASE SIGN WITHIN BOX] Date
Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, AR/10K is/are available at www.proxyvote.com. COLUMBIA BANKING SYSTEM, INC. Annual Meeting of Shareholders May 23 2018 1:00 PM This proxy is solicited by the Board of Directors The undersigned shareholder of COLUMBIA BANKING SYSTEM, INC. ("Columbia") hereby nominates, constitutes and appoints William T. Weyerhaeuser and Hadley S. Robbins, and each of them (with full power to act alone), the true and lawful attorneys and proxies, each with full power of substitution, for me and in my name, place and stead, to act and to vote all of the common stock of Columbia standing in my name and on its books on March 26, 2018, at the Annual Meeting of Shareholders to be held at The Greater Tacoma Convention and Trade Center, 1500 Broadway, Tacoma, Washington, at 1:00 PM, and at any adjournment thereof, with all the powers the undersigned would possess if personally present, as shown on the reverse side. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders for the May 23, 2018 Annual Meeting, and the accompanying documents forwarded therewith, and ratifies all lawful action taken by the above-named attorneys and proxies. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS SPECIFIED ON THE REVERSE SIDE OR, IF NO CHOICE IS SPECIFIED, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF ALL NOMINEES LISTED AND "FOR" PROPOSALS 2, 3 AND 4. Continued and to be signed on reverse side

*** Exercise Your Right to Vote *** Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on May 23, 2018 COLUMBIA BANKING SYSTEM,INC. Columbia Banking System, Inc c/o Broadridge PO Box 1342 Brentwood, NY 11717 Meeting Information  Meeting Type:  Annual Meeting  For holders as of: March 26, 2018  Date: May 23, 2018Time: 1:00 PM PDT Location:The Greater Tacoma Convention and Trade Center 1500 Broadway Tacoma, Washington You are receiving this communication because you hold shares in the above named company. This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at www.proxyvote.com or easily request a paper copy (see reverse side). We encourage you to access and review all of the important information contained in the proxy materials before voting. See the reverse side of this notice to obtain proxy materials and voting instructions.

Before You Vote How to Access the Proxy Materials Proxy Materials Available to VIEW or RECEIVE: 1. Notice & Proxy Statement 2. AR/10K How to View Online: Have the information that is printed in the box marked by the arrow (located on the following page) and visit: www.proxyvote.com. How to Request and Receive a PAPER or E-MAIL Copy: If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request: 1) BY INTERNET: www.proxyvote.com 2) BY TELEPHONE: 1-800-579-1639 3) BY E-MAIL*: sendmaterial@proxyvote.com * If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked by the arrow (located on the following page) in the subject line.   0000377689_2 R1.0.1.17 1. Notice & Proxy Statement 2. AR/10K Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. Please make the request as instructed above on or before May 09, 2018 to facilitate timely delivery. How To Vote Please Choose One of the Following Voting Methods  Vote In Person: Many shareholder meetings have attendance requirements including, but not limited to, the possession of an attendance ticket issued by the entity holding the meeting. Please check the meeting materials for any special requirements for meeting attendance. At the meeting, you will need to request a ballot to vote these shares. Vote By Internet: To vote now by Internet, go to www.proxyvote.com. Have the information that is printed in the box marked by the arrow available and follow the instructions. Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a proxy card.

Voting items The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees 1a David A. Dietzler 1b Craig D. Eerkes 1c Ford Elsaesser 1d Mark A. Finkelstein 1e John P. Folsom 1f Eric Forrest 1g Thomas M. Hulbert 1h Michelle M. Lantow 1i Randal Lund 1j S. Mae Fujita Numata 1k Hadley S. Robbins 1l Elizabeth W. Seaton 1m Janine Terrano 1n William T. Weyerhaeuser The Board of Directors recommends you vote FOR proposals 2, 3 and 4. 2. To approve the 2018 Equity Incentive Plan. 3. To vote on an advisory (non-binding) resolution to approve the compensation of Columbia's named executive officers. 4. To vote on an advisory (non-binding) resolution to appoint Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year ending December 31, 2018. NOTE: Such other business as may properly come before the meeting or any adjournment thereof.